As filed with the Securities and Exchange Commission on July 3, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

____________________________

FORM S-1
 REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SUNSET SUITS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	2320	26-1516905
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

ul. Garbary 57, 61-758 Poznań, Poland

Telephone Number of Registrant’s Principal Executive Offices

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

 ____________________________

Mirosław Kranik ul. Garbary 57, 61-758 Poznań, Poland +48 (61) 642 40 04

Copies to:

Louis A. Bevilacqua, Esq. Joseph R. Tiano, Esq. Thelen Reid Brown Raysman & Steiner LLP 701 8th Street, N.W., Washington, D.C. 20001 +1 202 508 4000

(Names, addresses and telephone numbers of agents for service)

____________________________

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(3)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.001 par value, including common stock purchase rights appurtenant thereto	5,128,217	$3.12	$16,000,037	$628.80

(1)

In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended, based on the last private sales price for shares of common stock of the Registrant as there is currently no public market price for the Registrant’s common stock.

(3)

Represents 5,128,217 shares of the Registrant’s common stock being offered by the selling stockholders named in the Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

 PROSPECTUS

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated July 3, 2008

SUNSET SUITS HOLDINGS, INC.

5,128,217 Shares of Common Stock

This prospectus relates to 5,128,217 shares of common stock of Sunset Suits Holdings, Inc. that may be sold from time to time by the selling stockholders named in this prospectus.

We will not receive any proceeds from the sales by the selling stockholders.

Our common stock is not listed on any principal market, nor is it quoted on any securities quotation system.  Therefore, there is no reported sales price per share of our common stock as of the date of this prospectus.

The selling stockholders will sell our shares at a price per share equal to $3.12 until our shares are quoted on the Over-the-Counter Bulletin Board, and thereafter at prevailing market prices or at privately negotiated prices.

Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers may be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any commissions or discounts given to any such broker-dealer or affiliate of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.  The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 8 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is _____________, 2008.

TABLE OF CONTENTS

SUMMARY	1
RISK FACTORS	8
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	14
USE OF PROCEEDS	15
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	15
DIVIDEND POLICY	15
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	16
CORPORATE STRUCTURE AND HISTORY	27
OUR BUSINESS	29
MANAGEMENT	39
EXECUTIVE COMPENSATION	40
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS; DIRECTOR INDEPENDENCE	41
PRINCIPAL AND SELLING STOCKHOLDERS	42
DESCRIPTION OF CAPITAL STOCK	49
SHARES ELIGIBLE FOR FUTURE SALE	50
PLAN OF DISTRIBUTION	52
LEGAL MATTERS	54
EXPERTS	54
WHERE YOU CAN FIND MORE INFORMATION	54

You should only rely on the information contained in this prospectus.  We have not, and the selling stockholders have not, authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

i

SUMMARY

The items in the following summary are described in more detail later in this prospectus.  This summary provides an overview of selected information and does not contain all the information you should consider.  Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements, the notes thereto and matters set forth under “Risk Factors.”

Overview

We are a designer and retailer of high quality menswear based in Poland.  Our merchandise includes suits, sport coats, slacks, dress shirts and ties.  We offer an assortment of styles and maintain a broad selection of fabrics, colors and sizes.  We manufacture our menswear through our subsidiary, Fashion Service Sp. z o.o., or Fashion Service, and we also purchase some of our inventory from third party suppliers.

We distribute our clothing primarily through our sales outlets, which we operate, and which are dedicated exclusively to the sale of our clothing.  As of March 31, 2008, our operations included 74, and as of May 31, 2008, 87, domestic retail stores located in Poland with total retail space of approximately 11,689 square meters.  Our sales outlets are located mainly in larger shopping centers in urban areas with populations in excess of 50,000 people.  All of our Polish sales outlets are leased.  We believe our sales outlets set, reinforce and capitalize on the image and distinct sensibility of our brand and provide a shopper-friendly environment.  The display of our merchandise in our sales outlets varies depending upon the selling season and the size and location of the store.  Generally, our sales outlets are leased for initial periods ranging from 5 to 10 years with renewal options for an additional 5 years.  The outlets range in size from 60 square meters to 255 square meters.

Mirosław Kranik, our significant stockholder and Chief Executive Officer, owns 17 additional retail stores in Lithuania, Latvia, Estonia and the Czech Republic.  We have entered into an agreement to acquire these additional stores from Mr. Kranik for nominal consideration and we expect to consummate the acquisition of these stores before the end of 2008.

We target our sales to men in the 18 to 35 year-old age group, one of the most rapidly developing demographics in our industry.  Our products are targeted toward consumers of business attire, consumers who are purchasing attire for special events, and consumers who are shopping for “smart” casual attire.

Because we concentrate on men’s business attire, which is characterized by infrequent and more predictable fashion changes, we believe that we are not as exposed to trends typical of more fashion-forward apparel retailers, where significant markdowns and promotional pricing are more common.  In addition, because our inventory mix includes “business casual” merchandise, we are able to meet demand for such products resulting from the trend over the past decade toward more relaxed dress codes in the workplace.  We believe that the quality and selection we provide to our customers have been significant factors in enabling us to consistently gain market share in Poland.

We market our clothing principally through the direct efforts of our in-house sales staff.  We had 379 sales personnel as of March 31, 2008.  As of May 31, 2008, the sales personnel amounted to 426 persons.  We believe we provide a superior level of customer service relative to our competitors.  Additionally, our in-store salespersons are trained as clothing consultants to provide customers with assistance and advice on their apparel needs, including product style, color coordination, fabric choice and garment fit.  We encourage our sales staff to be friendly and knowledgeable.

Fashion Service, our wholly-owned subsidiary, is the primary designer, manufacturer and supplier for both our domestic and international retail operations.  We select our designers on the basis of their understanding of the retail industry and their ability to understand what consumers desire and which designs are most likely to be commercially viable.  We maintain a staff of designers and merchandisers who are supported by a staff of design professionals.  Our design staff designs substantially all of our products using computer aided design stations, which provide timely translation of designs into sample depictions varying in color, cut and style.  We conduct the manufacturing of our merchandise primarily at our factory in Krzyżanowo, Poland.  We have approximately 442 employees working in our manufacturing facilities.

Our principal raw material is fabric, including woolens, cottons, polyester and blends of wool and polyester.  Approximately 90% of the raw materials that we purchased in 2007 were purchased from foreign mills, including mills in China, Korea and Europe.  Purchases from foreign mills, especially with respect to higher quality fabrics, reflect enhanced diversity of available styles relative to Polish-sourced fabric.  Purchases from our largest fabric supplier represented 45% of our total fabric requirements in 2007, compared to 40% in 2006.  No other supplier accounted for over 25% of our 2007 total raw material requirements.  As is customary in the industry, we have no long-term contracts with our suppliers.

We operate under substantial time constraints in producing our products.  In order to deliver, in a timely manner, merchandise that reflects current trends, we attempt to schedule a substantial portion of our raw material commitments relatively late in the production cycle, thereby favoring suppliers able to make quick adjustments in response to changing production needs.  Since we operate our own manufacturing facilities, we do not have the same obligations to secure advance production facilities that face other companies in the clothing industry.

For the fiscal year ended December 31, 2007, we had net sales of $33 million compared to net sales of $26 million for the fiscal year ended December 31, 2006, an increase of 26%.  Approximately 60% of this increase, however, results from the increase in value of the PLN compared to the USD from 2006 to 2007.

We compete with several designers and manufacturers of apparel, domestic and foreign.  Our ability to continuously evaluate and respond to changing consumer demands and tastes, across multiple markets, is critical to our success.  We emphasize fashion, quality and service in engaging in the apparel business.  Our business depends on our ability to shape, stimulate, and respond to changing consumer trends and demands by producing innovative, attractive and exciting clothing as well as on our ability to remain competitive in the areas of quality and price.

Our Industry

Overview of the Global Apparel Industry

Sales of menswear are spread relatively equally over Europe, USA and the Asia Pacific Region. According to SMI-ATI Federazione Imprese Tessili e Moda Italiane, or SMI-ATI, clothing sales in Europe represent approximately 28.4% of global clothing sales.  Approximately 90% of these sales derive from countries in Europe other than Hungary, the Czech Republic, Poland and Russia. Sales of menswear in Poland are the highest in Central Europe, constituting 2.1% of total European sales.  Sales of menswear in the Czech Republic and Hungary are much lower constituting only 0.8% and 0.7%, respectively, of total European sales.  According to Datamonitor, Russia, which covers a much greater geographic area than Poland, generates only about 6.6% of total European sales (about 3 times more sales than Poland notwithstanding its significantly greater geographic size). According to SMI-ATI, the eastern European markets (e.g., Ukraine, Russia) will represent an increasingly larger segment of the European menswear market over the next several years both in terms of production and distribution of menswear products.

According to Eurostat in its 2008 report entitled “Textiles, Clothing, Leather and Footwear,” the textiles, clothing and leather manufacturing sector of the European Union (27 countries) consisted of about 266,000 enterprises in 2004, generating EUR 67.8 billion of value.  According to Eurostat, this value corresponds to 1.3 % of the value generated by the non-financial business economy of the European Union.  According to Eurostat, the textiles, clothing and leather manufacturing sector of the EU-27 employed 3.4 million workers in 2004, constituting 2.7% of the non-financial business economy workforce of the European Union.

According to Eurostat, over the last five years, clothing consumption has increased at a slow pace in the largest European markets (with the exception of Germany, where sales of clothing has slightly decreased).  Sales of clothing in new European member states has grown slightly over the last several years, however, average consumption of clothing is still relatively low.

According to Eurostat, European clothing prices have shown relative stability notwithstanding an overall increase in prices for consumer goods generally. In some European countries such as Spain and Italy, clothing prices have steadily increased, while in other European countries such as the United Kingdom and most Northern European countries, clothing prices have declined.

The recent trend in clothing prices is likely to have been affected by macro-economic conditions, including slow economic growth in the European Union.  We also believe that clothing prices were affected by the following factors: (1) changing consumption patterns (increasing concerns for price, increasing popularity of seasonal sales, outlets, and increasing appeal of other product categories), which resulted in a reduction in clothing consumption for the average European family;  (2) the liberalization of international clothing and textile trade, which has exposed European manufacturers to the increasing pressure of low-cost Asian imports; (3) the consolidation of China as the world leading producer of clothing, and its increasing weight on European imports; and (4) the increasing appreciation of the European currency, which might have negatively affected the international competitiveness of European goods.  Within the clothing industry, these changes have been associated with broad changes in international value chains and retail formats, resulting in increasing pressure for cost-reduction on European manufacturers.

Overview of the Polish Clothing Market

The Polish clothing market has grown significantly in recent years.  According to the Central Statistical Office of Poland, or GUS, the yearly average increase in the Polish clothing sector has been between approximately 5% and 18% over the period from 2005 through 2007.  Many factors have contributed to this growth, including the consolidation of Polish clothing manufacturers, an increase in investments in, and restructuring of, Polish clothing manufacturers, an increase in Polish and foreign investment in the construction of shopping centers, the diversification of customers and the creation of trademarks tailored for specific customer groups and an increased focus on sales and marketing efforts.

The value of retail sales in Poland is subjected to significant fluctuation from year to year.  According to GUS, in 2005, retail sales in Poland shrunk by 2.4%, in part as a reaction to the slower pace of economic growth and in part because of a high comparative base (material portion of retail sales growth in 2004 was generated by the one-off impact of Poland’s accession to the EU). In 2006 GUS noted a close to 13% increase in retail sales to over PLN 490 billion (approximately $207 billion).  In Poland, 30% of the value of retail sales is generated on non-food goods. Clothing and footwear accounts for a relatively stable percentage share of total sales, oscillating around 5-6% (5.4% in 2006).

According to EIU and Gfk Polonia, clothing sales in Poland are also highly dependent upon price. According to Gfk Polonia, on average 91% of respondents to their survey claim that price is a key prerequisite for the purchase of clothing.  Among other significant factors, discounts (88% of respondents), a wide range of products (84% of respondents), high quality (77%) were mentioned.  Only 10-15% of Poles purchase clothing as a result of a real need.  Moreover according to Gfk Polonia in its report titled "Fashion in Poland 2006", young Poles are becoming more and more attractive group of consumers for producers of clothing and they are more and more interested in fashion. This year already two-fifths of the surveyed respondents (out of which almost two-thirds are younger than 30) declared an interest in fashion.

Our Competitive Strengths

We believe that we have the following competitive strengths in our industry that allow us to compete effectively:

•

Recognizable Brand in Our Markets.  We believe that our brand has built a loyal following of fashion-conscious consumers who desire high-quality, well-designed apparel.  We believe that brand recognition is critical in the apparel industry, where a strong brand name helps define consumer preferences.  We are one of the most recognized brands in Poland, both in terms of overall brand recognition and in the category of elegant apparel.

•

Distribution Through Our Specialty Retail Sales Outlets.  Our sales outlets are located mainly in larger shopping centers located in urban areas.  We believe our sales outlets set, reinforce and capitalize on the image and distinct sensibility of our brand.

•

Company-Owned Manufacturing Operations.  We own the manufacturing operations that supply us with most of the products that we sell.  As a result, we do not have to outsource design or production of our products.  We therefore have more control over the timing of delivery and quality of our products.  Furthermore, since we manufacture our products, we do not have to seek advance production facilities and do not have scheduling conflicts or unavailability of production facilities, as is the case with some of our competitors.

•

Design Expertise.   Our design staff designs substantially all of our products using computer aided design stations, which provide timely translation of designs into sample depictions varying in color, cut and style.  The use of these design tools provides our customers with products that meet current fashion trends.  Since our design team is local, it is also more in tune with the local tastes and trends.

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Capacity for Growth.  We intend to reach new and existing customers by increasing our sales network and increasing the number of our sales outlets.

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Experienced Management Team.  Our management team has significant experience in the apparel industry and has extensive experience in growing brands and in the retail environment.  Mr. Kranik, our significant stockholder and Chief Executive Officer, has worked in the apparel industry for over 20 years.

Our Growth Strategy

We are committed to enhancing profitability and cash flows through the following strategies:

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Increased Sales Network.  We plan to increase our sales network both in Poland and internationally.  In Poland, we currently have a sales network of 378 salespersons and we plan to expand our network further during the 2008 fiscal year.  Internationally, through the acquisition of outlets from Mirosław Kranik, our significant stockholder and Chief Executive Officer, and through the opening of new outlets, we plan to develop our sales networks in Lithuania, Latvia, Estonia, the Czech Republic, Slovakia, Romania, Hungary and Bulgaria.

•

Opening of Additional Sales Outlets.  We plan to open additional sales outlets in Poland and internationally.  In Poland, we plan to increase the number of our sales outlets from 84 to 108 during fiscal year 2008, and internationally, in addition to acquiring 17 outlets from Mirosław Kranik, our significant stockholder and Chief Executive Officer, we also plan to increase the number of our sales outlets over the next several years.

•

Building a New Business for our Commercial Network in Poland.   We plan on revising our domestic business model in the following ways: (1) increasing our distribution channels, (2) concentrating on the mid-priced and traditional menswear sectors, (3) implementing a rewards program for loyal customers, and (4) enhancing our monitoring and forecasting of sales in our sales outlets.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks, as discussed more fully in the section titled “Risk Factors,” including for example:

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inability to effectively manage rapid growth and meet increased customer demands;

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difficulty in servicing our debt;

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the possibility that we may be responsible for liabilities of our predecessor, Sunset Suits Men’s Fashion–Moda Męska.

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the seasonal nature of our business;

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interruptions in production or distribution;

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the general decline in sales in the men’s tailored clothing market;

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unfavorable change in the prices for our raw materials;

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changes in laws or regulations that affect the operation of clothing companies generally;

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inability to respond timely to changing fashion trends;

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the possibility of losing key members of our senior management;

•

fluctuations in the prices of the raw materials that we use to produce our products; and

•

the high level of competition in our industry.

Any of the above risks could materially and adversely affect our business, financial position and results of operations.  An investment in our common stock involves risks.  You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Corporate Information

We were incorporated on September 26, 2007 in the State of Nevada and are the holding company for our direct subsidiary and indirect subsidiary in Poland.  We conduct our principal operations in Poland through our wholly-owned subsidiary, Sunset Suits, and our indirect wholly-owned subsidiary, Fashion Service.

The address of our principal executive office in Poland is ul. Garbary 57, 61-758 Poznań, Poland and our telephone number is +48 (61) 642 40 04.  We maintain a website at www.sunsetsuits.pl that contains information about our Company, but that information is not part of this prospectus.

Conventions and Treatment of Stock Split

In this prospectus, unless indicated otherwise, references to

•

“common stock” or “shares of common stock” means the common stock, $0.001 par value per share, of Sunset Suits Holdings, Inc., along with the common stock purchase rights appurtenant thereto;

•

“Company,” “we,” “us,” or “our,” are references to the combined business of Sunset Suits Holdings, Inc. and its wholly-owned subsidiaries, Sunset Suits S.A. and Fashion Service Sp. z o.o., but do not include the stockholders of Sunset Suits Holdings, Inc.;

•

“EUR” or “Euro” refers to the legal currency of the European Union;

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“Fashion Service” refers to Sunset Suits’ wholly-owned subsidiary Fashion Service Sp. z o.o.;

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“LIBOR” refers to the London Interbank Offered Rate;

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“PLN” refers to the legal currency of Poland, the Polish Zloty.

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“Poland,” “Polish” and “Pole” refer to the Republic of Poland;

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“SEC” are to the Securities and Exchange Commission.

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“Securities Act” are to the Securities Act of 1933, as amended, and “Exchange Act” are to the Securities Exchange Act of 1934, as amended;

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“Sunset Suits” refers to Sunset Suits Holdings, Inc.’s wholly-owned subsidiary Sunset Suits S.A.;

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“U.S. dollars,” “dollars,” “USD” and “$” refer to the legal currency of the United States; and

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“WIBOR” refers to the Warsaw Interbank Offered Rate;

Throughout this prospectus, we have converted PLN to USD using a conversion rate of 2.37 PLN = 1 USD.

Effective February 19, 2008, we implemented a 2.5-for-1 forward stock split of issued and outstanding shares of our common stock which increased the number of our issued and outstanding shares from 500,071 to 1,250,178 shares.  Unless otherwise indicated, all share and per share information contained herein has been adjusted to give effect to such forward stock split.

The Offering

Common stock offered by selling stockholders	5,128,217 shares. This number represents 41% of our current outstanding common stock (1)
Common stock outstanding before the offering	12,499,645 shares.
Common stock outstanding after the offering	12,499,645 shares.
Proceeds to us	We will not receive proceeds from the resale of shares by the Selling Stockholders.

(1)     Based on 12,499,645 shares of common stock outstanding as of July 2, 2008.

Summary Combined Financial Information

The following table summarizes selected financial data regarding our business and should be read in conjunction with our consolidated financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The financial statement data as of and for each of the fiscal years ended December 31, 2006 and 2007 have been derived from our audited consolidated financial statements included elsewhere in this prospectus.  The  financial statement data as and for the three months ended March 31, 2006 and 2007 has been derived from our unaudited condensed consolidated financial statements included in this prospectus, which include all adjustments, consisting of normal recurring adjustments, that our management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented.

(All amounts in thousands of U.S. dollars)

STATEMENT OF INCOME	Year Ended December 31,		Three Months Ended March 31,
	2007	2006	2008	2007

Revenues	33,147	26,323	7,445	6,331

Operating expenses	14,327	10,401	4,282	3,049

Operating income (loss)	3,265	(329)	(1,303)	126

Income taxes	555	(129)	(188)	(23)

Net income (loss)	2,420	(522)	(804)	96

BALANCE SHEET DATA	Year Ended December 31,		As of March 31, 2008
	2007	2006

Working capital	(17,449)	(5,923)	(17,660)

Current assets	8,841	17,020	9,674

Total assets	59,635	20,819	65,260

Current liabilities	26,290	22,943	27,334

Total liabilities	35,263	32,153	35,558

Total liabilities and stockholders’ equity (deficiency)	61,495	59,635	65,260

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision.  If any of the following risks actually occurs, our business, financial condition or results of operations could suffer.  In that case, the value of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Our ability to effectively manage our growth and expand our business, including our number of retail stores, may be limited.

A large part of our initial growth resulted from an increase in the number of our retail sales outlets and the increased sales volume and profitability provided by these sales outlets.  However, in connection with the relocation of our sales outlets to modern shopping centers, in recent years the number of our sales outlets has decreased.  The number of our sales outlets decreased from 140 in 2003 to 96 in 2004 and then to 87 in 2005 and 76 in 2006.  In the future, we will depend upon the addition of new retail stores to increase our sales volume and profitability.  In 2008, we plan to open approximately 18 sales outlets in Poland and over 95 new stores by 2011 in Poland and an additional approximately 80 stores in neighboring countries over the same period. Opening these stores will significantly increase our expenses and we may encounter problems in opening these new stores that would affect our profitability.  These problems include the insufficiency of capital to open new stores, delays in opening stores, and our inability to identify suitable locations for new stores.  Any of these problems that we encounter may have a material adverse impact on our financial results.

The addition of new retail sales outlets includes obtaining suitable store locations, hiring qualified personnel, establishing distribution methods and advertising our brand name and distinguishing characteristics to consumers who may not be familiar with them.  We cannot assure you that we will be able to achieve our planned expansion, that we will be able to timely open and operate our new sales outlets or that any such expansion will be profitable.  The costs associated with opening new stores may negatively affect our profitability.  Our expansion strategy may also be negatively affected by conditions in the commercial real estate market existing at the time we seek to expand.

To accommodate our growth, we will need to implement a variety of new and upgraded operational and financial systems, procedures, and controls, including improvements to our accounting and other internal management systems, by dedicating additional resources to our reporting and accounting function and improvements to our record keeping and contract tracking system.  We will also need to recruit more personnel and train and manage our growing employee base.

The expansion of our business may place significant strain on our personnel, management, financial systems and operational infrastructure and may impede our ability to meet any increased demand for our apparel.  Our business growth also presents numerous risks and challenges, which are difficult to quantify but could be significant, including the costs associated with such growth.

If we encounter any of the risks described above or if we are otherwise unable to establish or successfully operate additional capacity, we may be unable to grow our business and revenues, reduce our operating costs, maintain our competitiveness or improve our profitability and, consequently, our business, financial condition, results of operations and prospects will be adversely affected.

We have a significant amount of debt, which could have negative consequences to us.

We have a significant amount of debt.  As of March 31, 2008, we had, on a consolidated basis, approximately $7.8 million principal amount of indebtedness outstanding.  Our substantial indebtedness could have important consequences, including:

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increasing our vulnerability to adverse general economic and industry conditions and adverse changes in governmental regulations;

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limiting our ability to obtain additional financing to fund capital expenditures and other general corporate requirements;

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requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund capital expenditures or other general corporate purposes;

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limiting our flexibility in planning for or reacting to changes in our business and the industry in which we operate; and

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placing us at a competitive disadvantage compared to our less leveraged customers.

Our ability to pay interest on our indebtedness and to satisfy our other debt obligations will depend upon, among other things, our future operating performance and cash flow and our ability to refinance indebtedness when necessary.  Each of these factors is, to a large extent, dependent on general economic, financial, competitive, legislative, regulatory and other factors beyond our control.  If in the future we cannot generate sufficient cash from operations to make scheduled payments on our indebtedness or to meet our liquidity needs or other obligations, we will need to refinance our existing debt, obtain additional financing or sell assets.  We cannot assure you that we will be able to renegotiate or refinance any of our debt on commercially reasonable terms or at all. In addition, our interest expense may increase if general economic conditions result in an increasing interest rate environment because most of our debt is based on variable as opposed to fixed rates. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding sufficient to satisfy our debt service requirements.

Both Sunset Suits and Fashion Service assumed all liabilities relating to the assets contributed to them by their predecessor, Sunset Suits Men’s Fashion–Moda Męska, up to the value of the assets contributed. It is possible that questions could arise as to the proper allocation of the liabilities to the assets contributed, and therefore, certain additional liabilities retained by Sunset Suits Men’s Fashion-Moda Męska could be deemed allocable to the assets contributed,

Both Sunset Suits and its wholly-owned subsidiary, Fashion Service, were the recipients of in-kind contributions of certain assets of their predecessor, Sunset Suits Men’s Fashion–Moda Męska, or Men’s Fashion.  In connection with the contribution of these assets, under Polish law, Sunset Suits and Fashion Service assumed all liabilities related to the contributed assets up to the value of the assets contributed.  As the in-kind contributions related to certain, but not all, assets of an on-going business concern, it is possible that the allocation of the liabilities to the assets contributed could be questioned.  It is not certain whether, if any, of the remaining liabilities relating to assets retained by Men’s Fashion would be deemed to be liabilities of Sunset Suits and/or Fashion Service.  We are unable to quantify the amount, if any, of this potential liability, except that such liability will not exceed the value of the assets contributed to us.

Sunset Suits and Fashion Service are jointly and severally liable for certain delinquent tax and social security obligations of their predecessor, Men’s Fashion.

The predecessor of Sunset Suits and Fashion Service, Men’s Fashion, failed to make certain payments to the Polish tax authorities and Polish social security administration.  Due to the in-kind contributions from Men’s Fashion relating to the capitalization of both Sunset Suits and Fashion Service, Sunset Suits, Fashion Service and Mirosław Kranik, our significant stockholder, Chief Executive Officer and President, are jointly and severally liable for these payments.

A decision by the Polish tax authorities requires that payments in the total amount of PLN 13,284,628 (approximately $5,605,328) be made in monthly installments of PLN 50,000 (approximately $21,097), with the final payment of PLN 12,044,628 (approximately $5,082,121) due on March 10, 2010.

The past due social security obligations of Mirosław Kranik, for which Sunset Suits, Fashion Service and Mirosław Kranik are jointly and severally liable, as of September 30, 2007 amounted to a total of PLN 33,399,627.85 (approximately $14,092,669).  As of June 4, 2008, the total amount of these past due payments of Mirosław Kranik amounted to a total of PLN 35,307,462.76 (approximately $14,897,663), which results from additional accrued interest and penalties.

On June 5, 2008, the amount of PLN 11,289,230.09 (approximately $4,763,388) was paid to the social security authority for the past due social security obligations out of the proceeds of our recent private placement. Formal applications for the deferment of the remaining payment were filed by Mirosław Kranik and Fashion Service with the social security authority on June 6, 2008.

A deferment fee will be required for the deferment of the past due obligations, which will be added to the installments.  The deferment fee is based on a percentage of the amount to be deferred.  For 2008 it is approximately 7.5% per annum.

Our business is seasonal and is affected by general economic conditions.

Like most other retail businesses, our business is seasonal. The last quarter of the year is the best sales period when customers purchase coats, occasional suits and business suits from an autumn-winter collection.  We also typically experience increased sales during the Spring (April, May, June).  During this period consumers typically purchase menswear for various special occasions including weddings, first communion and other special events.  The seasonality of our sales may result in fluctuating financial results which may negatively affect our overall financial condition.

Like other retail businesses, our operations may be negatively affected by local, regional, national or international economic conditions, such as levels of disposable consumer income, consumer debt, interest rates and consumer confidence.  Any economic downturn might cause consumers to reduce their spending, which could negatively affect our sales.  We cannot assure you that a long economic downturn would not have an adverse economic affect on our business.

Any interruption in our production or distribution processes could impair our financial performance and negatively affect our brand.

We manufacture our merchandise primarily at our facilities in Krzyżanowo, Poland.  Our manufacturing process involves the coordination of raw materials from third parties, internal tailoring processes and external distribution processes.  While these operations are modified on a regular basis in an effort to improve manufacturing and distribution efficiency and flexibility, we may experience difficulties in coordinating the various aspects of our manufacturing processes, thereby causing downtime and delays.  We may also experience difficulties in our distribution processes.  We may encounter interruption in our manufacturing or distribution processes due to a catastrophic loss or events beyond our control such as fires, explosions, labor disturbances or violent weather conditions.   Any interruptions in our production or capabilities at our facilities could result in our inability to produce or distribute our apparel, which would reduce our net sales and earnings for the affected period.  If there is a stoppage in production of our merchandise, even if only temporary, or delays in distribution to retail stores carrying our merchandise, and thus to our customers, our business and reputation could be severely affected.

There are a variety of risks associated with our manufacturing business conducted by our subsidiary, Fashion Service.

Our wholly-owned subsidiary, Fashion Service, manufactures the majority of our clothing.  There are a variety of risks associated with the manufacturing business including those associated with labor, machinery maintenance, product scheduling and delivery systems and obtaining raw materials on a timely basis.  Fashion Service’s principal raw material is fabric.  Although we believe that we could find other suppliers if one of our current suppliers is unable or unwilling to provide fabric, the supply cost could increase and switching suppliers would likely be disruptive to our operations.  Most of Fashion Service’s supply arrangements are seasonal.

Fluctuations in the price, availability and quality of raw materials could cause delay and increase costs.

Fluctuations in the price, availability and quality of the fabrics or other raw materials used by us in our manufactured apparel could have a material adverse effect on our cost of sales or our ability to meet our customers’ demands. The prices for such fabrics depend largely on the market prices for the raw materials used to produce them, particularly cotton. The price and availability of such raw materials may fluctuate significantly, depending on many factors, including higher energy prices, increased tariffs and duties, and increased labor costs.  In the future, we may not be able to pass all or a portion of such higher raw material prices on to our customers.

Our industry is highly competitive.

The men's tailored clothing market is fragmented, and we face intense competition for customers and suitable store locations. We compete with specialty men's clothing stores, traditional department stores, other off-price retailers and manufacturer-owned stores, independently owned outlet stores and discount operators.  Our biggest competitor in Poland is Vistula & Wólczanka.  We also compete with other clothing manufacturers and clothing distributors in Poland such as Peek & Cloppenburg, Hugo Boss, and Royal Collection.

Poland’s accession to the European Union may result in increased competition for us from other well-known foreign manufacturers and distributors.  Brand name, foreign competitors will present a special challenge for us because we are targeting the middle class market in Poland by offering our own brand name, stylish clothing.  High end foreign menswear will be an attractive alternative to our products and we may lose market share to these brand name foreign competitors.

We may not be able to respond to changing fashion and retail trends in a timely manner, which could have a material adverse effect on us.

We operate in a market characterized by possible rapid changes in terms of consumer patterns and buying power. Buying power with respect to clothing products is driven by macroeconomic factors. The company seeks to respond to changes in consumer patterns relating to general fashion trends and preferences for shopping locations by implementing a targeted design, sales and marketing strategy.  However, there is also a risk that the company may lose some of its popularity among customers.

The apparel industry has historically been subject to rapidly changing fashion trends and consumer preferences.  If we cannot gauge consumer needs and fashion trends and respond appropriately, then consumers may not purchase our products, which could have a material adverse effect on us.  We are subject to the risk of a “missed” collection (i.e., a collection that is not in line with current consumer trends in the menswear industry).  Quickly changing fashion trends and highly unpredictable customers' taste have a significant impact on our business. A failure to tailor the product offer to customer's taste may result in decreased sales and a need to reduce our prices.

We experience fluctuations in operating results.

Our annual and quarterly operating results have fluctuated, and are expected to continue to fluctuate.  Among the factors that may cause our operating results to fluctuate are customers’ response to merchandise offerings, the timing of the rollout of new sales outlets, seasonal variations in sales, the timing of merchandise receipts, the level of merchandise returns, changes in merchandise mix and presentation, our cost of merchandise, unanticipated operating costs, and other factors beyond our control, such as general economic conditions and actions of competitors.  As a result of these factors, we believe that period-to-period comparisons of historical and future results will not necessarily be meaningful and should not be relied on as an indication of future performance.

Our success depends on our key personnel and our ability to attract and retain additional personnel.

Mr. Mirosław Kranik has been very important to our success.  Mr. Kranik is our founder, he is also a significant stockholder, our Chief Executive Officer, President and director and the Chief Executive Officer of our subsidiary, Fashion Service.  The loss of Mr. Kranik’s services could have a significant negative effect on us.  Also, our continued success and the achievement of our expansion goals are dependent upon our ability to attract and retain additional qualified employees as we expand.  If we are unable to attract additional and retain qualified employees our operating results will suffer and we will not be able to expand as projected.

Because we plan to do business internationally, our business could be harmed if changes in political or economic stability, laws, exchange rates or foreign trade policies should occur.

Future sales of our apparel in foreign markets and our future relationships with our foreign suppliers will subject us to the risks of doing business abroad.  As a result of our future suppliers, in some instances, being at great geographic distances from us, our transportation costs will be increased and longer lead times will be required, which will reduce our flexibility.  Our finished goods will also be subject to import duties, quotas and other restrictions. Other risks in doing business internationally include political or economic instability, any significant fluctuations in the value of the Euro against foreign currencies, terrorist activities and restrictions on the transfer of funds.  Although we have not yet been affected in a material way by any of the foregoing factors, as we have not commenced international operations, we cannot predict the likelihood or frequency of any such events occurring in the future once we have commenced international operations, and any material disruption may have an adverse affect on our business.

We may require additional capital and we may not be able to obtain it on acceptable terms or at all.

As of March 31, 2008, we had cash and cash equivalents of $589,000.  We believe that our current cash on hand, including the $16,000,000 in gross proceeds that we raised in our recent private placement, and cash flow from operations will be sufficient to meet our present cash needs for at least the next twelve months.  We may, however, require additional cash resources due to changes in business conditions or other future developments.  If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities.  The sale of additional equity securities could result in dilution to our stockholders.  The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations.  Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

•

investors’ perception of, and demand for, securities of Polish-based companies involved in the clothing business;

•

conditions of the U.S. and other capital markets in which we may seek to raise funds;

•

our future results of operations, financial condition and cash flows; and

•

economic, political and other conditions in Poland.

Financing may not be available in amounts or on terms acceptable to us, if at all.  Any failure by us to raise additional funds on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition and results of operations.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have the operating effectiveness of our internal controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K.  In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on the operating effectiveness of our internal controls.  In the future, our management may conclude that our internal controls over our financial reporting are not effective due to the identification of one or more material weaknesses, or our independent registered public accounting firm may issue an adverse opinion on our internal control over financial reporting if one or more material weaknesses are identified.  We can provide no assurance that we will comply with all of the requirements imposed by SOX 404 and there can be no positive assurance that we will receive a positive attestation from our independent auditors.  In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

RISKS RELATED TO DOING BUSINESS IN POLAND

There are risks associated with investing in emerging markets such as Poland.

Poland has undergone significant political and economic change since 1989.  These changes have thus far been largely beneficial for Polish businesses, but future political, economic, social and other developments could adversely affect our business.  In particular, future changes in laws or regulations affecting Polish economic growth (or in the interpretation of existing laws or regulations), whether caused by changes in the government of Poland or otherwise, could have a material adverse effect on us and our ability to service our indebtedness.  For example, while there is no limitation for most foreign exchange transactions conducted by businesses in Poland, we cannot assure you that foreign exchange control restrictions, taxes or limitations will not be imposed or increased in the future with regard to repatriation of earnings and investments from Poland.

Poland has been one of the fastest growing economies in Europe over the years that we have been in operation.  There is no guarantee, however, that this growth will continue.  Any significant slowdown in Poland’s economic growth could adversely affect our business.

Poland is generally considered by international investors to be an emerging market.  In general, investing in the securities of companies such as ours with substantial operations in markets such as Poland involves a higher degree of risk than investing in the securities of companies having substantial operations in the United States or other similar jurisdictions.

Since there is volatility in the Polish tax system, our cash flows and ability to service our debt may be adversely affected.

The Polish tax system is characterized by frequent changes in tax regulations, as a result of which many tax regulations are either not the subject of firmly established interpretations or are subject to frequently changing interpretation.  The volatility of the Polish tax system makes tax planning difficult and results in an increased risk of tax non-compliance for Polish companies.  Furthermore, changing interpretations of tax regulations by the tax authorities, extended time periods relating to overdue liabilities and the possible imposition of high penalties and other sanctions result in the tax risk for a Polish company being significantly higher than in countries with more stable tax systems.

RISKS RELATED TO THIS OFFERING AND THE MARKET FOR OUR STOCK GENERALLY

No market exists for the trading of our securities and no market may ever develop.  Accordingly, you may not have any means of trading the shares you acquire in this offering.

A market does not presently exist for our securities and no assurance can be given that a market will ever develop.  Consequently, you may not be able to liquidate your investment in our securities for an emergency or at any time, and the securities will not be readily acceptable as collateral for loans.  Although we will endeavor to establish a trading market for our securities in the future, no assurance can be given as to the timing of this event or whether the market, if established, will be sufficiently liquid to enable an investor to liquidate his investment in us.

Certain provisions of our Articles of Incorporation and our Rights Plan may make it more difficult for a third party to effect a change- of-control.

Our Articles of Incorporation authorizes our board of directors to issue up to 10,000,000 shares of preferred stock.  The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by our stockholders.  These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions.  The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock.  In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party.  The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

In addition, on June 9, 2008, our board of directors enacted a shareholder rights plan, or Rights Plan, for the purpose of impeding any effort to acquire our Company on terms that are inconsistent with its underlying value and which would not therefore be in the best interests of our stockholders.  The existence of the Rights Plan will make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control that is not approved by our board of directors, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.  See “Description of Capital Stock – The Rights Plan”.

We do not intend to pay dividends on shares of our common stock for the foreseeable future.

We have never declared or paid any cash dividends on shares of our common stock.  We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends on shares of our common stock in the foreseeable future.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  If our common stock becomes a “penny stock”, we may become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”.  This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses).  For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale.  As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market.  Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule.  In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements.  Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.  Given these uncertainties, you should not place undue reliance on these forward-looking statements.  These forward-looking statements include, among other things, statements relating to:

•

general economic conditions;

•

our expectations regarding our ability to maintain and grow our business;

•

our expectations regarding the continued growth of the Polish clothing industry;

•

our beliefs regarding the competitiveness of our products;

•

our expectations with respect to increased revenue growth and our ability to achieve increased profitability;

•

our future business development, results of operations and financial condition; and

•

competition from other apparel companies.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.  You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.  The selling stockholders will receive all of the net proceeds from the sales of common stock offered by them under this prospectus.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is currently no public trading market for our common stock.  We anticipate that our common stock will be quoted on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority, or FINRA, in the near future.

All of the shares being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.

We currently have outstanding 12,499,645 shares of common stock, 1,250,178 of which can currently be sold under Rule 144.

We plan to furnish our stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by our independent certified public accountants.  We are subject to the information reporting requirements of the Exchange Act.  As such, we file annual, quarterly and current reports and other documents with the SEC.  We intend to maintain compliance with the periodic reporting requirements of the Exchange Act.

As of July 2, 2008, there were approximately 527 stockholders of record of our common stock.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends.  Our board of directors will make any future decisions regarding dividends.  We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future.

Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our stockholders.  Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We are a holding company whose primary business operations are conducted through our wholly-owned subsidiary Sunset Suits and Sunset Suits’ wholly-owned subsidiary Fashion Service.   We generate revenue through retail sales of our menswear, which we sell mainly through our retail sales outlets.  We design, manufacture, distribute and sell high quality menswear, including suits, sport coats, slacks, dress shirts and ties.  We are  operating in the formal menswear market sector and its medium  price segment.  We offer an assortment of styles and maintain a broad selection of fabrics, colors and sizes.  For last several years we had the second highest sales of menswear in Poland behind Vistula & Wólczanka.

Our primary focus during 2006 and 2007 has been to increase sales of our apparel.  For the fiscal year ended December 31, 2007, we had net sales of $33 million compared to net sales of $26 million for the fiscal year ended December 31, 2006, an increase of  26%.  Approximately 60% of this increase, however, results from the increase in value of the PLN compared to the USD from 2006 to 2007.

Our sales in 2007 were spread among several different product categories, including sales of approximately 140,000 shirts, 87,000 pairs of trousers, 86,000 suits, 85,000 ties, 23,000 jackets, and 14,000 coats and blazers.

Principal Factors Affecting Our Financial Performance

We believe that the following factors will continue to affect our financial performance:

•

Polish GDP growth, increased employment, and higher wages in Poland should result in increased demand for our products.

•

The Polish clothing market has grown significantly in recent years.  According to GUS, the yearly average increase in the Polish clothing sector has been between approximately 5% and 18% over the period from 2005 through 2007.  We believe that the overall growth in the Polish clothing market will result in increased sales of menswear and positively affect our overall sales.

•

We plan to expand sales of our products to foreign markets.  Mirosław Kranik, our significant stockholder and Chief Executive Officer, owns 17 additional retail stores in Lithuania, Latvia, Estonia and the Czech Republic.  We have entered into an agreement to acquire these additional stores from Mr. Kranik for nominal consideration and we expect to consummate the acquisition of these stores before the end of the second quarter of 2008.  We expect that our sales to foreign markets will become a larger portion of our overall sales in the next several years.

Results of Operations

The following tables set forth key components of our results of operations for the periods indicated, in dollars and key components of our revenue for the period indicated in dollars.

 (All amounts are in thousands of U.S. dollars)

	Year Ended December 31,		Three Months Ended March 31,
	2007	2006	2008	2007
Sales revenue	33,147	26,323	7,445	6,331
Cost of sales	15,555	16,250	4,466	3,157

Gross profit	17,592	10,073	2,979	3,174

Expenses
Administrative expenses	2,531	1,028	859	619
Selling expenses	11,796	9,373	3,423	2,430
Total Expenses	14,327	10,401	4,282	3,049

Income before income taxes	2,975	(651)	(992)	119
Income taxes	(555)	129	188	(23)

Net income	2,420	(522)	(804)	96

	Year Ended December 31,		Three Months Ended March 31,
As a percentage of Revenue	2007	2006	2007	2006
Sales revenue	100%	100%	100%	100%
Cost of sales	47%	62%	60%	50%
Gross profit	53%	38%	40%	50%

Expenses
Administrative expenses	8%	4%	12%	10%
Selling expenses	36%	36%	46%	38%
Total Expenses	43%	40%	58%	48%

Income before income taxes	8.9%	(2.4%)	(13.3%)	2%
Income taxes	1.67%	0.49%	2.5%	0.36%

Net income	7.3%	(1.98%)	(10.8%)	1.5%

Three Months Ended March 31, 2008 and 2007

Revenues

Our total revenues in the three months ended March 31, 2008 amounted to $7.45 million, which is $1.11 million or 18% more than in the same period of 2007, during which we had revenues of $6.33 million.  Approximately 24% of this increase results from the increase in value of the PLN compared to the USD from 2007 to 2008.  The remaining negative 6% of this increase results from an decrease in total sales (denominated in PLN).

Operating Expenses

Our total operating expenses during the three months ended March 31, 2008 amounted to $4.28 million, which is $1.23 million or 40% more than in the same period of 2007, during which we had operating expenses of $3.04 million.  The increase in our operating expenses is mainly the result of an increase in the value of the PLN compared to the USD from 2007 to 2008.

Operating expenses consist of the following expenses:  Selling and marketing and general and administration.

Selling Expenses

Selling expenses in the three months ended March 31, 2008 were $3.42 million, $0.99 million or almost41% more than the $2.43 million that we spent on selling during the same period in 2007.  The increase in our selling expenses is mainly the result of an increase in the value of the PLN compared to the USD from 2007 to 2008 (the increase is 14% in PLN).

Administrative Costs

Our administrative expenses were $859,000 million (12% of net sales) and $619,000 million (10% of net sales) in the three months ended March 31, 2008 and 2007, respectively.  The increase in our administrative costs is mainly the result of an increase in the value of the PLN compared to the USD from 2007 to 2008.  The increase in administrative costs is also partially the result of an aggregate increase in management compensation resulting from additions to the management team.

Interest Expense and Financing Costs

Our interest expense and financing costs were $172,000 for the three months ended March 31, 2008  (2% of sales) and $106,000 for the three months ended March 31, 2007 (2% of sales).

Income taxes

We presented positive deferred income taxes charge of $188,000 in the three months ended March 31, 2008.  In the three months ended March 31, 2007, tax charge amounted to $23,000.  We did not pay taxes in 2008 mostly because of incurred loss.  The positive deferred tax charge is mainly a result of the loss that will be deducted from income in the future periods.

Net income (profit after taxes)

We incurred a net loss of $804,000 in the three months ended March 31, 2008.  This is an decrease of $900,000 from the same period in 2007, during which our net income was $96,000.  The increase in our net income in 2008 resulted mostly from increased revenues during our 2007 fiscal year.

Fiscal Year Ended December 31, 2007 and 2006

Revenues

Our total revenues in fiscal year 2007 amounted to $33 million, which is $7 million or almost 26% more than that of fiscal year 2006, during which we had revenues of $26 million.  Approximately 60% of this increase results from the increase in value of the PLN compared to the USD from 2006 to 2007.  The remaining 40% of this increase results from an increase in total sales from year to year.

Operating Expenses

Our total operating expenses in fiscal year 2007 amounted to $14 million, which is $4 million or almost 38% more than that of fiscal year 2006, during which we had operating expenses of $10 million.  The increase in our operating expenses is mainly the result of an increase in the value of the PLN compared to the USD from 2006 to 2007.

Operating expenses consist of the following expenses:  Selling and marketing and general and administration.

Selling Expenses

Selling expenses in 2007 were $11.8 million, $2.4 million or almost 26% more than the $9.4 million that we spent on selling in 2006.  The increase in our selling expenses is mainly the result of an increase in the value of the PLN compared to the USD from 2006 to 2007.

Administrative Costs

Our administrative expenses were $2.5 million (7.6% of net sales) and $1 million (3.9% of net sales) in fiscal years 2006 and 2007, respectively.  The increase in our administrative costs is mainly the result of an increase in the value of the PLN compared to the USD from 2006 to 2007.  The increase in administrative costs is also partially the result of an aggregate increase in management compensation resulting from additions to the management team.

Interest Expense and Financing Costs

Our interest expense and financing costs were $688,000 for the fiscal year ended December 31, 2007  (2% of sales) and $756,000 for the fiscal year ended December 31, 2006 (3% of sales).  The reduction in interest expense and financing costs from 2006 to 2007 is due to the fact that certain of our credit facilities are USD denominated facilities and over the period from 2006 to 2007 the value of the USD declined as compared to the PLN.  Since we pay down these facilities in PLN and not USD our financing costs declined.

Income taxes

We incurred income taxes of $555,000 in 2007.  In 2006, tax charge amounted to $129,000.  We paid more taxes in 2007 mostly because of higher income in 2007 compared to 2006.

Net income (profit after taxes)

We earned net income of $2.4 million in fiscal year 2007.  This is an increase of $2.94 million from fiscal year 2006 net income of minus $522,000.  The increase in our net income in 2007 resulted mostly from increased revenues during our 2007 fiscal year.

Liquidity and Capital Resources

As of March 31, 2008, we had cash and cash equivalents of $589,000.  The following table provides detailed information about our net cash flow for all financial statements periods presented in this prospectus.

	Year Ended December 31,		Three Months Ended March 31,
	2007	2006	2008	2007
Net cash provided by (used in) operating activities	1,460	1,943	284	26
Net cash provided by (used in) investing activities	(238)	(508)	(131)	(201)
Net cash provided by (used in) financing activities	(946)	(1,151)	(549)	(108)
Effect of foreign currency translation on cash and cash equivalents	138	(20)	57	(22)
Net cash Flow	414	263	(339)	(304)

Operating Activities:

Net cash provided by operating activities was $284,000 for the three months ended March 31, 2008 which is a decrease of $258,000 from the $26,000 net cash provided by operating activities for the same period in 2007.

Net cash provided by operating activities was $1.7 million for the year ended December 31, 2007 which is a decrease of $261,000 from the $1.9 million net cash provided by operating activities for the same period in 2006.

Investing Activities:

Our main uses of cash for investing activities are for purchases of fixed assets.

Net cash used in investing activities in the three months ended March 31, 2008 was $131,000, which is a decrease of $70 from net cash used in investing activities of $201,000  in the same period of 2007.

Net cash used in investing activities in the year ended December 31, 2007 was $461,000, which is an increase of $170,000 from net cash used in investing activities of $291,000 in the same period of 2006.

Financing Activities:

Our debt to equity ratio (total debt/total assets) was 54% as of March 31, 2008.  We plan to pay down our debt in the near future so as to maintain our debt to equity ratio below 50%.  Net cash used in financing activities for the thee months ended March 31, 2008 totaled negative $549,000 as compared to negative $108,000 used in financing activities for the same period in 2007.

Our debt to equity ratio (total debt /total assets) was 57% as of December 31, 2007.  Net cash provided by financing activities for the year ended December 31, 2007 totaled negative $946,000 as compared to $1.4 million used in financing activities for the year ended December 31, 2006.

On May 21, 2008, we completed a private placement of 5,128,217 shares of our common stock to 71 accredited investors who are among the selling stockholders listed in this registration statement.  As a result of this private placement we raised $16 million in gross proceeds, which left us with $13,432,000 in net proceeds after the deduction of the placement agent’s fee in the amount of $1,440,000 and offering expenses in the amount of $1,128,000.

We believe that our currently available working capital, after receiving the aggregate proceeds of our capital raising activities, should be adequate to sustain our operations at our current levels through at least the next twelve months.

Loan Facilities

The following table illustrates our credit facilities and the outstanding loan balance as of March 31, 2008:

Lender	ING Bank Śląski S.A.	Bank Gospodarki Żywnościowej S.A.	Bank Gospodarki Żywnościowej S.A.	Bank Współpracy Europejskiej S.A.	Bank Współpracy Europejskiej S.A.	Bank Współpracy Europejskiej S.A.
Governing Agreement	Credit Agreement, dated March 1, 2000, as amended by a Restructuring Agreement, dated February 2, 2007, and assumed pursuant to the Assumption Agreement, dated February 8, 2007.	Credit Agreements, dated October 3, 2000 and October 6, 2000, as amended by the Restructuring Agreement, August 19, 2005, and assumed pursuant to the Assumption Agreement, dated May 15, 2007.	Credit Agreement dated February 28, 2000 as amended by the Restructuring Agreement, August 19, 2005, and assumed pursuant to the Assumption Agreement, dated May 15, 2007.	Credit Agreement, dated December 30, 1997, as amended	Credit Agreement, dated April 12, 1998, as amended	Credit Agreement, dated November 1, 2000, as amended
Maturity Date	The loan is payable in monthly installments and matures on December 29, 2011.	The loan is payable in monthly installments and matures on December 31, 2013.	The loan is payable in monthly installments and matures on December 31, 2013.	The loan is payable in monthly installments and matures on January 21, 2012.	The loan is payable in monthly installments and matures on January 21, 2012.	The loan is payable in monthly installments and matures on January 21, 2012.
Interest Rate	1 month WIBOR+2% (Interest in the amount of 2,408,356.45 PLN (approximately $1,016,184) will be forgiven if the loan is paid in full on the maturity date)

3 month LIBOR+2.5%

(If the loan is paid in full on the maturity date, then the following interest will be forgiven: (i) the interest due as of the date that the Assumption Agreement was entered into in the amount of $503,652.66 USD and 3,162,360.00 PLN (approximately $1,334,329) and (ii) the interest due for the period from August 19, 2005 through August 8, 2007)

3 month WIBOR+1.5%

(If the loan is paid in full on the maturity date, then the following interest will be forgiven:  (i) the interest due as of the date that the Assumption Agreement was entered into in amount of 1,739,580.10 PLN (approximately $734,000) and (ii) the interest due for the period from August 19, 2005 through August 8, 2007)

1 month LIBOR+2.6%

(If the loan is paid in full on the maturity date, then the following interest will be forgiven: the interest due as of the date the Assumption Agreement was entered into in the amount of $2,066.22 USD)

1 month LIBOR+3%

(If the loan is paid in full on the maturity date, then the following interest will be forgiven: the interest due as of the date the Assumption Agreement was entered into in the amount of  66,844.85 PLN (approximately $28,204.58))

1 month LIBOR+3%

(If the loan is paid in full on the maturity date, then the following interest will be forgiven: the interest due as of the date the Assumption Agreement was entered into in the amount of $8,421.87 USD)

Principal Amount of Loan	PLN Denominated Loan Amount: 5,387,201.10 PLN (approximately $2,273,080)	USD Denominated Loan Amount: $4,714,554.66 USD	PLN Denominated Loan Amount: 3,045,046.22 PLN (approximately $1,284,829)	USD Denominated Loan Amount $136,137.93 USD	PLN Denominated Loan Amount: 4,403,955.15 PLN (approximately $1,858,209)	USD Denominated Loan Amount: $554,862.53 USD
Principal Amount Outstanding	4,687,765.73 PLN (approximately 1,977,960 USD)	3,486,359.12 USD	2,417,855.01 PLN (approximately 1,020,192 USD)	113,459.93 USD	3,669,249.15 PLN (approximately 1,548,206 USD)	462,423.53 USD
Accrued Interest Outstanding		611,373.12 USD	329,057.44 PLN (approximately 138,843 USD)
Total Outstanding	4,687,765.73 PLN (approximately 1,977,960 USD)	4,097,732.24 USD	2,746,942.45 PLN (approximately 1,159,047 USD)	113,459.93 USD	3,669,249.15 PLN (approximately 1,548,206 USD)	462,423.53 USD

Obligations Under Material Contracts

Below is a brief summary of the payment obligations under material contracts to which we are a party other than our credit facilities, which are described in the table above.

On  December 24, 2007, our subsidiary Sunset Suits, entered into a cooperative services agreement, or CSA, with Halter Financial Group, L.P., or HFG, which was amended on January 24, 2008.  Under the CSA, HFG agreed to provide Sunset Suits with financial advisory and consulting services in implementing a restructuring plan, advising Sunset Suits on matters related to a capital raising transaction and facilitating Sunset Suits’ going public transaction. In consideration for these services, HFG was paid a fee of $555,000 upon the closing of the going public transaction.

Tax and Social Security Payment Obligations

Sunset Suits and Fashion Service are jointly and severally liable for certain delinquent tax and social security obligations of their predecessor, Men’s Fashion.  The predecessor of Sunset Suits and Fashion Service, Men’s Fashion, failed to make certain payments to the Polish tax authorities and Polish social security administration.  Due to the in-kind contributions from Men’s Fashion relating to the capitalization of both Sunset Suits and Fashion Service, Sunset Suits, Fashion Service and Mirosław Kranik, our significant stockholder, Chief Executive Officer and President, are jointly and severally liable for these payments.

A decision by the Polish tax authorities requires that payments in the total amount of PLN 13,284,628 (approximately $5,605,328) be made in monthly installments of PLN 50,000 (approximately $21,097), with the final payment of PLN 12,044,628 (approximately $5,082,121) due on March 10, 2010.

The past due social security obligations of Mirosław Kranik, for which Sunset Suits, Fashion Service and Mirosław Kranik are jointly and severally liable, as of September 30, 2007 amounted to a total of PLN 33,399,627.85 (approximately $14,092,669).  As of June 4, 2008, the total amount of these past due payments of Mirosław Kranik amounted to a total of PLN 35,307,462.76 (approximately $14,897,663), which results from additional accrued interest and penalties.

On June 5, 2008, the amount of PLN 11,289,230.09 (approximately $4,763,388) was paid to the social security authority for the past due social security obligations out of the proceeds of our recent private placement. Formal applications for the deferment of the remaining payment were filed by Mirosław Kranik and Fashion Service with the social security authority on June 6, 2008.

A deferment fee will be required for the deferment of the past due obligations, which will be added to the installments.  The deferment fee is based on a percentage of the amount to be deferred.  For 2008 it is approximately 7.5% per annum.

Seasonality

Like most other retail businesses, our business is seasonal. The best sales month is December, in which our total non-discounted sales increase. The last quarter of the year is the best sales period when customers purchase coats, occasional suits and business suits from an autumn-winter collection.  We also typically experience increased sales during the Spring (April, May, June).  During this period consumers typically purchase menswear for various special occasions including weddings, first communion and other special events.   During these periods of increased sales, products are also sold without price reductions.

We reduce our prices during the Summer and Fall to encourage sales.  As a result, our margins are reduced during these seasons.  In order to make up for these reduced margins, we will often create special collections that we sell at higher prices during the Summer and Fall.

Inflation

Inflationary factors, such as increases in the cost of our product and overhead costs, could impair our operating results.  Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of sales revenue if the selling prices of our apparel do not increase with these increased costs.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any.  We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

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Accounts Receivable – Accounts receivable are reported at amounts management expects to be collected, net of trade discounts and an allowance for estimated sales returns.  Outstanding account balances are reviewed individually for collectability and charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

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Inventories and Cost of Sales – Inventories are valued at the lower of cost or market.  We reduce the carrying cost of inventories for obsolete or slow moving items as necessary to properly reflect inventory value.  The cost elements included in inventory consist of all direct costs of merchandise (net of purchase discounts and vendor allowances), allocated overhead (primarily design and indirect production costs), inbound freight and merchandise acquisition costs such as commissions and import fees.  Cost of sales includes the inventory cost elements listed above as well as warehouse outbound freight, internally transferred merchandise freight.  Our cost of sales may not be comparable to those of other entities, since some entities include all of the costs associated with their distribution functions in cost of sales while we include these costs in selling, general and administrative expenses.

•

Long-Lived Assets – Management reviews certain long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying  amount may not be recoverable.  In that regard, management assesses the recoverability of such assets based upon estimated non-discounted cash flow forecasts.  If an asset impairment is identified, the asset is written down to fair value based on discounted cash flow or other fair value measures.  If a loss is recognized based on the amount by which the carrying value exceeds the fair market value of long-lived asset.  Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.  Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

•

Goodwill and Other Intangibles - Goodwill represents the excess of purchase price over the fair value of net assets acquired in business combinations accounted for under the purchase method of accounting. Management annually tests goodwill and other intangibles without determinable lives (primarily tradenames and trademarks) for impairment.  Other intangibles with determinable lives, including license agreements, are amortized on a straight-line basis over the estimated useful lives of the assets.

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Foreign Currency Translation – The condensed financial statements of Sunset Suits are presented in USD. Transactions in foreign currencies during the year are translated into USD at the exchange rates prevailing at the transaction dates.  Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into USD at the exchange rates prevailing at that date.  All transaction differences are recorded in the income statement.  Sunset Suits uses PLN, as their functional currency.  On consolidation, the financial statements of Sunset Suits is translated from PLN into USD in accordance with Statement of Financial Accounting Standards, or SFAS, No. 52, “Foreign Currency Translation”. Accordingly all assets and liabilities are translated at the exchange rates prevailing at the balance sheet dates and all income and expenditure items are translated at the average rates for each of the years. Gains and losses resulting from translation are accumulated in a separate component of stockholders’ equity.  The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the Polish National Bank, which are determined largely by supply and demand.

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Revenue Recognition - Wholesale sales are recognized either when products are shipped or, in certain situations, upon acceptance by the customer.  Retail sales are recorded at the time of register receipt.

•

Use of Estimates - The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP, requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  The financial statements include some amounts that are based on management’s best estimates and judgments.  These accounts and estimates include, but are not limited to, the valuation of accounts receivable, other receivables, inventories, deferred income taxes, and the estimation on useful lives of property, plant and equipment.  These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

Recently Issued Accounting Pronouncements

SFAS No. 151, “Inventory Cost”

In November 2004, the Financial Accounting Statements Board, or FASB, issued SFAS No. 151, “Inventory Costs,” an amendment of the Accounting Research Bulletin, or ARB, No. 43, Chapter 4. Under SFAS No. 151, all abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities.  The adoption of this pronouncement is not expected to have a material impact on our combined financial statements, results of operations, or cash flows.

SFAS No. 123(R),“Share-Based Payment”

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment.”  SFAS 123(R) is a revision of SFAS No., 123, “Accounting for Stock Based Compensation,” and supersedes Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees.”  Among other items SFAS 123(R) eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements.  We began recognizing compensation expense for the fair value of stock-based compensation in its financial statements in accordance with SFAS 123 in 2003.  The effective date of SFAS 123 (R) is the first annual reporting period beginning after June 15, 2005.  The adoption of SFAS 123 (R) is not expected to have a material impact on our financial position, results of operations or cash flow.

In March 2005, the SEC staff issued additional guidance on SFAS 123 (R) in the form of Staff Accounting Bulletin, or SAB, No. 107.  SAB 107 was issued to assist preparers by simplifying some of the implementation challenges of FAS 123 (R) while enhancing the information that investors receive SAB 107 creates a framework that is premised on two themes: (a) considerable judgment will be required by preparers to successfully implement FAS 123 (R), specifically when valuing employee stock options; and (b) reasonable individuals, acting in good faith, may conclude differently on the fair value of employee share options. Key topics covered by SAB 107 include: (a) valuation models - SAB 107 reinforces the flexibility allowed by FAS 123 (R) to choose an option-pricing model that meets the standard’s fair value measurement objective; (b) expected volatility - the SAB provides guidance on when it would be appropriate to rely exclusively on either historical or implied volatility in estimating expected volatility; and (c) expected term - the new guidance includes examples and some simplified approaches to determining the expected term under certain circumstances.  We will apply the principles of SAB 107 in conjunction with its adoption of SFAS 123 (R) but does not believe its adoption will have material impact on our combined financial statements or results of operations.

SFAS No. 153,“Exchanges of Nonmonetary Assets”

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets”, an amendment of APB Opinion No. 29.  SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.  The adoption of SFAS No. 153 did not have a material impact on our combined financial statements or results of operations.

FASB Interpretation No. 47,“Accounting for Conditional Asset Retirement Obligations”

In March 2005, FASB issued FASB Interpretation, or FIN, No. 47, “Accounting for Conditional Asset Retirement Obligations.”  FIN 47 clarifies that the term “Conditional Asset Retirement Obligation” as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligation,” refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity.  Accordingly, an entity is required to recognize a liability for the fair value of a Conditional Asset Retirement Obligation if the fair value of the liability can be reasonably estimated.  FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005.  Management does not believe the adoption of FIN 47 will have a material effect on our financial position, results of operations or cash flows.

SFAS No. 154, “Accounting Changes and Error Corrections”

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which replaces Accounting Principles Board Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements.  SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principles.  It requires retrospective application to prior periods’ financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change.  This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.  The impact on our operations will depend on future accounting pronouncements or changes in accounting principles.

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” — an Interpretation of FASB Statement No. 109

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes” — an Interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in tax positions.  This Interpretation requires that the Company recognizes in its consolidated financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position.  The provisions of FIN 48 are effective for us on January 1, 2007, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings.  The adoption of FIN 48 did not have a material impact on our combined financial statements or results of operations.

SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments”

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments -an amendment of FASB Statements No. 133 and 140," which simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation and eliminates a restriction on the passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a remeasurement (new basis) event occurring after the beginning of an entity's first fiscal year that begins after September 15, 2006.  The adoption of SFAS No. 155 will have no impact on our results of operations or our financial position.

SFAS No. 156, "Accounting for Servicing of Financial Assets”

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140," which establishes, among other things, the accounting for all separately recognized servicing assets and servicing liabilities by requiring that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable.  SFAS No. 156 is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006.  The adoption of SFAS No. 156 will have no impact on our results of operations or our financial position.

SFAS No. 157, “Fair Value Measurements”

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute.  The standard does not require any new fair value measurements.  SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  We are currently evaluating the impact of adopting SFAS 157 on its combined financial statements.

SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans”

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)," which requires a business entity to recognize the overfunded or underfunded status of a single-employer defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in comprehensive income in the year in which the changes occur.  SFAS No. 158 also requires a business entity to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.  An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006.  As our defined benefit pension plans are currently underfunded and benefits are either frozen or increase only though interest credits, the adoption of SFAS No. 158 did not have a material impact on our results of operations or our financial position.

Staff Accounting Bulletin No. 108

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements.  In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of our financial statements and the related financial statement disclosures.  SAB No.108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006.  The transition provisions of SAB No. 108 permit existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Management does not expect that the adoption of SAB No.108 would have a material effect on our combined financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance arrangements.

CORPORATE STRUCTURE AND HISTORY

Our Corporate Structure

We own all of the issued and outstanding capital stock of Sunset Suits, our operating subsidiary in Poland.  We conduct our principal operations in Poland through Sunset Suits.  Sunset Suits owns all of the outstanding share capital of Fashion Service.  Fashion Services is a manufacturer of mens’ suits, jackets, formal and casual coats, slacks, dress shirts and ties that sells its manufactured products exclusively through the Sunset Suits outlet stores.

Our Corporate History

Prior Operations and Bankruptcy

On January 17, 2007, Senior  Management Services of America III, Inc. and its affiliated companies, or the SMS Companies, filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code.  On August 1, 2007, the United States Bankruptcy Court for the Northern District of Texas confirmed the First Amended, Modified Chapter 11 Plan, or the Plan, as presented by the SMS Companies and their creditors.

During the three years prior to filing the reorganization petition, the SMS Companies operated a chain of skilled nursing homes in Texas, which prior to the bankruptcy of the SMS Companies consisted of 14 nursing facilities, ranging in size from approximately 114 beds to 325 beds.  In the aggregate, the SMS Companies provided care to approximately 1,600 resident patients and employed over 1,400 employees.  A significant portion of the SMS Companies cash flow was provided by patients covered by Medicare and Medicaid.  The SMS Companies facilities provided around-the-clock care for the health, well being, safety and medical needs of the SMS Companies’ patients.  The administrative and operational oversight of the nursing facilities was provided by an affiliated management company located in Arlington, Texas.

In 2005 the SMS Companies obtained a secured credit facility from a financial institution.  The credit facility eventually was comprised of an $8.3 million term loan and a revolving loan of up to $15 million that was used for working capital and to finance the purchase of the real property on which two of the SMS Companies’ nursing care facilities operated.  By late 2006, the SMS Companies were in an “overadvance” position, whereby the amount of funds extended by the lender exceeded the amount of collateral eligible to be borrowed under the credit facility.  Beginning in September 2006, the SMS Companies entered into a series of forebearance agreements whereby the lender agreed to forebear from declaring the financing in default as long as the SMS Companies obtained a commitment from a new lender to refinance and restructure the credit facility.  The SMS Companies were unsuccessful in obtaining a commitment from a new lender and on January 5, 2007, the lender declared the SMS Companies in default and commenced foreclosure and collection proceedings.  On January 9, 2007, the lender agreed to provide an additional $1.7 million to fund payroll and permit a controlled transaction to bankruptcy.  Subsequently, on January 17, 2007, the SMS Companies filed a petition for reorganization under Chapter 11 of the Bankruptcy Code.

Plan of Reorganization

HFG participated with the SMS Companies and their creditors in structuring the Plan.  As part of the Plan, HFG provided $115,000 to be used to pay professional fees associated with the Plan confirmation process.  HFG was granted an option to be repaid through the issuance of equity securities in 23 of the SMS Companies, including Senior Management Services of El Paso Sunset, Inc.

HFG exercised the option and, as provided in the Plan, 80% of our outstanding common stock, or 1,000,000 shares, was issued to HFG in satisfaction of HFG’s administrative claims.  The remaining 20% of our outstanding common stock, or 250,178 shares, was issued to 455 holders of unsecured debt.  The 1,250,178 shares, or Plan Shares, were issued pursuant to Section 1145 of the Bankruptcy Code.

As further consideration for the issuance of the 1,000,000 Plan Shares to HFG, the Plan required HFG to assist us in identifying a potential merger or acquisition candidate.

We remained subject to the jurisdiction of the bankruptcy court until we acquired Sunset Suits.  On May 9, 2008, we filed a certificate of compliance with the bankruptcy court which stated that the requirements of the Plan had been met, resulting in the discharge to be deemed granted.  Thereafter, the post-discharge injunction provisions set forth in the Plan and the confirmation order became effective.

From August 1, 2007 (the date of the confirmation of the Plan) until May 21, 2008 when we acquired Sunset Suits, we had virtually no operations, assets or liabilities.

Reincorporation

On September 26, 2007, we consummated a merger to reincorporate in the State of Nevada. On May 27, 2008, following the share exchange with Sunset Suits we changed our name to Sunset Suits Holdings, Inc.

Background and History of Sunset Suits and Fashion Service

Men’s Fashion was started in Poland in 1987 by Mirosław Kranik as a sole proprietorship.  On July 19, 2006, Sunset Suits was established as a Polish joint stock company.  On February 3, 2007, through an in-kind contribution by Mirosław Kranik in exchange for a new issuance of shares in Sunset Suits, certain assets of Men’s Fashion, including rights under lease contracts to 74 shops, a Sunset Suits trademark, know-how and fixed shop-related assets, were acquired by Sunset Suits.  The registration of the share capital increase through an in-kind contribution took place at the National Court Register in Poznań on March 23, 2007.

Fashion Service was originally incorporated in Poland as a limited liability company on November 29, 2007.  At the time of its incorporation, all of the shares of Fashion Service were owned by Mirosław Kranik and Ewelina Ligocka-Kranik.  Mirosław Kranik received his shares of Fashion Service in exchange for an in-kind contribution of certain assets of Men’s Fashion, including land, buildings, technical appliances and machinery, transportation means, other fixed assets, intangible good and legal rights, fixed assets in construction, inventory and legal obligations.  The registration of the company took place at the National Court Register in Poznań on December 10, 2007.  On January 28, 2008, pursuant to a share sale agreement, Mr. Kranik sold his shares of Fashion Service to Sunset Suits.  As a result of these transactions, Fashion Service became a subsidiary of Sunset Suits, in which Sunset Suits holds 2,000 shares of Fashion Service and Ewelina Ligocka-Kranik holds two shares.  Subsequently on March 10, 2008 Ewelina Ligocka-Kranik transferred the two shares held by her to Sunset Suits.  Fashion Service is currently the primary source of clothing and accessories sold in the Sunset Suits shops, both in Poland and internationally.

Acquisition of Sunset Suits and Related Financing

On May 21, 2008, we acquired all of the business operations of Sunset Suits in a share exchange transaction pursuant to which all of the issued and outstanding shares of Sunset Suits were exchanged for 6,121,250 shares of our common stock.  As a result of this transaction and following the private placement described below, the former stockholders of Sunset Suits now own 49% of our common stock and Sunset Suits is now our wholly-owned subsidiary.  Additionally, Fashion Service, through which we conduct our manufacturing operations, became our indirect wholly-owned subsidiary.

Upon the closing of the reverse acquisition, Timothy P. Halter resigned from all offices of our Company that he held and from his position as our director.  Donald Chodak and Mirosław Kranik were appointed to the board of the directors at the closing of the reverse acquisition.  In addition, our executive officers were replaced by the Sunset Suits executive officers upon the closing of the reverse acquisition as indicated in more detail below.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with Sunset Suits as the acquirer and Sunset Suits Holdings, Inc. as the acquired party.  When we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Sunset Suits on a consolidated basis unless the context suggests otherwise.

Immediately following the acquisition of Sunset Suits, we completed a private placement in which we sold 5,128,217 new shares of our common stock to 71 accredited investors.  As a result of this private placement, we raised approximately $16 million in gross proceeds, which left us with $13,432,000 in net proceeds after the deduction of offering expenses in the amount of approximately $1,128,000.  In connection with this private placement, we paid the placement agent, Wentworth Securities, Inc., a placement agency fee of $1,440,000.  We are under contractual obligation to register the shares of our common stock within a pre-defined period.

In connection with the private placement on May 21, 2008, Mirosław Kranik, our largest stockholder, entered into an escrow agreement, or Escrow Agreement, with us, Wentworth Securities, Inc and Securities Transfer Corporation, the escrow agent.  Pursuant to the Escrow Agreement, Mr. Kranik agreed to place an aggregate of 3,125,000 shares of our common stock owned by him, to be equitably adjusted for stock splits, stock dividends and similar adjustments, into escrow with Securities Transfer Corporation.  In the Escrow Agreement, the parties established minimum after tax net income thresholds of $3,377,000 for the fiscal year ending December 31, 2008 and $9,948,000 for the fiscal year ending December 31, 2009.  In the event that the minimum after tax net income thresholds for fiscal year 2008 or fiscal year 2009 are not achieved, then the investors will be entitled to receive up to 100% of the shares in escrow for each applicable year based upon a pre-defined formula agreed to among the parties to the Escrow Agreement.

However, in the event that the release of such shares of common stock to the investors, Mr. Kranik or any other party is deemed to be an expense, charge or deduction from the revenue reflected on our financial statements for the applicable year, as required under U.S. generally accepted accounting principals, such expense or deduction will be excluded for purposes of determining whether or not the minimum after tax income thresholds for fiscal year 2008 and fiscal year 2009 are achieved.

OUR BUSINESS

Overview

We are a designer and retailer of high quality menswear based in Poland.  Our merchandise includes suits, sport coats, slacks, dress shirts and ties.  We offer an assortment of styles and maintain a broad selection of fabrics, colors and sizes.  We manufacture our menswear through our subsidiary, Fashion Service, and we also purchase some of our inventory from third party suppliers.

Retail Sales Outlets

We distribute our clothing primarily through our retail sales outlets, which we operate, and which are dedicated exclusively to the sale of our clothing.  As of March 31, 2008, our operations included 74, and as of May 31, 2008, 87, domestic retail stores located in Poland with total retail space of approximately 11,689 square meters.  Our sales outlets are located mainly in larger shopping centers in urban areas with populations in excess of 50,000 people.  We lease all of our Polish sales outlets.  We believe our sales outlets set, reinforce and capitalize on the image and distinct sensibility of our brand and provide a shopper-friendly environment.  The display of our merchandise in our sales outlets varies depending upon the selling season and the size and location of the store.  We generally lease our sales outlets for initial periods ranging from 5 to 10 years with renewal options for an additional 5 years.  The outlets range in size from 60 square meters to 255 square meters.

Mirosław Kranik, our significant stockholder and Chief Executive Officer, owns 17 additional retail stores in Lithuania, Latvia, Estonia and the Czech Republic.  We have entered into an agreement to acquire these additional stores from Mr. Kranik for nominal consideration and we expect to consummate the acquisition of these stores before the end of the second quarter of 2008.

Sales and Marketing

The menswear market consists of the following sectors: formal, smart casual, mainstream, jeans, and sport.  We are focused on two sectors: formal and smart casual.  The menswear market sector  is divided into five price levels (segments), ranging from lowest to highest, as follows: "budget," "moderate", "better," "bridge" and  "designer".   We operate in medium price sector  that spans from  “moderate” through “better”.  We refer to this segment as the “lower-medium” segment.

Management believes that the Polish market for formal attire is approximately a PLN 1 billion market.  We have about a 9% market share. To achieve increased sales growth, we decided to focus on relatively non-expensive formal attire and smart casual medium price segments of the market.

We target our sales to men in the 18 to 35 year-old age group, one of the most rapidly developing demographics in our industry.  Our products are targeted toward consumers of business attire, consumers who are purchasing attire for special events, and consumers who are shopping for “smart” casual attire.

Because we concentrate on men’s business attire, which is characterized by infrequent and more predictable fashion changes, we believe we are not as exposed to trends typical of more fashion-forward apparel retailers, where significant markdowns and promotional pricing are more common.  In addition, because our inventory mix includes “business casual” merchandise, we are able to meet demand for such products resulting from the trend over the past decade toward more relaxed dress codes in the workplace.  We believe that the quality and selection we provide to our customers have been significant factors in enabling us to consistently gain market share in Poland.

We market our clothing principally through the direct efforts of our in-house sales staff.  We had 379 sales personnel as of March 31, 2008, and 426 as of May 31, 2008.  We believe we provide a superior level of customer service relative to our competitors.  Additionally, our in-store salespersons are trained as clothing consultants to provide customers with assistance and advice on their apparel needs, including product style, color coordination, fabric choice and garment fit.  We encourage our sales staff to be friendly and knowledgeable.

Design

Fashion Service, our wholly-owned subsidiary, is the primary designer, manufacturer and supplier for our retail operations.  We select our designers on the basis of their understanding of the retail industry and their ability to understand what consumers desire and which designs are most likely to be commercially viable.  We maintain a staff of designers and merchandisers who are supported by a staff of design professionals.  Our design staff designs substantially all of our products using computer aided design stations, which provide timely translation of designs into sample depictions varying in color, cut and style.  We conduct the manufacturing of our merchandise primarily at our factory in Krzyżanowo, Poland.  We have approximately 442 employees working in our manufacturing facilities.

Our design teams constantly monitor fashion trends and search for new inspiration. We seek to assist our designers in developing new ideas through various means.  These include frequent meetings of the design teams to discuss current fashion trends, review of the fashion library  and installation of a computer-aided design system which allows a designer to view and modify two- and three-dimensional images of a new design on a computer screen.

Manufacturing

Fashion Service, our subsidiary, manufactures the suits, jackets and slacks that we sell.  We also acquire suits, dress shirts, ties and belts from third party manufacturers in Poland and abroad.  The majority of our suit collections are manufactured in our factory (90% in 2006 and 2007).  In 2006 and 2007 we also acquired suits from suppliers in China (2% and 8% of total volume of suits, respectively).  In the case of shirts, in 2006 we acquired 30% of the shirts we sold from manufacturers based in China, another 30% from other Polish manufacturers and the remaining 40% from our own factory.  In 2007, on the other hand, we acquired 70% of the shirts that we sold from China, 7% from domestic producers and 13% from our own factory.

We conduct the manufacturing of our merchandise primarily at our factory in Krzyżanowo, Poland.  We have approximately 442 employees working in our manufacturing facilities.  The normal production process from fabric cutting to finished production takes between 5 to 8 days.  Our manufacturing operations require substantial amounts of raw materials, including fabric, yarn, buttons and other trim from domestic and foreign sources (around 60%, mainly from China).

Raw Materials and Suppliers

We currently purchase our raw materials, including fabric, yarn, buttons and other trim from domestic and foreign sources based on quality, pricing, fashion trends and availability.  We have five domestic suppliers of main raw materials and nine international.  Following are the names of our biggest suppliers JUNKER STOFFE GmbH–Germany, WOLBO-Germany, ITB-Italy, MIROGLIO-Italy, HEILAN- China, STAR-SUPERIOR- China, LONGOU- China, ZHENYA- China, AKORE – Korea,  and ESTMAN–Great Britain.

Our principal raw material is fabric, including woolens, cottons, polyester and blends of wool and polyester.  Approximately 90% of the raw materials that we purchased in 2007 were purchased from foreign mills, including mills in China, Korea and Europe.  Purchases from foreign mills, especially with respect to higher quality fabrics, reflect enhanced diversity of available styles relative to Polish-sourced fabric.  Purchases from our largest fabric supplier represented 45% of our total fabric requirements in 2007, compared to 40% in 2006.  No other supplier accounted for over 25% of our 2007 total raw material requirements.  As is customary in the industry, we have no long-term contracts with our suppliers.

We operate under substantial time constraints in producing our products.  In order to deliver, in a timely manner, merchandise that reflects current tastes, we attempt to schedule a substantial portion of our raw material commitments relatively late in the production cycle, thereby favoring suppliers able to make quick adjustments in response to changing production needs.  Since we operate our own manufacturing facilities, we do not have the same obligations to secure advance production facilities that face other companies in the clothing industry.

Advertising

Our advertising initiatives have been developed to elevate trademark awareness and increase customer acquisition and retention.  Our advertising initiatives are relatively limited.  We do not  place advertisements in fashion magazines, on television, in the newspaper, on radio or on the internet.  We mainly place our advertisements in shopping centers using billboards and point-of-purchase displays.

Inventory

The cyclical nature of the retail business requires us to carry a significant amount of inventory in our sales outlets, especially prior to peak selling seasons when we and other retailers generally build up our inventory levels.  We review our inventory levels in order to identify slow-moving merchandise and use markdowns to clear merchandise.  Because we do not carry much replacement inventory in our stores, much of our inventory is maintained in the warehouses located at our factory sites.

Our management reporting system provides flexibility, accountability, cost saving and time efficiency.  This system has been designed to provide total control of distribution in our retail chain to secure: (1) product availability in our sales points -  maintaining stock levels in an extensive range of sizes and collections, (2) value for money – durability of fabrics and detail in manufacturing make for long lasting garment appearance in relation to price, (3) accurate and up to date information reports, stock reviews, sales points order status and delivery performance, (4) personalized data reporting and analysis by individuals, business units or company summary, and (5) electronic transfer of information.

Our Competition

We compete with several designers and manufacturers of apparel, domestic and foreign.  Our ability to continuously evaluate and respond to changing consumer demands and tastes, across multiple markets, is critical to our success.  We emphasize fashion, quality and service in engaging in the apparel business.  Our business depends on our ability to shape, stimulate, and respond to changing consumer trends and demands by producing innovative, attractive and exciting clothing as well as on our ability to remain competitive in the areas of quality and price.

Among all renowned brands, the brand owners have focused on rejuvenating their clientele by offering modern, braver designs.  This is especially apparent among traditional designer brands, which to-date have relied on classical, toned down cuts.  This marketing approach has been pioneered by Vistula & Wólczanka, which is assessed by market players as exceptionally innovative.  A similar strategy has been undertaken by Bytom, which earlier had been associated with suits for middle-aged men.  Vistula, Bytom and Próchnik sell menswear from the middle and middle-upper price segments.  Other than Vistula, Bytom, Próchnik, and Ermenegildo Zegna shops (in Warsaw and Poznań) and Armani (in Warsaw), there are no chains offering premium formal menswear in Poland, such as Ralph Lauren or Bugati.

Market shares of the largest clothing companies in Poland according to our estimation are as follows:  LPP S.A. – 2.6%, H&M Hennes & Mauritz AB – 1.6%, NG2 S.A. – 1.4% Artman S.A. – 0.7%, Wrangler International – 0.7%, Vistula & Wólczanka S.A. – 0.6%, Sunset Suits – 0.4%.

Market share of largest retail chains selling formal menswear in 2007 (%)	Market share (%)
Sunset Suits	9
Vistula & Wólczanka	11
Bytom	5
Próchnik	2
Other chains	15
Independent shops, hypermarkets and other	58

Competition is intense in the segments of the fashion industry in which we operate.  We compete with numerous designers and manufacturers of apparel, domestic and foreign, many of which are significantly larger and have substantially greater resources than us.  Our ability to continuously evaluate and respond to changing consumer demands and tastes, across multiple markets, is critical to our success.  We emphasize fashion, quality and service in engaging in the highly competitive apparel business.  Our business depends on our ability to shape, stimulate, and respond to changing consumer tastes and demands by producing innovative, attractive and exciting clothing as well as on our ability to remain competitive in the areas of quality and price.  Additionally, consumers have begun to migrate away from traditional department stores, turning instead to specialty retailers, national chains and off-price retailers.  We have taken advantage of this trend through our sales outlets, which we believe set, reinforce and capitalize on the image and distinct sensibility of our trademark and provide a shopper-friendly environment.

Our main competitors whose scope of activity is the design and distribution of men’s formal clothing within Poland are as follows in comparison with our sale network and apparel:

Chain	Country of origin	Assortment	Number of stores - 2006
			Owned	Franchise/ Partnership/ agency
Bytom	Poland	Mostly high quality classical collections, additionally a sports style casual line / medium-upper price segment	19	106
Digel	Poland	Suits, trousers, shirts – mainly casual style / medium-upper price segment	55	0
Ernemegildo Zegna	Italy	Upper price segment	2	0
Hugo Boss	Germany	Suits, trousers, shirts, coats / upper price segment	0	5

Chain	Country of origin	Assortment	Number of stores - 2006
			Owned	Franchise/ Partnership/ agency
Intermoda	Poland	fashion clothing for men / medium-upper price segment	17	0
Franco Feruzzi,	Poland	Shirts, trousers, sweaters, t-shirts, jackets, short overcoats(jackets) – predominantly casual style / medium price segment	28	0
Próchnik	Poland	Suits, overcoats, shirts, trousers, jackets, ties, belts and accessories / upper-price segment	16	34
Royall Collection	Poland	fashion clothing for men / medium-upper price segment	23	0
Sunset Suits	Poland	Classical and casual clothes for young men / medium-lower price segment	84	0
Vistula	Poland	Classical suits and avant-garde men’s fashion / medium-upper price segment	68	0
Wólczanka	Poland	Shirts / medium-upper price segment	89	0

Our Industry

Overview of the Global Apparel Industry

Sales of menswear are spread relatively equally over Europe, USA and the Asia Pacific Region.  According to SMI-ATI, clothing sales in Europe represent approximately 28.4% of global clothing sales.  Approximately 90% of these sales derive from the countries in Europe other than Hungary, the Czech Republic, Poland and Russia.  Sales of menswear in Poland are the highest in Central Europe, constituting 2.1% of total European sales.  Sales of menswear in the Czech Republic and Hungary are much lower constituting only 0.8% and 0.7%, respectively, of total European sales.  According to Datamonitor, Russia, which covers a much greater geographic area than Poland, generates only about 6.6% of total European sales (about 3 times more sales than Poland notwithstanding its significantly greater geographic size).  According to SMI-ATI, the eastern European markets (e.g., Ukraine, Russia) will represent an increasingly larger segment of the European menswear market over the next several years both in terms of production and distribution of menswear products.

According to Eurostat in its 2008 report entitled “Textiles, Clothing, Leather and Footwear,” the textiles, clothing and leather manufacturing sector of the European Union (27 countries) consisted of about 266,000 enterprises in 2004, generating EUR 67.8 billion of value.  According to Eurostat, this value corresponds to 1.3 % of the value generated by the non-financial business economy of the European Union.  According to Eurostat, the textiles, clothing and leather manufacturing sector of the EU-27 employed 3.4 million workers in 2004, constituting 2.7% of the non-financial business economy workforce of the European Union.

According to Eurostat, over the last five years, clothing consumption has increased at a slow pace in the largest European markets (with the exception of Germany, where sales of clothing has slightly decreased).  Sales of clothing in new European member states has grown slightly over the last several years, however, average consumption of clothing is still relatively low.

According to Eurostat, European clothing prices have shown relative stability notwithstanding an overall increase in prices for consumer goods generally.  In some European countries such as Spain and Italy, clothing prices have steadily increased, while in other European countries such as the United Kingdom and most Northern European countries, clothing prices have declined.

The recent trend in clothing prices is likely to have been affected by macro-economic conditions, including slow economic growth in the European Union.  We also believe that clothing prices were affected by the following factors: (1) changing consumption patterns (increasing concerns for price, increasing popularity of seasonal sales, outlets, and increasing appeal of other product categories), which resulted in a reduction in clothing consumption for the average European family;  (2) the liberalization of international clothing and textile trade, which has exposed European manufacturers to the increasing pressure of low-cost Asian imports; (3) the consolidation of China as the world leading producer of clothing, and its increasing weight on European imports; and (4) the increasing appreciation of the European currency, which might have negatively affected the international competitiveness of European goods.  Within the clothing industry, these changes have been associated with broad changes in international value chains and retail formats, resulting in increasing pressure for cost-reduction on European manufacturers.

Overview of the Polish Clothing Market

The Polish clothing market has grown significantly in recent years.  According to GUS, the yearly average increase in the Polish clothing sector has been between approximately 5% and 18% over the period from 2005 through 2007.  Many factors have contributed to this growth, including the consolidation of Polish clothing manufacturers, an increase in investments in, and restructuring of, Polish clothing manufacturers, an increase in Polish and foreign investment in the construction of shopping centers, the diversification of customers and the creation of trademarks tailored for specific customer groups and an increased focus on sales and marketing efforts.

The value of retail sales in Poland is subjected to significant fluctuation from year to year.  According to GUS, in 2005, retail sales in Poland shrunk by 2.4%, in part as a reaction to the slower pace of economic growth and in part because of a high comparative base (material portion of retail sales growth in 2004 was generated by the one-off impact of Poland’s accession to the EU).  In 2006 GUS noted a close to 13% increase in retail sales to over PLN 490 billion (approximately $207 billion).  In Poland, 30% of the value of retail sales is generated on non-food goods. Clothing and footwear accounts for a relatively stable percentage share of total sales, oscillating around 5-6% (5.4% in 2006).

The following table illustrates the value of various indicators relating to the Polish clothing market and the year over year growth or forecasted growth over the period from 2005 through 2009:

Indicators	2005	2006	2007E	2008F	2009F
Value of retail sales in Poland (PLN billion)	437.4	493.8	576.3	651.2	735.9
Year over year growth of retail sales (%)	-2.4	12.9	16.7	13.0	13.0
Value of clothing market in Poland (PLN billion)	19.1	21.2	22.9	24.5	26.3
Year over year growth of clothing market (%)	1.1	10.0	8.1	7.5	7.4
Value of clothing sales in retail chains in Poland (PLN billion)	4.0	6.4	7.6	9.0	10.7
Year over year growth of clothing sales in retail chains in Poland (%)	5.6	13.6	18.0	18.9	18.9
Value of retail sales of formal menswear in Poland (PLN billion)	0.9	0.9	1.0	1.2	1.4
Year over year growth of retail sales of formal menswear in Poland (%)	2.0	3.0	15.0	15.4	15.2
Value of clothing discount / cut-price shops in Poland (PLN billion)	0.28	0.31	0.35	0.40	0.47
Year over year growth of clothing discount/cut-price shops in Poland (%)	3.0	11.0	13.5	15.6	15.6

Source: GUS, EROSTAT, The Economist, NBP

According to EIU and Gfk Polonia, clothing sales in Poland are also highly dependent upon price.  According to Gfk Polonia, on average 91% of respondents to their survey claim that price is a key prerequisite for the purchase of clothing.  Among other significant factors, discounts (88% of respondents), a wide range of products (84% of respondents), high quality (77%) were mentioned.  Only 10-15% of Poles purchase clothing as a result of a real need.  Moreover according to Gfk Polonia in its report titled "Fashion in Poland 2006", young Poles are becoming more and more attractive group of consumers for producers of clothing and they are more and more interested in fashion. This year already two-fifths of the surveyed respondents (out of which almost two-thirds are younger than 30) declared an interest in fashion.

Our Competitive Strengths

We believe that we have the following competitive strengths in our industry that allow us to compete effectively:

•

Recognizable Brand in Our Markets.  We believe that our brand has built a loyal following of fashion-conscious consumers who desire high-quality, well-designed apparel.  We believe that brand recognition is critical in the apparel industry, where a strong brand name helps define consumer preferences.  We are one of the most recognized brands in Poland, both in terms of overall brand recognition and in the category of elegant apparel.

•

Distribution Through Our Specialty Retail Sales Outlets.  Our sales outlets are located mainly in larger shopping centers located in urban areas.  We believe our sales outlets set, reinforce and capitalize on the image and distinct sensibility of our brand.

•

Company-Owned Manufacturing Operations.  We own the manufacturing operations that supply us with most of the products that we sell.  As a result, we do not have to outsource design or production of our products.  We therefore have more control over the timing of delivery and quality of our products.  Furthermore, since we manufacture our products, we do not have to seek advance production facilities and do not have scheduling conflicts or unavailability of production facilities, as is the case with some of our competitors.

•

Design Expertise.   Our design staff designs substantially all of our products using computer aided design stations, which provide timely translation of designs into sample depictions varying in color, cut and style.  The use of these design tools provides our customers with products that meet current fashion trends.  Since our design team is local, it is also more in tune with the local tastes and trends.

•

Capacity for Growth.  We intend to reach new and existing customers by increasing our sales network and increasing the number of our sales outlets.

•

Experienced Management Team.  Our management team has significant experience in the apparel industry and has extensive experience in growing brands and in the retail environment.  Mirosław Kranik, our significant stockholder and Chief Executive Officer, has worked in the apparel industry for over 20 years.

Our Growth Strategy

We are committed to enhancing profitability and cash flows through the following strategies:

•

Increased Sales Network.  We plan to increase our sales network both in Poland and internationally.  In Poland, we currently have a sales network of 378 salespersons and we plan to expand our network further during the 2008 fiscal year.  Internationally, through the acquisition of outlets from Mirosław Kranik, our significant stockholder and Chief Executive Officer, and through the opening of new outlets, we plan to develop our sales networks in Lithuania, Latvia, Estonia, the Czech Republic, Slovakia, Romania, Hungary and Bulgaria.

•

Opening of Additional Sales Outlets.  We plan to open additional sales outlets in Poland and internationally.  In Poland, we plan to increase the number of our sales outlets from 84 to 108 during fiscal year 2008, and internationally, in addition to acquiring 17 outlets from Mirosław Kranik, our significant stockholder and Chief Executive Officer, we also plan to increase the number of our sales outlets over the next several years.

•

Building a New Business for our Commercial Network in Poland.   We plan on revising our domestic business model in the following ways: (1) increasing our distribution channels, (2) concentrating on the mid-priced and traditional menswear sectors, (3) implementing a rewards program for loyal customers, and (4) enhancing our monitoring and forecasting of sales in our sales outlets.

Trademarks

We utilize the following primary trademarks in our business:

Our material trademark is registered with the Polish Patent Office under No. R-75309.  An application dated January 24, 2008, was filed with the Polish Patent Office to update the register to reflect the transfer of the ownership of trademark from Mr. Mirosław Kranik to Sunset Suits.  We regard our trademark and other proprietary rights as valuable assets that are critical in the marketing of our products, and therefore we vigorously protect our trademarks against infringements.

Properties

As of May 2, 2008, we operated 86 retail sales outlets in Poland.  The following table sets forth the location, by city, of these sales outlets.

CITY	NUMBER OF OUTLETS
Warszawa	9
Wrocław	7
Rzeszów	3
Szczecin	3
Toruń	3
Białystok	2

CITY	NUMBER OF OUTLETS
Bielsko Biała	3
Bydgoszcz	2
Częstochowa	2
Gdańsk	2
Gdynia	2
Gorzów	2
Kielce	2
Kraków	4
Łódź	2
Opole	2
Płock	2
Poznań	2
Radom	2
Rybnik	2
Sosnowiec	2
Zabrze	2
Biała Podlaska	2
Bytom	1
Chełm	1
Cieszyn	1
Gliwice	2
Jelenia Góra	1
Katowice	1
Kluczbork	1
Komorniki	1
Koszalin	1
Legnica	1
Lublin	1
Luboń	1
Mikołów	1
Piaseczno	1
Puławy	1
Rumia	1
Słubice	1
Sosnowiec	1
Śrem	1
Zgorzelec	1
Zielona Góra	1

All of our Polish sales outlets are leased.  We believe our sales outlets set, reinforce and capitalize on the image and distinct sensibility of our brand and provide a shopper-friendly environment.  The display of our merchandise in our sales outlets varies depending upon the selling season and the size and location of the store.  Generally our sales outlets are leased for initial periods ranging from 5 to 10 years with renewal options for an additional 5 years.  The outlets range in size from 60 square meters to 255 square meters.

Fashion Service owns our production facility in Krzyżanowo, Poland.  The facility consists of six buildings with a total usable area of 9,234 square meters.  The production facility is located on 4.47 acres of land.  This facility also contains office space and conference rooms and is the location of our executive offices.

Sunset Suits and Fashion Service both have their Polish registered offices at ul. Garbary 57, 61-758, Poznań, Poland.  Sunset Suits subleases its registered offices from Mirosław Kranik, our Chief Executive Officer, President and director.  Sunset Suits pays a monthly rental rate of $84.39 for this space.  This space consists of approximately 28.43 square meters and is the location where Sunset Suits maintains its corporate records.  Fashion Service subleases its registered offices from Mirosław Kranik, our Chief Executive Officer, President and director.  Fashion Service pays a monthly rental rate of $337.55 for this space.  This space consists of approximately 30 square meters and is the location where Fashion Service maintains its corporate records.

We believe that the properties we own and lease are sufficient for the proper operation of our business.

Environmental Matters

Regulations relating to the protection of the environment have not had a significant effect on our capital expenditures, earnings or the competitive position.  Fashion Service production operations are not energy intensive, and we are not engaged in producing fibers or fabrics.

Regulation

Our current business operations are not subject to any material regulations other than those relating to Polish labor and occupational safety regulations.

Our Employees

As of March 31, 2008, we employed 867 full-time employees.  The following table sets forth the number of our full-time employees by function as of March 31, 2008.

Functions	Number
Manufacturing	442
Sales	368
Accounting	16
Human Resources	6
IT	3
Administration and other	22
Transport and logistics	10
TOTAL	867

Insurance

We maintain property insurance for our sales outlets, for our production facility located in Krzyżanowo, Poland and for the premises in Poznań, Poland, where our registered offices are located.  We do not maintain business interruption insurance or key-man life insurance.  We believe our insurance coverage is customary and standard of companies of comparable size in comparable industries in Poland.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business.  However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.  We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Directors, Executive Officers and Key Employees

The following sets forth the name and position of each of our current executive officers and directors and our key employees.

Name	Age	Position

Mirosław Kranik	54	Director, Chief Executive Officer and President of Sunset Suits Holdings, Inc.

Bogdan Zegar	57	Chief Financial Officer, Treasurer and Secretary of Sunset Holdings, Inc.

Donald Chodak	48	Chairman of the Board of Directors of Sunset Suits Holdings, Inc.

Tomasz Pawlik	45	Production Director of Fashion Service

MIROSŁAW KRANIK.  Mr. Kranik has been our director and our Chief Executive Officer and President since May 21, 2008.  Mr. Kranik has been the Chief Executive Officer of our subsidiary, Fashion Service, since November 2007 and is the founder of our predecessor company, Men’s Fashion (a sole proprietorship), which commenced operations in 1987.  Mr. Kranik ran the operations of Men’s Fashion from 1987 until November 2007, when he transitioned to the position of Chief Executive Officer of Fashion Service.

BOGDAN ZEGAR.  Mr. Zegar has been our director and our Chief Financial Officer and Treasurer since May 21, 2008.  Mr. Zegar is and has been the President of Sunset Suits since April 2007 and a member of its Management Board (executive officer equivalent) since June 2006.  From July 2003 to November 2005, Mr. Zegar was the Chief Accountant of PKN Orlen S.A., an oil refinery and oil distribution company, which was listed on the Warsaw Stock Exchange and London Stock Exchange.  From March 1998 until April 2003, Mr. Zegar was the Chief Accountant at Telekomunikacja Polska S.A., a telecommunications company, which was listed on the Warsaw Stock Exchange and London Stock Exchange.  Mr. Zegar is a Polish Certified Auditor.

DONALD CHODAK.  Mr. Chodak became the Chairman of our Board of Directors on May 21, 2008.  From May 2002 until present, Mr. Chodak has acted as a business and management consultant to various enterprises, including Detecon International GmbH, Ernst & Young Poland, and Andersen Business Consulting Poland.  From 1997 until May 2002, Mr. Chodak was the Chief Financial Officer of Telekomunikacja Polska S.A., a telecommunications company, which was listed on the Warsaw Stock Exchange and London Stock Exchange.

TOMASZ PAWLIK.  Mr. Pawlik became the Production Director of Fashion Service in December 2007.  During the period from 1987 through November 2007, he was the Production Director of our predecessor, Men’s Fashion (a sole proprietorship).

Family Relationships

There are family relationships among our directors or officers.  Bartosz Kranik (a member of the Supervisory Board (board of directors equivalent) of Sunset Suits) is the son of Mirosław Kranik.

Involvement in Certain Legal Proceedings

On July 30, 2005, Mirosław Kranik was fined by the V Municipal Division of the Regional Court in Poznań, Poland for failure to pay personal income tax on time.  Pursuant to the final decision of the court on August 25, 2005, Mr. Kranik received a fine of PLN 5,000 (approximately $1,500 at the then applicable exchange rate).  Mr. Kranik has paid this fine.

On July 7, 2004, Mirosław Kranik was fined by the V Municipal Division of the Regional Court in Poznań, Poland for submitting untrue tax declarations or statements, which caused Mr. Kranik to undervalue the amount of tax owed to the Poznań tax office.  Pursuant to the final decision of the court on July 20, 2004, Mr. Kranik received a fine of PLN 5,000 (approximately $1,500 at the then applicable exchange rate).  Mr. Kranik has paid this fine.

To the best of our knowledge, except as set forth above, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement.  Except as set forth in our discussion below in “TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS; DIRECTOR INDEPENDENCE” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Summary Compensation Table – 2007 and 2006

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods.  No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Total ($)
Timothy P. Halter, former Chief Executive Officer, President and Director (1)	2006	0	0
	2007	0	0
Mirosław Kranik, Chief Executive Officer, President and Director (2)	2006	200,000	200,000
	2007	400,000	400,000
Bogdan Zegar, Chief Financial Officer, Treasurer and Secretary (3)	2007	124,300	124,300

Narrative to Summary Compensation Table

(1)

On May 21, 2008, we acquired Sunset Suits in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Halter tendered his resignation from his position as our director and from all offices he held in our Company effective immediately.

(2)

In connection with the reverse acquisition of Sunset Suits on May 21, 2008, Mr. Kranik was elected as our Chief Executive Officer and President and as a director of our Company effective immediately.  The annual, long term and other compensation shown in this table includes the amount Mr. Kranik received from Men’s Fashion, Mr. Kranik’s sole proprietorship and our predecessor, prior to the consummation of the reverse acquisition.

(3)

In connection with the reverse acquisition of Sunset Suits on May 21, 2008, Mr. Zegar was elected as our Chief Financial Officer, Treasurer and Secretary effective immediately.  The annual, long term and other compensation shown in this table includes the amount Mr. Zegar received from Sunset Suits prior to the consummation of the reverse acquisition.

Employment Agreements

Fashion Service has entered into an employment agreement with Mirosław Kranik, the President of the Management Board (executive officer equivalent) of Fashion Service. The contract is for an indefinite period of time, but in accordance with Polish law, may be terminated upon three months’ notice by either Sunsets Suits or Mr. Kranik.  Mr. Kranik receives a base salary of $12,489 per month.   Mr. Kranik is entitled to receive a bonus in accordance with the Fashion Service’s bonus policies.  Mr. Kranik has use of a company car and company mobile phones.

Sunset Suits has entered into an employment contract with Bogdan Zegar, the President of the Management Board (executive officer equivalent) of Sunset Suits  The contract is for an indefinite period of time, but may be terminated upon three months’ notice by either Sunset Suits or Mr. Zegar.  The notice period under these contact increases to six months if the employee is removed from the Management Board.  Mr. Zegar receives a base salary of 15,000 PLN per month (approximately, $6,330 per month).  Following the completion of the reverse merger transaction, the base salary will increase to 30,000 PLN per month (approximately, $12,660 per month) and Mr. Zegar will become eligible to receive (i) a quarterly bonus of up to 50% of base salary, which bonus will depend on fulfillment of net income and net profit targets for the quarter and (ii) an annual bonus based on the amount by which annual net profits exceeds targets.  Mr. Zegar has use of a company car and company mobile phones.

Outstanding Equity Awards at Fiscal Year End

We have not granted any equity-based awards to any of our named executive officers, nor do we provide retirement benefits or severance or change of control benefits to our named executive officers.

Compensation of Directors

The sole member of our board of directors prior to May 21, 2008 was Timothy Halter.  The members of our board of directors after that date were and remain Mirosław Kranik and Donald Chodak.  Mr. Halter did not receive any compensation for his services as a director and neither Mr. Kranik nor Mr. Chodak currently receive any compensation solely for their service as directors of the Company.

We expect that we will retain independent directors in the near future.  Once we do so, we expect that we will pay those independent directors a fee for their service as our directors.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS; DIRECTOR INDEPENDENCE

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the 2007 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”).  We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

•

On November 15, 2006, Sunset Suits entered into a Cooperation Agreement with Men’s Fashion, Mr. Kranik’s sole proprietorship.  The Cooperation is a framework agreement governing the acquisition by Sunset Suits of certain assets of Men’s Fashion.

•

On  December 24, 2007, Sunset Suits entered into the CSA with HFG, which was amended on January 24, 2008.  Under the CSA, HFG agreed to provide Sunset Suits with financial advisory and consulting services in implementing a restructuring plan, advising Sunset Suits on matters related to a capital raising transaction and facilitating Sunset Suits’ going public transaction.  In consideration for these services, HFG was paid a fee of $555,000 upon the closing of the going public transaction. Our former sole director and officer, Timothy P. Halter, is the Chairman of HFG.

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

None of our directors are independent under the independent director standard of the NASDAQ Global Market.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of July 2, 2008 for (a) each of our directors and our executive officers, (b) all directors and executive officers as a group (c) each stockholder known to be the beneficial owner of more than five percent of any class of our voting securities, and (d) each selling stockholder participating in this offering.  Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and does not necessarily bear on the economic incidents of ownership or the rights to transfer the shares described below.  Unless otherwise indicated, (a) each stockholder has sole voting power and dispositive power with respect to the indicated shares and (b) the address of each stockholder who is a director or executive officer is c/o Sunset Suits S.A. ul. Garbary 57, 61-758 Poznań, Poland.

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After this Offering (1)
Name and Address of Beneficial Owner	Number	Percent(2)		Number	Percent
Executive Officers and Directors
Mirosław Kranik (3)	6,690,153	53.52%	0	6,690,153	53.52%
Bogdan Zegar	0	*	0	0	*
Donald Chodak	0	*	0	0	*
Tomasz Pawlik	0	*	0	0	*
All officers and directors as a group (4 persons named above)	6,690,153	53.52%	0	6,690,153	53.52%
Over 5% Beneficial Owners
Mirosław Kranik (3)	6,690,153	53.52%	0	6,690,153	53.52%
Halter Financial Investments, L.P. 12890 Hill Top Road Argyle, TX 76226	1,000,000	8.00%	0	1,000,000	8.00%
Timothy P. Halter (4) 12890 Hill Top Road Argyle, TX 76226	1,000,000	8.00%	0	1,000,000	8.00%
David Brigante (4) 12890 Hill Top Road Argyle, TX 76226	1,000,000	8.00%	0	1,000,000	8.00%
George L. Diamond (4) 12890 Hill Top Road Argyle, TX 76226	1,000,000	8.00%	0	1,000,000	8.00%
Marat Rosenberg (4) 12890 Hill Top Road Argyle, TX 76226	1,000,000	8.00%	0	1,000,000	8.00%

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After this Offering (1)
Name and Address of Beneficial Owner	Number	Percent(2)		Number	Percent
Selling Stockholders
ALPEX Sp. z.o.o. Parkowa 8 58-302 Wałbrzych Poland	94,551	*	94,551	0	*
Frantisek Ampapa V Zatiší 298/9 58601 Jihlava 1 Czech Republic	64,103	*	64,103	0	*
Jerzy Andrzejak Polna 20 Wolsztyn 64-200 Poland	64,103	*	64,103	0	*
Lajos Bako Sertekapu u. 24 3300 Eger Hungary	64,103	*	64,103	0	*
Ladislav Bobiš Robotnická 16 831 03 Bratislava Slovakia	64,426	1.28%	64,426	0	*
Jan Bürger Kněžská 4/418 370 01 České Budějovice Czech Republic	96,154	*	96,154	0	*
Krzysztof Busma ul. Konduktorska 3B/29 Warszawa 00-775 Poland	16,026	*	16,026	0	*
Carmentia Finance Limited Revoluční 13 Praha 1 Czech Republic	80,128	*	80,128	0	*
Irena Olimpia Chlebicka Gwarecka 25/1 Ruda Slaska 41-705 Poland	16,026	*	16,026	0	*
Juraj Dančišin Opatovská Cesta 25A 040 01 Košice Slovakia	48,077	*	48,077	0	*
Dana Danková Na Neklamce 16 Praha 5 Czech Republic	128,205	1.03%	128,205	0	*
György Darida Petofi Sándor utca 13 Szarvas 5540 Hungary	128,205	1.03%	128,205	0	*
Zbigniew Demidowicz Wyganowska 18H 03-085 Warszawa Poland	32,051	*	32,051	0	*

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After this Offering (1)
Name and Address of Beneficial Owner	Number	Percent(2)		Number	Percent
László Dudás Szadai út. 2 Veresegyhaz 2112 Hungary	78,526	*	78,526	0	*
Érdi Ferenc Mohái út 18 1113 Budapest Hungary	64,103	*	64,103	0	*
Zdeněk Hochman Jůzlova 3629 Havlíčkův Brod Czech Republic	64,103	*	64,103	0	*
Karel Hruška Rejskova 2369/11 Praha 2 Czech Republic	64,103	*	64,103	0	*
Krzysztof Kaczmarek Jagodowa 49 62-090 Rokietnica-Bytkowo Poland	41,667	*	41,667	0	*
Bogusław Kajdrys Zielona 25E 05-092 Łomianki Poland	64,103	*	64,103	0	*
Kapp-Kapital EST. Boglárka u.1 5000 Szolnok Hungary	128,205	1.03%	128,205	0	*
Zygmunt Karski Podmiejska 19 01-498 Warszawa Poland	118,590	*	118,590	0	*
Sławomir Konarski Žyrardow 96-300 Browarna 2 Poland	64,103	*	64,103	0	*
Gábor Kormos Petofi u.8 Sajosenye 3712 Hungary	64,103	*	64,103	0	*
József Kovács Templom u. 6 H-8600 Siófok Hungary	48,077	*	48,077	0	*
Sławomir Krakowiak Jarocin 123 37-405 Jarocin Poland	57,692	*	57,692	0	*

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After this Offering (1)
Name and Address of Beneficial Owner	Number	Percent(2)		Number	Percent
Henryk Krauzy Pod Lasem 79 44-210 Rybnik Poland	64,103	*	64,103	0	*
Zbigniew Kreczko Puncowska 134 B Cieszyn 43-400 Poland	32,051	*	32,051	0	*
KROC Kft. Hüvösvölgyi út 18 Budapest 1021 Hungary	64,103	*	64,103	0	*
Janusz Krzesinski Krakowska 49 268 00 Bialobrzegi Poland	64,103	*	64,103	0	*
Krzysztof Krzyczkowski Ks. Piotra Skargi 10 Legionowo 05-120 Poland	27,244	*	27,244	0	*
Lubomír Kubánek Veternó 4 926 01 Sereď Slovakia	76,923	*	76,923	0	*
Jaroslava Kubešová Janáčkova 719 513 01 Semily 1 Czech Republic	62,500	*	62,500	0	*
Jarosław Lazur Lustrzana 6 13-420 Warszawa Poland	64,103	*	64,103	0	*
Vladimír Lein Václavské nám. 48 Praha 1 Czech Republic	64,103	*	64,103	0	*
Tomasz Lewandowski Niepodległości 15/11 14-200 Iława Poland	67,308	*	67,308	0	*
Wojciech Lis Kalinowszczyna 12/19 Lublin 20-129 Poland	32,051	*	32,051	0	*
Jan Liszkiewicz Wielicka 91/37 30-552 Kraków Poland	48,077	*	48,077	0	*
Artur Piotr Maciejczyk Jana Kochanowskiego 23/A Radom 26-600 Poland	16,026	*	16,026	0	*

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After this Offering (1)
Name and Address of Beneficial Owner	Number	Percent(2)		Number	Percent
Rostislav Mareček Komenského 536/28 350 02 Cheb Czech Republic	254,167	2.03%	254,167	0	*
Vladimír Matejčík Tajov 221 976 34 Tajov Slovakia	46,474	*	46,474	0	*
Ksawery Najda Kochanowskiego 57/8 43-410 Zebrzydowice Poland	108,974	*	108,974	0	*
Rudolf Očenáš Polǒvnícka 10 974 06 Banská Bystrica Slovakia	48,077	*	48,077	0	*
Marian Okoń Sobieskiego 62 05-520 Konstancin Jeziorna Poland	32,051	*	32,051	0	*
Marcin Osiadacz Słowackiego 23 Kozienice 26-900 Poland	16,026	*	16,026	0	*
Jan Padrnos Podlužanská 1875 19016 Praha 9 Czech Republic	62,821	*	62,821	0	*
Eugeniusz Paprota Kasztanowa 27 Miedzyrzec Podl 21-560 Poland	38,462	*	38,462	0	*
Peter Pavlo Kuzmányho 21 040 01 Košice Slovakia	80,128	*	80,128	0	*
Pavel Pěkný Trojanova 16 120 00 Praha 2 Czech Republic	48,077	*	48,077	0	*
Štefan Petergáč Matejkova 28 841 05 Bratislava Slovakia	89,744	*	89,744	0	*
Slawomir Andrzej Piecka Modrzewiowa 4 A 94-020 Płock Poland	96,154	*	96,154	0	*
Ivan Plichta Zg. Vrbického 4291/18 03101 Lipt.Mikuláš Slovakia	144,228	*	144,228	0	*

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After this Offering (1)
Name and Address of Beneficial Owner	Number	Percent(2)		Number	Percent
Pavol Polakovič Palkovičova 245/11 821 08 Bratislava Slovakia	48,077	*	48,077	0	*
Zbigniew Polatyński Stokłosy 7m4 02-787 Warszawa Poland	64,103	*	64,103	0	*
Roland Sebestyen Viola köz 2 2336 Budapest Hungary	64,103	*	64,103	0	*
Martin Šedivý K Habrovce 669/7 140 00 Praha 4 Czech Republic	64,103	*	64,103	0	*
Stanislav Šíma Novy Malin 623 Novy Malin 788 03 Czech Republic	80,128	*	80,128	0	*
František Šimka Police 127 675 34 Police u Jemnice Czech Republic	16,026	*	16,026	0	*
František Šlehofer Milevská 1105/22 140 00 Praha 4 Czech Republic	57,692	*	57,692	0	*
SOFT ELEKTRONIK S.P. z.o.o. ul. Jagiellonska 67 70-382 Szczecin Poland	240,385	1.92%	240,385	0	*
Wojciech Strep Górna 13 21-560 Miedzyrzec Podlaski Poland	64,103	*	64,103	0	*
Petr Švejnoha Plzenska 213 150 00 Praha 5 Czech Republic	80,128	*	80,128	0	*
Małgorzata Świetosławska Długoszyńska 26 D 43-605 Jaworzno Poland	320,513	2.56%	320,513	0	*
Daniusz Szaraniec Przyjaźni 10 26-910 Magnuszew Poland	48,077	*	48,077	0	*
Karel Sztogrýn Marie Cibulkové 342/36 140 00 Praha 4 Czech Republic	48,077	*	48,077	0	*

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being Offered	Shares Beneficially Owned After this Offering (1)
Name and Address of Beneficial Owner	Number	Percent(2)		Number	Percent
Henryk Szubstarski Jana Pawła II 16/53 14-100 Ostróda Poland	16,026	*	16,026	0	*
Małgorzata Szymańska Surowieckiego W. 4m27 02-785 Warszawa Poland	62,500	*	62,500	0	*
Wacław Tomaszewski Platev 19-21 85-664 Bydgoszcz Poland	64,103	*	64,103	0	*
Trídens KFT. Tínódí n.40 4030 Debrecen Hungary	96,154	*	96,154	0	*
Krzystof Paweł Urbaniec Wesoła 9 42-240 Rudniki Poland	32,051	*	32,051	0	*
Béla Varga Attila u. 17 3170 Szécsény Hungary	64,103	*	64,103	0	*
Štefan Vodný Pod Záhradami 2455/62 841 02 Bratislava Slovakia	96,154	*	96,154	0	*

*Less than 1%.

________________

 (1) Under rules adopted by the SEC, a person is deemed to be a beneficial owner of securities with respect to which the person has or shares: (a) voting power, which includes the power to vote or direct the vote of the security, or (b) investment power, which includes the power to dispose of or to direct the disposition of the security. Unless otherwise indicated below, the persons named in the table above have sole voting and investment power with respect to all shares beneficially owned.

(2) As of July 2, 2008, there were 12,499,645 shares of our common stock outstanding.

(3) Includes 619,813 shares of our common stock owned by Halter Financial Investments, L.P., or HFI.  Pursuant to a call agreement, or the Call Agreement, dated as of May 21, 2008, HFI granted Mr. Mirosław Kranik an option to purchase up to 619,813 shares of our common stock held by it at a purchase price of $3.90 per share for a period of 90 days beginning on the date of the Call Agreement.  Pursuant to the Call Agreement, HFI also granted Mr. Kranik a proxy to vote these shares during such time.

(4) Includes 1,000,000 shares of our common stock owned by HFI, of which Halter Financial Investments GP, LLC is the sole general partner.  The limited partners of HFI are: (i) TPH Capital, L.P. of which TPH Capital GP, LLC is the general partner and Timothy P. Halter is the sole member of TPH Capital GP, LLC; (ii) Bellfield Capital, L.P. of which Bellfield Capital Management, LLC is the sole general partner and David Brigante is the sole member of Bellfield Capital Management, LLC; (iii) Colhurst Capital L.P of which Colhurst Capital GP, LLC is the general partner and George L. Diamond is the sole member of Colhurst Capital GP, LLC; and (iv) Rivergreen Capital, LLC of which Marat Rosenberg is the sole member.  As a result, each of the foregoing persons may be deemed to be a beneficial owner of the shares held of record by HFI.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share.  In connection with the reverse acquisition of Sunset Suits and related financing transaction on May 21, 2008, we issued 6,121,250 shares of our common stock to shareholders of Sunset Suits.  As of July 2, 2008, we had a total of 12,499,645 shares of common stock outstanding and no shares of preferred stock outstanding.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters.  Our bylaws provide that elections for directors shall be by a plurality of votes.  Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.  Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors.  Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.  Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments.  In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.  In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued,  fully paid and non-assessable.  To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof.  Any preferred stock so issued by the board of  directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both.  Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

No shares of preferred stock are currently outstanding.  The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Stockholder Rights Plan

On June 9, 2008, our board of directors enacted the Rights Plan for the purpose of impeding any effort to acquire our Company on terms that are inconsistent with its underlying value and which would not therefore be in the best interests of our stockholders.  On June 9, 2008, the holders of a majority of our issued and outstanding common stock adopted a written consent approving the Rights Plan.  The adoption of the Rights Plan and its approval by the holders of a majority of our outstanding common stock was not prompted by any prospective acquisition effort of which we are aware.

The Rights Plan provides that each share of our outstanding common stock will carry with it a right, or Right.  Each Right will be generally exercisable for the purchase of one share of our common stock for $9.50 per share (such amount as may be adjusted from time to time being referred to herein as the Purchase Price).  However, in the event that any person or entity acquires twenty percent or more of our outstanding common shares in a transaction not approved by our board of directors, each Right (other than Rights attached to shares of common stock held by the acquiror) will entitle its holder, upon payment of the Purchase Price, to receive a number of shares of our common stock (or, in certain circumstances, shares of the acquiror’s common stock) having a market value at the time equal to twice the Purchase Price of the Rights.  The share dilution resulting from the exercise of the Rights would have the effect of discouraging an acquisition effort that our board of directors does not believe to be fair and in the interests of our stockholders.  We will have the right at any time to reacquire the Rights by the payment of $.001 per Right.  The Rights Plan terminates December 31, 2013 unless extended by us.

Transfer Agent and Registrar

Our independent stock transfer agent is Securities Transfer Corporation, located in Frisco, Texas.  Their mailing address is 2591 Dallas Parkway, Suite 102, Frisco Texas 75034.  Their phone number is 469-633-0101.

SHARES ELIGIBLE FOR FUTURE SALE

As of July 2, 2008, there were approximately 12,499,645 shares of our common stock outstanding.

Shares Covered by this Prospectus

All of the 5,128,217 shares being registered in this offering may be sold without restriction under the Securities Act.

Rule 144

The SEC recently adopted amendments to Rule 144 which became effective on February 15, 2008 and apply to securities acquired both before and after that date.  Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (ii) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•

1% of the total number of securities of the same class then outstanding, which will equal approximately 125,018 shares immediately after this offering; or

•

the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

However, since we anticipate that our shares will be quoted on the Over-the-Counter Bulletin Board, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above.  If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation.  Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.  The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders will sell our shares at a price per share equal to $3.12 until our shares are quoted on the Over-the-Counter Bulleting Board, and thereafter at prevailing market prices or at privately negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•

sales pursuant to Rule 144;

•

a combination of any such methods of sale; and

•

any other means permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, agents or broker-dealers, and any selling stockholders who are affiliates of broker-dealers, that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.  We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation.  See “Selling Stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares.  Such fees and expenses are estimated to be $658,099.  We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Thelen Reid Brown Raysman & Steiner LLP, Washington, D.C.

EXPERTS

The financial statements of Sunset Suits included in this prospectus and in the registration statement have been audited by BDO Numerica S.A., independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering.  This prospectus does not contain all of the information set forth in the registration statement.  For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits.  With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

SUNSET SUITS S.A.

FASHION SERVICE SP. Z O.O.

SUNSET SUITS MEN’S FASHION - MODA MĘSKA

SUNSET SUITS S.A. FASHION SERVICE SP. Z O.O. SUNSET SUITS MEN’S FASHION - MODA MĘSKA

US GAAP Combined Financial Statements

For the three months ended 31 March 2008

Sunset Suits S.A. Fashion Service Sp. z o. o. Sunset Suits Men’s Fashion - Moda M ska Combined Balance Sheets (All amounts in thousands except per share data)

Balance Sheet as of the end of	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and equivalents	$ 589	$ 928
Accounts receivable, less allowance for doubtful accounts	4 300	2 541
Inventories	4 434	5 146
Deferred taxes	329	116
Prepaid expenses and other current assets	22	109
Total current assets	9 674	8 841

Non-current assets
Property and equipment, less accumulated depreciation and amortization	14 219	13 114
Other intangible assets, net	40 710	37 291
Deposits and other assets	657	389
Total non-current assets	55 586	50 794

Total assets	$ 65 260	$ 59 635

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Current portion of finance lease payable	$ 98	$ 0
Current portion of long-term debt	1 806	763
Accounts payable	6 979	5 471
Income and other taxes payable	17 614	19 804
Accrued employee compensation and benefits	837	211
Accrued liabilities and other	0	41
Total current liabilities	27 334	26 290

Non-current liabilities:
Provisions (retirement&holiday)	202	211
Deferred taxes and long-term obligations	4	3
Long-term debt	7 846	8 759
Finance lease payable	172	0
Total non-current liabilities	8 224	8 973

Stockholders equity:
Preferred stock - none issued	0	0
Common stock, $1.6 par value, 12,024,000 shares authorized; shares issued: 12,024,000	20 031	20 031
Additional paid-in capital	2 868	0
Retained earnings (deficit)	(928)	(197)
Accumulated other comprehensive income	7 732	4 538
Total stockholders equity	29 703	24 372

Total liabilities and stockholders' equity	$ 65 260	$ 59 635

See accompanying notes to combined financial statement

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Combined Statement of Operations

(All amounts in thousands except per share data)

Statement of Operations for the period of	Three Months Ended	Three Months Ended	Twelve Months Ended
	March 31,	March 31,	December 31,
	2008	2007	2007
Net sales	$ 7 445	$ 6 331	$ 33 147
Cost of goods sold	4 466	3 157	15 555
Gross profit	2 979	3 174	17 592

Operating expenses:
Sales and marketing	3 423	2 430	11 796
General and administrative	859	619	2 531
Total operating expenses	4 282	3 049	14 327
Operating income(loss)	(1 303)	126	3 265

Gain (loss) on disposal of fixed assets, net	(17)	0	0

Interest income	2	0	190
Interest expense	172	106	688
Gain (loss) on transaction in foreign currency	404	100	(0)

Other gain (loss), net	93		208
Loss before income taxes and minority interest	(993)	119	2 975
Income tax provision	188	(23)	(555)

Net income (loss)	($ 804)	$ 96	$ 2 420

Basic net income (loss) per share	($ 0,07)	$ 0,07	$ 0,20

Shares used in computing per share amounts:
Basic	12 024 000	1 373 800	12 024 000

See accompanying notes to combined financial statements

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Combined Statements of Stockholders’ Equity

(All amounts in thousands except per share data)

Statements of Stockholders' Equity	Number of common shares outstanding	Total stockholders' equity	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)

Balance, January 1, 2007	45 000	($ 11 334)	$ 70	$ 0	($ 8 658)	($ 2 746)

Year ended December 31, 2007:
Comprehensive income:
Net income (loss)		2 420	0	0	$ 2 420	0
Foreign currency translation adjustments		0	0	0	0	7 284
Total comprehensive income		2 420
				0
Issuance of stock	11 979 000	26 002	19 961	0	6 041	0
Balance, December 31, 2007	12 024 000	$ 24 372	$ 20 031	$ 0	($197)	$ 4 538

Three months period ended March 31, 2008:
Comprehensive income:
Net income (loss)		(804)	0	0	(804)	0
Foreign currency translation adjustments		0	0	0	0	3 194
Total comprehensive income		(804)

Issuance of stock	0	2 941	0	2 868	73	0
Balance, March 31, 2008	12 024 000	$ 29 703	$ 20 031	$ 2 868	($928)	$ 7 732

See accompanying notes to combined financial statements

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Combined Cash Flow

(All amounts in thousands except per share data)

Cash Flow for the period of	Three Months Ended	Three Months Ended	Twelve Months Ended
	March 31,	March 31,	December 31,
	2008	2007	2007
Cash flows from operating activities:
Net income (loss)	($ 804)	$ 96	$ 2 420
Adjustments to reconcile net income (loss) to cash (used in) provided by operating activities:
Depreciation and amortization	237	164	652
Loss (gain) on property and equipment disposals	0	0	308
Minority interest in income of consolidated joint venture	(93)	0	0
Deferred income taxes	(188)	(9)	5
Accounts receivable	(5 750)	(1 420)	(2 722)
Inventories	608	203	1 242
Other assets	(510)	141	(1 333)
Accounts payable	1 380	230	383
Other liabilities	5 403	620	506

Net cash (used in) provided by operating activities	284	26	1 460

Cash flows from investing activities:
Purchases of property and equipment	(149)	(201)	(244)
Proceeds from sale of property and equipment	18	0	6

Net cash (used in) provided by investing activities	(131)	(201)	(238)

Cash flows from financing activities:
Issuances of common stock	0	76	99
Principal payments under capital lease	(29)	0	0
Repayments of borrowings	(520)	(183)	(1 045)

Net cash provided by financing activities	(549)	(108)	(946)

Effect of exchange rate changes on cash and equivalents	57	(22)	138

Net change in cash and equivalents during period	(339)	(304)	414

Cash and equivalents, beginning of period	928	514	514

Cash and equivalents, end of period	$ 589	$ 211	$ 928

See accompanying notes to combined financial statements

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Notes to Combined Financial Statements

(All amounts in thousands except per share data)

1.

ORGANIZATION AND BASIS OF PREPARATION FINANCIAL STATEMENTS

Sunset Suits Men’s Fashion Moda Męska

Sunset Suits Men’s Fashion Moda Męska sole proprietorship (“Men’s Fashion”) was formed in 1987 by Mr. Miroslaw Kranik.

Men’s Fashion, manufactures and markets a broad range of men's collection suits, coats, trousers and shirts.  It contracts for manufacture of and markets a range of men’s  ties and suit accessories. Men’s Fashion sells branded products through a broad array of distribution channels primarily in Poland. It operates its own network of  retail and factory outlet stores. All activities of the Men’s Fashion are principally conducted in Poland.

In 2006 Mr. Miroslaw Kranik made a decision to change the legal structure of the business and set up Sunset Suits S.A. primarily for the purpose of  transferring the network of retail and factory outlet stores and the trademark “Sunset Suits Men’s Fashion”. Subsequently a new entity under the name of “Fashion Service Sp. z o. o.” was created in 2007 with the aim of transferring all production facilities and wholesale operations.

Sunset Suits SA.

Sunset Suits S.A. (“Sunset Suits”) is a Polish owned enterprise incorporated in Poland in July 2006 in accordance with the Laws of Republic of Poland. The Company was created by an in-kind contribution of assets of the retail segment of Men’s Fashion. The Company is owned by two private persons – Mr. Miroslaw Kranik, who owns 99% of the share capital, and Mr. Bartosz Kranik, who owns 1% of the share capital. Sunset Suits currently engages in the sale and marketing of a broad range of men's collection suits, coats, trousers, shirts, ties and suit accessories. Sunset Suits sells products through a broad array of distribution channels, primarily in Poland. It operates its own network of  retail and factory outlet stores. The activities of the Company are principally conducted in Poland. The predecessor of Sunset Suits was a retail segment of Men’s Fashion.

Fashion Service Sp. z o. o.

Fashion Service Sp. z o. o. (“Fashion Service”) is a Polish owned enterprise incorporated in Poland in November 2007 in accordance with the Laws of Republic of Poland. Fashion Service was created by an in-kind contribution of assets of the manufacturing and wholesale segments of Men’s Fashion. It is owned Mr. Miroslaw Kranik, who owns 99% of the share capital, and Ewelina Ligocka-Kranik, who owns 1% of share capital. Fashion Service designs, manufactures and engages in wholesale sales of a broad range of men's collection suits, coats, trousers and shirts. It contracts for manufacture and wholesale sales a range of men’s ties and suit accessories. All activities of Fashion Service are principally conducted in Poland. The predecessor for Fashion Service was a manufacturing and wholesale segment of Men’s Fashion.

Basis for preparation

The combined financial statements of Sunset Suits S.A., Fashion Service Sp. z o. o. and Sunset Suits Men’s Fashion - Moda Męska (the “Group”) have been prepared by the Group in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The combined financial statements have been prepared for the purpose of presentation for the prospectus. They comprise the combined balance sheet, combined profit and loss account, combined statement of cash flows and combined statement of stockholders’ equity. The accounting policies have been consistently applied by the Group and are consistent with those used in the previous year. The combined financial statements have been prepared by aggregating the revenues and expenses of Sunset Suits S.A. for the three months ended March 31, 2008 and March 31, 2007, respectively, Sunset Suits Men’s Fashion – Moda Męska for the three months ended March 31, 2008 and March 31, 2007, respectively, and Fashion Service Sp. z o. o. for the three months ended March 31, 2008 and March 31, 2007 respectively. The combined financial statements have been prepared by aggregating the assets and liabilities of the combined companies: Sunset Suits S.A. as at March 31, 2008 and as at December 31, 2007, Fashion Service Sp. z o. o. as at March 31, 2008 and as at December 31, 2007 and Men’s Fashion as at March 31, 2008 and as at December 31, 2007.

Intercompany transactions and intercompany balances have been eliminated. All financial data in the combined financial statements is expressed in thousands of US dollars, unless otherwise noted.

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Notes to Combined Financial Statements

(All amounts in thousands except per share data)

The combined financial statements include the accounts of Sunset Suits S.A. and Fashion Service Sp. z o. o. (with the accounts of  their predecessor – Sunset Suits Men’s Fashion – Moda Męska for prior periods if appropriate). All significant intercompany balances and transactions have been eliminated.

The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Principles of combination

These combined financial statements include entities under common control of Mr. Miroslaw Kranik – Sunset Suits S.A., Fashion Service Sp. z o. o.  and Sunset Suits Men’s Fashion - Moda Męska. The provisions of FAS 141 do not apply to transfer of net assets or exchanges of shares between entities under common control. Therefore the net assets have been recognized at their carrying amounts in the transferring entity (Sunset Suits Men’s Fashion - Moda Męska) at the date of transfer. Since the transfer of net assets from Sunset Suits Men’s Fashion - Moda Męska to its successors – Sunset Suits S.A. and Fashion Service Sp. z o. o. resulted in a change of a reporting entity in practice the accounting method used for consolidation is similar to the pooling of interest method. Certain provisions of APB 16 relating to the pooling of interest method provide detailed guidance on consolidation. The recorded assets and liabilities of separate entities are combined in the financial statements. The combined financial statements report results of operations for the period in which the combination occurs as though the companies had been combined as of the beginning of the earliest period presented. The combined financial information as of the beginning of the earliest period presented is presented as though the assets and liabilities had been transferred at that date. The financial statements of the Group are therefore called combined financial statements.

The combined financial statements, prepared in accordance with generally accepted accounting principles in the United States of America, include the assets, liabilities, revenues, expenses and cash flows of Sunset Suits S.A., Fashion Service Sp. z o. o. and Sunset Suits Men’s Fashion - Moda Męska. This basis of accounting differs in certain material respects from that used for the preparation of the books and records of Sunset Suits S.A., Fashion Service Sp. z o. o. and Sunset Suits Men’s Fashion - Moda Męska, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with corporations and sole proprietorships established in Poland (“Polish GAAP”).  The accompanying combined financial statements reflect necessary adjustments not recorded in the books and records of Sunset Suits S.A. and Sunset Suits Men’s Fashion - Moda Męska to present them in conformity with US GAAP with one justified departure from GAAP concerning recognition of tangible and intangible fixed assets at deemed cost. At the March 31, 2008 the combined non-current assets amounting to $ 42,610 thousands were showed based on their fair value assessed in June 2007 that equals to its deemed cost. Such measurement is not in conformity with U.S. GAAP. The management of Sunset Suits S.A. believes that any other measurement of tangible and intangible fixed assets would be misleading for the readers of the financial statements and that this exception to US GAAP is the substance over form, that is the only way to reflect the financial reality of the Group. All adjustments are applied retrospectively and financial statements of reporting entities have been restated. All significant intercompany accounts, transactions and cash flows are eliminated on combination.

The FASB has issued Interpretation No. 46 (FIN-46R) (Revised December 2003), Consolidation of Variable Interest Entities.  FIN-46R clarifies the application of Accounting Research Bulletin No. 51,  Consolidated Financial Statements,  to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. It separates entities into two groups: (1) those for which voting interests are used to determine consolidation and (2) those for which variable interests are used to determine consolidation (the subject of FIN-46R). FIN-46R clarifies how to identify a variable interest entity and how to determine when a business enterprise should include the assets, liabilities, noncontrolling interests and results of activities of a variable interest entity in its consolidated financial statements. The Group has determined that FIN-46R does not apply to the combined financial statements at March 31, 2008.

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Notes to Combined Financial Statements

(All amounts in thousands except per share data)

2.

SUMMARY OF ACCOUNTING POLICIES

Cash and cash equivalents

Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts and time certificates of deposit with a maturity of three months or less when purchased.

Accounts Receivable

Accounts receivable are reported at amounts management expects to be collected, net of trade discounts and an allowance for estimated sales returns.

Outstanding account balances are reviewed individually for collectability.  Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  None of Sunset Suits S.A., Fashion Service Sp. z o. o. or Sunset Suits Men’s Fashion - Moda Męska has any off-balance-sheet credit exposure to its customers.

Allowances for doubtful accounts receivable balances are recorded when circumstances indicate that collection is doubtful for particular accounts receivable or as a general reserve for all accounts receivable. Management estimates such allowances based on historical evidence such as amounts that are subject to risk. Accounts receivable are written off if reasonable collection efforts are not successful.

Inventories and Cost of Sales

Inventories are valued at the lower of cost or market. The Group reduces the carrying cost of inventories for obsolete or slow moving items as necessary to properly reflect inventory value. The cost elements included in inventory consist of all direct costs of merchandise (net of purchase discounts and vendor allowances), allocated overhead (primarily design and indirect production costs), inbound freight and import fees.

Cost of sales includes the inventory cost elements listed above as well as warehouse outbound freight and internally transferred merchandise freight. The Group’s cost of sales may not be comparable to those of other entities, since some entities include all of the costs associated with their distribution functions in cost of sales while the Group includes these costs in selling, general and administrative expenses.

Long-Lived Assets

 Management reviews certain long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In that regard, management assesses the recoverability of such assets based upon estimated non-discounted cash flow forecasts. If an asset impairment is identified, the asset is written down to fair value based on discounted cash flow or other fair value measures. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

Property, Plant, Equipment and Depreciation and Amortization

Property, plant and equipment are recorded at cost. Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the assets. Leasehold improvements recorded at the inception of a lease are amortized using the straight-line method over the life of the lease or the useful life of the improvement, whichever is shorter; for improvements made during the lease term, the amortization period is the shorter of the useful life or the remaining lease term (including any renewal periods that are deemed to be reasonably assured). Property under capital leases is amortized over the lives of the respective leases or the estimated useful lives of the assets, whichever is shorter.

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Notes to Combined Financial Statements

(All amounts in thousands except per share data)

Operating Leases

Total rent payments under operating leases that include scheduled payment increases and rent holidays are amortized on a straight-line basis over the term of the lease. Rent expense on our buildings and retail stores is classified as an SG&A expense and, for certain stores, includes contingent rents that are based on a percentage of retail sales over stated levels. Landlord allowances are amortized by the straight-line method over the original term of the lease as a reduction of rent expense.

Other Intangibles

Other intangibles represents trademarks and know-how. Management annually tests other intangibles without determinable lives (primarily tradenames and trademarks) for impairment. Other intangibles with determinable lives, including license agreements, are amortized on a straight-line basis over the estimated useful lives of the assets.

Foreign Currency Translation

The combined financial statements of the Group are presented in United States Dollars (“US$”). Transactions in foreign currencies during the year are translated into US$ at the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into US$ at the exchange rates prevailing at that date. All transaction differences are recorded in the income statement.

The Group uses local currency, Polish zloty (“PLN”), as their functional currency. On consolidation, the financial statements of the Group is translated from PLN into US$ in accordance with SFAS No. 52, "Foreign Currency Translation". Accordingly, all assets and liabilities are translated at the exchange rates prevailing at the balance sheet dates and all income and expenditure items are translated at the average rates for each of the years. Gains and losses resulting from translation are accumulated in a separate component of stockholders' equity. The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the Polish National Bank, which are determined largely by supply and demand.

Translation of amounts from PLN into United States dollars (“US$”) has been made at the following exchange rates for the respective years:

March 31, 2008
Balance sheet	PLN 2.3896 to US$1.00
Statement of income and comprehensive income	PLN 2.2305 to US$1.00

March 31, 2007
Balance sheet	PLN 2,9058 to US$1.00
Statement of income and comprehensive income	PLN 2,9649 to US$1.00

December 31, 2007
Balance sheet	PLN 2.4350 to US$1.00
Statement of income and comprehensive income	PLN 2.7667 to US$1.00

Defined Benefit Plans

Sunset Suits S. A. and Fashion Service Sp. z o. o. contribute to a state pension scheme in respect of their Polish employees according to Polish law. Other than the above, neither Sunset Suits S.A. nor Fashion Service Sp. z o. o. provide any other post-retirement or post-employment benefits.

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Notes to Combined Financial Statements

(All amounts in thousands except per share data)

Treasury Stock

Treasury stock is recorded at net acquisition cost. Gains and losses on disposition are recorded as increases or decreases to additional paid-in capital with losses in excess of previously recorded gains charged directly to retained earnings.

Revenue Recognition

Wholesale sales are recognized either when products are shipped or, in certain situations, upon acceptance by the customer. Retail sales are recorded at the time of register receipt.

The Group recognizes revenue on product sales when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Net sales of products represent the invoiced value of goods, net of value added taxes (“VAT”), sales returns, trade discounts and allowances.  The Group  is subject to VAT which is levied on the majority of the products of the Group at the rate of 22% on the invoiced value of sales.  Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Group in addition to the invoiced value of purchases to the extent not refunded for export sales.  Provision for sales returns are recorded as a reduction of revenue in the same period that revenue is recognized.  The provision for sales returns, which is based on historical sales returns data, is the Group’s best estimate of the amounts of goods that will be returned from its customers.

Cost of goods sold

Cost of goods sold consists primarily of the costs of the raw materials, direct labor, depreciation of plant and machinery, and overhead associated with the manufacturing process of our products.

Shipping and handling cost

Shipping and handling costs related to delivery of finished goods are included in selling expenses.

Advertising Expense

We record national advertising campaign costs as an expense when the advertising takes place and we expense advertising production costs as incurred, net of reimbursements for cooperative advertising.

Income Taxes

The Group uses the asset and liability method of accounting for income taxes. Current tax assets and liabilities are recognized for the estimated corporate income taxes payable or refundable on the tax returns for the current year. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred income tax provisions are based on the changes to the respective assets and liabilities from period to period. Valuation allowances are recorded to reduce deferred tax assets when uncertainty regarding their realizability exists.

Earnings per Share

Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options and the conversion of any convertible bonds. The difference between reported basic and diluted weighted-average common shares results from the assumption that all dilutive stock options outstanding were exercised and all convertible bonds have been converted into common stock.

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Notes to Combined Financial Statements

(All amounts in thousands except per share data)

Use of estimates

The preparation of the Group’s combined financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to allowance for uncollectible accounts receivable, inventory obsolescence, depreciation, intangible asset valuations and useful lives, goodwill impairments, employee benefit plans, environmental accruals, warranty costs, taxes and contingencies. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

3.

RECENT CHANGES IN ACCOUNTING STANDARDS

FASB Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes” —an Interpretation of FASB Statement No. 109

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes” —an Interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Group recognizes in its consolidated financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for the Group on January 1, 2007, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings. The adoption of FIN 48 did not have a material impact on the Group’s combined financial statements or results of operations.

SFAS No. 157, “Fair Value Measurements”

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008 the FASB provided a one year deferral for the implementation of SFASD No. 157 for nonfinancial assets and liabilities recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The Group is currently evaluating the impact of adopting SFAS 157 on its combined financial statements.

SFAS No. 141, "Business Combinations”

In December 2007, the FASB issued SFAS 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R will significantly change the accounting for business combinations in a number of areas including the treatment of contingent consideration, contingencies, acquisition costs, in-process research and development and restructuring costs. In addition, under SFAS 141R, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination after the measurement period will impact income tax expense. SFAS 141R is required to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009.

SFAS No. 160, "Non Controlling Interest In Consolidated Financial Statements and an amendment of ARB No. 51 ”

In December 2007, the FASB issued SFAS 160, “Non Controlling Interest In Consolidated Financial Statements and an amendment of ARB No. 51”. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as non-controlling interests (NCI) and classified as a component of equity. This new consolidation method will significantly change the accounting for transactions with minority interest holders. SFAS 160 is effective for fiscal years beginning after December 15, 2008. As of March 31, 2008, we did not have any minority interest.

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Notes to Combined Financial Statements

(All amounts in thousands except per share data)

4.

ACCOUNTS RECEIVABLE

Accounts receivable by major categories are summarized as follows:

	March 31,	December 31,
	2008	2007
Trade receivables	$ 3 479	$ 2 158
Other receivables	874	383

	$ 4 300	$ 2 541

Concentrations in Accounts Receivable - At March 31, 2008 and December 31, 2007 no customer accounted for more than 10% of the Group’s accounts receivable.

Accounts Receivable pledged to banks - At March 31, 2008 and December 31, 2007, all trade receivables amounting to $ 4,300 thousand and $ 2,541 thousand, respectively, were pledged to banks pursuant to loan agreements.

5.

INVENTORIES

Inventories are summarized as follows:

	March 31,	December 31,
	2008	2007
Finished goods	$ 244	$ 583
Work-in-process	305	169
Raw materials	1 157	1 075
Merchandise	2 728	3 319

	$ 4 434	$ 5 146

Inventories pledged to banks - At March 31, 2008 and at December 31, 2007, all inventories amounting to $ 4,434 thousand and $ 5,146 thousand, respectively, were pledged to banks pursuant to loan agreements.

6.

PROPERTY, PLANT AND EQUIPMENT

	March 31,	December 31,	Useful lives
	2008	2007	(years)
Land	$ 69	$ 63	N/a
Buildings	10 701	9 802	5 - 40
Leasehold improvements	5 337	4 375	5 - 20
Machinery and equipment	6 013	5 450	3 - 20
Vehicles	758	690	3 - 5
Furniture and fixtures	188	634	3 - 8
Construction in progress	1 076	955	-
Gross	24 141	21 970

Less: accumulated depreciation and amortization	9 922	8 856

Net	$ 14 219	$ 13 114

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Notes to Combined Financial Statements

(All amounts in thousands except per share data)

Included in the vehicles group of property, plant and equipment are capitalized leases amounting to $424 thousand and $121 thousand (net book value) for the years ended March 31, 2008 and December 31, 2007, respectively.

Depreciation and amortization expense relating to property, plant and equipment (including capitalized leases) was $237 thousand and $652 thousand for the periods ended March 31, 2008 and December 31, 2007, respectively. At March 31, 2008 and December 31, 2007, we had no outstanding commitments relating to the construction or remodeling of retail store locations. At March 31, 2008, we had of approximately $98 thousand in outstanding commitments relating to the design and implementation of new computer software systems. During three months of the year 2008 and twelve months of the year 2007 we did not capitalize any interest as part of the cost of major capital projects.

Property Plant and Equipment pledged to banks - At March 31, 2008 and at December 31, 2007, all property plant and equipment amounting to $14,219 thousand and $ 13,114 thousand, respectively, were pledged to banks pursuant to loan agreements.

7.

OTHER INTANGIBLE ASSETS

Trademark is an indefinite intangible asset that represents the cost of the registered brand under the name “Sunset Suits Men’s Fashion”. The trademark has been registered since 1994. Existing technology is an indefinite intangible asset that represents the cost of the retail stores network, the Group’s internal systems and the Group’s know-how. The value of other intangible assets has been presented according to the deemed cost concept based on valuation being the basis for contribution in kind of assets to Sunset Suits S.A.

Accounting rules require that the Group test at least annually for possible goodwill impairment. Management also performs an annual impairment test for trademark. The Group performs tests for impairment in the fourth quarter of each year using a discounted cash flow analysis that requires that certain assumptions and estimates be made regarding industry economic factors and future profitability. As a result of the 2007 impairment analysis,  the Group did not determine any intangible assets impairment.  Accordingly, the Group did not record an impairment.

	March 31,			December 31,
	2008			2007
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Existing technology	$ 24 423	$ 0	$ 24 423	$ 22 371	$ 0	$ 22 371
Trademark	16 288	0	16 288	14 920	0	14 920
Other	0	0	0	0	0	0

	$ 40 710	$ 0	$ 40 710	$ 37 291	$ 0	$ 37 291

We did not recognize amortization expense for intangible assets for the periods ended March 31, 2008 and December 31, 2007, respectively. Amortization expense for intangible assets subject to amortization for each of the years in the five-year period ending December 31, 2013 is estimated to be nil.

Intangible assets pledged to banks - At March 31, 2008 the trademark value amounting to $16,288 thousand, was pledged to banks pursuant to loan agreements.

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Notes to Combined Financial Statements

(All amounts in thousands except per share data)

8.

ACCOUNTS PAYABLE

Accounts payable by major categories are summarized as follows:

	March 31,	December 31,
	2008	2007
Trade payables	$ 6 942	$ 5 217
Other payables	37	254

	$ 6 979	$ 5 471

On May 2, 2008 there was a change in the legal structure of the Group. Sunset Suits S.A. purchased 10 saloons from Mr. Kranik that were previously under legal control of Sunset Suits Men’s Fashion. As the result at March 31, 2008 among in trade payables there is a liability to Mr. Kranik amounting to  $448 thousands.

Concentrations in Accounts Payables - At March 31, 2008, 2 customers accounted for more than 10% of the Company’s accounts payable, with a total amount of $1,456, representing 19% of total accounts payables in the aggregate.

Concentrations in Accounts Payables - At December 31, 2007, 3 customers accounted for more than 10% of the Company’s accounts receivable, with a total amount of $2,231, representing 41% of total accounts payables in the aggregate.

Payables under capital leases amounted to $82 thousand at December 31, 2007.

At March 31, 2008 and December 31, 2007, other payables represents amounts due to National Fund of Remedy of Disabled Persons that is payable according to Polish law.

9.

INCOME AND OTHER TAX PAYABLES

Income and other tax payables consist of the following:

	March 31,	December 31,
	2008	2007
Corporate income tax payable	$ 0	$ 639
Personal income tax payable	60	32
Value added tax payable	5 900	5 299
Health care tax payable	11 654	13 835

	$ 17 614	$ 19 804

Personal income tax in Poland is charged at 19%, 30% and 40% of the assessable personal income. Sole proprietorships are charged at 19% of Personal Income tax in Poland. Accordingly, Sunset Suits Men’s Fashion – Moda Męska is taxed at 19% on assessable personal income. For the combined financial statements of the Group, personal income tax payable can be regarded as a substitute to corporate income tax payable, however management of the Group decided to present it separately for information purposes. Employee part of health care and pension scheme tax in Poland is charged at approx. 19% on the employee salaries.

Overdue tax payable - At March 31, 2008 and at December 31, 2007, personal income tax payable amounting to $60 thousand and $32 thousand, respectively, were overdue. At March 31, 2008 and December 31, 2007, value added tax payable amounting to $5,299 thousand and $5,299 thousands were overdue. There is a signed settlement with the Polish Tax Office according to which overdue personal income tax payable and value added tax payable is due in the years 2008 – 2012.

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Notes to Combined Financial Statements

(All amounts in thousands except per share data)

At March 31, 2008 and at December 31, 2007, health care tax payable amounting to $11,654 thousand and $13,835 thousand, respectively, were overdue. There is a signed settlement with the Polish Social Insurance Office according to which overdue social insurance tax payable is due in the years 2008 – 2012.

At December 31, 2007 among in health care tax payable there is $3,173 of liability that originated before the year 2002 from Sunset Suits Men’s Fashion activity.  According to Health Care Chamber decision dated on May 12, 2008 this health care tax payable cannot be transferred from Sunset Suits Men’s Fashion to Sunset Suits Fashion Service. As the result health care tax payable amounting to $3,173 remains as the Mr. Kranik sole liability and cannot be presented as the liability of these combined financial statements. Since the decision has been received by the Company in the year 2008 management decided not to adjust the opening balances as at December 31, 2007 but adjust the balances as at March 31, 2008.

10.

INCOME TAXES

Corporate  income tax in Poland is charged at 19% of the assessable profit. Members of the Group that are  incorporated in Poland are subject to Polish corporate income tax at the applicable tax rates on the taxable income as reported in their Polish statutory accounts in accordance with the relevant enterprises income tax laws applicable to foreign enterprises.

The Group uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes.

The following summarizes the (benefit) provision for income taxes and a summary of the significant components of the Group’s deferred tax assets and liabilities:

	March 31,	December 31,
Corporate Income Tax:	2008	2007
Current	$ 0	($ 562)
Deferred	188	7
	188	(555)

Deferred tax assets (liabilities):
Nondeductible accruals and allowances	$ 34	$ 36
Depreciation	(4)	(3)
Loss and credit carry forwards	207	0
Valuation allowances	88	80
Net deferred tax asset (liability)	325	113

Included in:
Current assets	$ 329	$ 116
Noncurrent liabilities	(4)	(3)
Net deferred tax asset (liability)	325	113

As of March 31, 2008, we had calculated a deferred tax asset on current period net operating tax loss amounting to $1,019. As of December 31, 2006, we had net operating loss carry-forwards of $112 thousands which expire through 2009. Management estimates that the Company will be able to fully use deferred tax asset in the foreseeable future; therefore, we established no valuation allowances at March 31, 2008 and December 31, 2007.

11.

FINANCIAL INSTRUMENTS

At March 31, 2008 and December 31, 2007, the fair values of cash and cash equivalents, receivables and accounts payable approximated carrying values due to the short-term nature of these instruments.

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Notes to Combined Financial Statements

(All amounts in thousands except per share data)

As a result of the Group’s credit facilities, the Group is exposed to changes in interest rates and foreign currency exchange rates which may adversely affect results of operations and financial condition. The Group does not use derivative financial instruments to minimize the risks and or costs associated with such risks.

The Group provides deposits to Landlords for rent facilities. These deposits are returned upon the end of lease period. The nominal value of the deposits amounted to $989 thousand and $666 thousand, respectively, as of March 31, 2008 and December 31, 2007. The assets are recoverable in the period more than one year. Therefore the Group recorded amortization of deposits amounting to $1 thousand and $19 thousand, respectively, for the periods ended March 31, 2008 and December 31, 2007.

12.

CREDIT FACILITIES

At March 31, 2008 and at December 31, 2007 the Group had no credit facilities.

13.

LONG-TERM DEBT

Long-term debt consists of the following:

	March 31,	December 31,
	2008	2007
Secured Notes due 2013, net of unamortized discount, in USD (BGŻ) with interest at LIBOR+2.5% p.a.	$ 4 098	$ 4 182
Secured Notes due 2012, net of unamortized discount, in USD (BWE) with interest at LIBOR+2.6% p.a.	113	118
Secured Notes due 2012, net of unamortized discount, in USD (BWE) with interest at LIBOR+2.6% p.a.	462	483
Secured Notes due 2013, net of unamortized discount, in PLN (BGŻ) with interest at WIBOR+1.5% p.a.	1 232	1 160
Secured Notes due 2012, net of unamortized discount, in PLN (BWE) with interest at WIBOR+3.0% p.a.	1 645	1 572
Secured Notes due 2011, net of unamortized discount, in PLN (Bank Śląski) with interest at WIBOR+2.0% p.a.	2 102	2 007
	9 652	9 522

Less: current portion	1 806	763

	7 846	8 759

Long-term debt maturities for each of the next five years are $1,806 thousand in 2008,  $1,350 thousand in 2009, $1,350 thousand in 2010, $1,350 thousand in 2011 and $468 thousand in 2012. All of our notes contain certain covenants, including, among others, restrictions on liens and additional secured debt, and pay interest semiannually. The weighted-average interest rate of our long-term debt was 7.30% and 7.11% at March 31, 2008 and December 31, 2007, respectively.

All loans are secured on the Company’s assets.

LIBOR is the basis for variable interest rate for credits denominated in USD defined as the London Inter Bank Offer Rate. WIBOR is the basis for variable interest rate for credits denominated in PLN defined as the Warsaw Inter Bank Offer Rate.

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Notes to Combined Financial Statements

(All amounts in thousands except per share data)

14.

EMPLOYEE BENEFITS

Sunset Suits S.A. and Fashion Service Sp. z o. o. both contribute to a pension scheme organized by the government in respect of their employees in Poland on a monthly basis and accrue for retirement benefits that equals one monthly salary payable at the retirement of each employee who is employed in at that date. Neither Sunset Suits S.A. nor Fashion Service Sp. z o. o. is required by law or entered into any other form of employee benefits plan.

15.

COMMITMENTS AND CONTINGENCIES

Contingent Liabilities

Members of the Group have been named as defendants in various actions and proceedings, including actions brought by certain employees whose employment has been terminated arising from the Group’s ordinary business activities. Although the amount of any liability that could arise with respect to these actions cannot be accurately predicted, in our opinion, any such liability will not have a material adverse effect on the Group’s financial position or results of operations.

Trouble Debt Restructuring

Members of the Group had defaulted payment of certain long term debts in the past. As the result of bank settlements, part of the interest was suspended. If the bank settlements are breached, the interests might be claimed by financial institutions. Total interest suspended amounted to $ 1,505 thousand at March 31, 2008.  Management is of the opinion that there is no risk of breaching the bank settlement agreements.

Operating Leases

In the normal course of business, the Group rents retail and factory outlet stores space under operating lease agreements. The operating lease agreements generally contain renewal options that may be exercised at the applicable Group member’s discretion after the completion of the base rental terms. Certain of the rental agreements provide for payment of occupancy costs. In addition, many of the rental agreements provide for payment by us of a percentage of outlet net sales or increases to the base rental rate upon the outlet turnover or at specified intervals, which usually occur on an annual basis. As of March 31, 2008 there were rent agreements ended for the period of 1 to 10 years with 3 months rent payment default rule. As of March 31, 2008, the Group was only obligated under operating lease agreements requiring minimum rentals being 3 months lease payment after default.

The Group recognizes lease expense on a straight-line basis over the life of the lease agreement. Contingent rent expense is recognized as it is incurred. Total rent expense in continuing operations from operating lease agreements were $1,614 thousand and $5,914 thousand for the periods ended March 31, 2008 and year ended December 31, 2007, respectively.

16.

SHAREHOLDERS’ EQUITY

Common Stock

The Board of Directors has authorized 12,024 thousands of ordinary shares at aprox. $1.6 PAR value (PLN 5) at March 31, 2008, and December 31, 2007. All shares were issued at that dates.

On May 2, 2008 there was a change in the legal structure of the Group. Sunset Suits S.A. took over 10 saloons from Mr. Kranik that were previously under the legal control of Sunset Suits Men’s Fashion. This transaction had been combined at December 31, 2007 by presenting  a credit to retained earnings of the Group amounting to $408 thousands. Since the transaction has been finally settled as the purchase of the saloon the retained earnings has been debited by $408 thousands and additional liability has been recognized as described in the note 8.

The Group combined financial statements includes the assets and liabilities of Sunset Suits Fashion Service Sp. z o. o. that has been taken over from Sunset Suits Men’s Fashion in 2007. At December 31, 2007, among in the trade payables there is a health tax payable amounting to $3,173. As described in the note 9, according to Health Care Chamber decision dated on May 12, 2008 this payable $3,173 cannot be transferred from Sunset Suits Men’s Fashion to Sunset Suits Fashion Service. Since liabilities of Fashion Service at March 31, 2008 decreased by $3,173 as the result of above mentioned decision, while the assets remained unchanged, there has been an additional net assets created. The amount of $3,173 has been presented as additional paid in capital being a result of the change of the net assets of the Group as described above.

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Notes to Combined Financial Statements

(All amounts in thousands except per share data)

As of March 31, 2008 the additional paid in capital amounting to $2,868 thousands consisted of reserve capital being a result of a matter described above amounting to $3,173 thousands and share issue cost amounting to minus $305 thousands.

17.

OPERATING RISK

Interest rate risk

The interest rates and terms of repayment of bank and other borrowings are disclosed in Note 13. Other financial assets and liabilities do not have material interest rate risk.

Credit risk

The Group is exposed to credit risk from its cash in banks and fixed deposits and bills and accounts receivable. The credit risk on cash in banks and fixed deposits is limited because the counterparties are recognized financial institutions. Bills and accounts receivable are subjected to credit evaluations. An allowance has been made for estimated irrecoverable amounts which has been determined by reference to past default experience and the current economic environment.

Foreign currency risk

Most of the transactions of the Group were settled in Polish złoty. Part of long term debt is denominated in U.S. dollars, as stated in the note 13. In the opinion of management, the Group would not have significant foreign currency risk exposure.

18.

BUSINESS SEGMENT GEOGRAPHIC AREA INFORMATION

Business segment

Management identifies operating segments based on, among other things, differences in products sold and the way the Group’s management organizes the components of the Group’s business for purposes of allocating resources and assessing performance. The Group’s operations are comprised of two reportable segments: wholesale and retail. Segment revenues are generated from manufacturing and the sale of suits and accessories through wholesale channels and in the Group’s own retail locations. The wholesale segments include design, manufacture and wholesale operations with third party departments and other foreign stores. The retail segment includes operations by the Group’s stores.  The Group defines segment profit as operating income before net interest expense, goodwill impairment charges, equity in earnings of unconsolidated affiliates and income taxes. Summarized below are the Group’s revenues, income and total assets by reportable segments.

	Wholesale	Retail	Real estate	Eliminations & other	Consolidated
For the three months period ended March 31, 2008:
Revenue	$ 5 282	$ 7 032	$ 0	($ 4 868)	$ 7 445
Gross profit	880	2 741	0	(641)	2 979
Operating expense	459	3 824	0	0	4 282
Operating income (loss)	421	(1 083)	0	(641)	(1 303)

For the three months period ended March 31, 2007:
Revenue	$ 2 088	$ 5 108	$ 0	($ 866)	$ 6 331
Gross profit	1 147	2 127	0	(100)	3 174
Operating expense	430	2 618	0	0	3 049
Operating income (loss)	237	(12)	0	(100)	126

For the year ended December 31, 2007:
Revenue	$ 10 117	$ 28 517	$ 0	($ 5 487)	$ 33 147
Gross profit	4 552	13 104	0	(63)	17 592
Operating expense	4 469	10 721	(863)	0	14 327
Operating income (loss)	82	2 383	863	(63)	3 265

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Notes to Combined Financial Statements

(All amounts in thousands except per share data)

Geographical Information

The Group's sales by geographic destination are analyzed as follows:

	March 31,	March 31,	December 31,
	2008	2007	2007
Poland	$ 6 632	$ 6 167	$ 30 153
Other	814	164	2 994

	$ 7 445	$ 6 331	$ 33 147

19.

SUBSEQUENT EVENTS

On May 2, 2008 there was a change in the legal structure of the Group. Sunset Suits S.A. took over the control of 10 new saloons that were previously under legal control of Sunset Suits Men’s Fashion as described in the notes 8 and 16.

On May 12, 2008 the Group received a decision of Health care Chamber that resulted in change of tax liabilities and equity structure. Details of this decision is described in the notes 9 and 16 of these combined financial statements. Besides that there were no material subsequent events since the date the financial statements are prepared.

Poznań, 6 June 2008

SUNSET SUITS S.A. FASHION SERVICE SP. Z O.O. SUNSET SUITS MEN’S FASHION - MODA MĘSKA

US GAAP Combined Financial Statements

For the year ended 31 December 2007 and 31 December 2006

The report of the Independent Registered Public Accounting Firm

To the Supervisory Board of Sunset Suits S.A. and the Shareholders Meeting of Fashion Service Sp. z o.o.

We have audited the accompanying combined financial statements of Sunset Suits S.A., Fashion Service Sp. z o.o. and their predecessor Sunset Suits Men’s Fashion - Moda Męska (a sole proprietorship) as of December 31, 2007 and December 31,2006. The combined financial statements consist of: combined balance sheet, combined statements of operations, combined statements of equity, combined cash flows for each of  the two years ended December 31, 2007.

These combined financial statements are the responsibility of Sunset Suits S.A. management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Sunset Suits S.A., Fashion Service Sp. z o.o. and Sunset Suits Men’s Fashion - Moda Męska at December 31, 2007 and at December 31, 2006, and results of its operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Poznań,  Poland

22 February 2008

BDO Numerica S.A.

ul. Postępu 12, 02-676 Warsaw

Poznań Branch

ul. Warszawska 43, 61-028 Poznań

Registration No. 523

Agata Wojtkowiak Polish Certified Auditor Reg. No. 10784/7826	Krystyna Sakson Board Member Branch Director Polish Certified Auditor Reg. No. 7899/483

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Combined Balance Sheets

(All amounts in thousands except per share data)

Balance Sheet as of the end of	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and equivalents	$ 928	$ 514
Accounts receivable, less allowance for doubtful accounts	2 541	11 315
Inventories	5 146	5 074
Deferred taxes	116	97
Prepaid expenses and other current assets	109	20
Total current assets	8 841	17 020

Non-current assets
Property and equipment, less accumulated depreciation and amortization	13 114	1 904
Other intangible assets, net	37 291	0
Deposits and other assets	389	1 895
Total non-current assets	50 794	3 799

Total assets	$ 59 635	$ 20 819

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Current portion of long-term debt	$ 763	$ 138
Accounts payable	5 471	8 084
Income and other taxes payable	19 804	11 790
Accrued employee compensation and benefits	211	2 831
Accrued liabilities and other	41	99
Total current liabilities	26 290	22 943

Non-current liabilities:
Provisions (retirement&holiday)	211	386
Deferred taxes and long-term obligations	3	1
Long-term debt	8 759	8 822
Total non-current liabilities	8 973	9 210

Stockholders equity:
Common stock, $1.6 par value, 12,024,000 shares authorized; shares issued: 12,024,000 and 45,000 respectively	20 031	70
Retained earnings (deficit)	(197)	(8 658)
Accumulated other comprehensive income	4 538	(2 746)
Total stockholders equity	24 372	(11 334)

Total liabilities and stockholders' equity	$ 59 635	$ 20 819

See accompanying notes to combined financial statement

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Combined Statement of Operations

(All amounts in thousands except per share data)

Statement of Operations for the period of	Twelve Months Ended	Twelve Months Ended
	December 31,	December 31,
	2007	2006
Net sales	$ 33 147	$ 26 323
Cost of goods sold	15 555	16 250
Gross profit	17 592	10 073

Operating expenses:
Sales and marketing	11 796	9 373
General and administrative	2 531	1 028
Total operating expenses	14 327	10 401
Operating income(loss)	3 265	(329)

Interest income	190	1
Interest expense	688	756

Other gain (loss), net	208	433
Loss before income taxes and minority interest	2 975	(651)
Income tax provision	(555)	129

Net income (loss)	$ 2 420	($ 522)

Basic net income (loss) per share	$ 0,20	($ 0,04)

See accompanying notes to combined financial statements

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Combined Statements of Stockholders’ Equity

(All amounts in thousands except per share data)

Statements of Stockholders' Equity	Number of common shares outstanding	Total stockholders' equity	Common stock	Retained earnings	Accumulated other comprehensive income (loss)

Balance, January 1, 2006	0	($ 9 894)	$ 0	($8 352)	($ 1 541)

Year ended December 31, 2006:
Comprehensive income:
Net income (loss)		(522)	0	(522)	0
Foreign currency translation adjustments		(1 205	0	0	(1 205)
Total comprehensive income		(1 727)

Issuance of stock	45 000	287	70	217	0
Balance, December 31, 2006	45 000	($ 11 334)	$ 70	($8 658)	($ 2 746)

Year ended December 31, 2007:
Comprehensive income:
Net income (loss)		2 420	0	2 420	0
Foreign currency translation adjustments		7 284	0	0	7 284
Total comprehensive income		9 704

Issuance of stock	11 979 000	26 001	19 961	6 040	0
Balance, December 31, 2007	12 024 000	$ 24 372	$ 20 031	($197)	$ 4 538

See accompanying notes to combined financial statements

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Combined Cash Flow

(All amounts in thousands except per share data)

Cash Flow for the period of	Twelve Months Ended	Twelve Months Ended
	December 31,	December 31,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$ 2 420	($ 522)
Adjustments to reconcile net income (loss) to cash (used in) provided by operating activities:
Depreciation and amortization	652	784
Loss (gain) on property and equipment disposals	308	124
Deferred income taxes	5	(20)
Accounts receivable	(2 722)	673
Inventories	1 242	1 520
Other assets	(1 333)	106
Accounts payable	383	(1 300)
Other liabilities	506	578

Net cash (used in) provided by operating activities	1 460	1 943

Cash flows from investing activities:
Purchases of property and equipment	(244)	(535)
Proceeds from sale of property and equipment	6	27

Net cash (used in) provided by investing activities	(238)	(508)

Cash flows from financing activities:
Issuances of common stock	99	290
Proceeds from long term debt	0	760
Repayments of borrowings	(1 045)	(2 201)

Net cash provided by financing activities	(946)	(1 151)

Effect of exchange rate changes on cash and equivalents	138	(20)

Net change in cash and equivalents during period	414	263

Cash and equivalents, beginning of period	514	251

Cash and equivalents, end of period	$ 928	$ 514

See accompanying notes to combined financial statements

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Notes to Combined Financial Statements

(All amounts in thousands except per share data)

1.

ORGANIZATION AND BASIS OF PREPARATION FINANCIAL STATEMENTS

Sunset Suits Men’s Fashion Moda Męska

Sunset Suits Men’s Fashion Moda Męska sole proprietorship (“Men’s Fashion”) was formed in 1987 by Mr. Miroslaw Kranik.

Men’s Fashion, manufactures and markets a broad range of men's collection suits, coats, trousers and shirts. It contracts for manufacture of and markets a range of men’s  ties and suit accessories. Men’s Fashion sells branded products through a broad array of distribution channels primarily in Poland. It operates its own network of  retail and factory outlet stores. All activities of the Men’s Fashion are principally conducted in Poland.

In 2006 Mr. Miroslaw Kranik made a decision to change the legal structure of the business and set up Sunset Suits S.A. primarily for the purpose of  transferring the network of retail and factory outlet stores and the trademark “Sunset Suits Men’s Fashion”. Subsequently a new entity under the name of “Fashion Service Sp. z o. o.” was created in 2007 with the aim of transferring all production facilities and wholesale operations.

Sunset Suits SA.

Sunset Suits S.A. (“Sunset Suits”) is a Polish owned enterprise incorporated in Poland in July 2006 in accordance with the Laws of Republic of Poland. The Company was created by an in-kind contribution of assets of the retail segment of Men’s Fashion. The Company is owned by two private persons – Mr. Miroslaw Kranik, who owns 99% of the share capital, and Mr. Bartosz Kranik, who owns 1% of the share capital. Sunset Suits currently engages in the sale and marketing of a broad range of men's collection suits, coats, trousers, shirts, ties and suit accessories. Sunset Suits sells products through a broad array of distribution channels, primarily in Poland. It operates its own network of  retail and factory outlet stores. The activities of the Company are principally conducted in Poland. The predecessor of Sunset Suits was a retail segment of Men’s Fashion.

Fashion Service Sp. z o. o.

Fashion Service Sp. z o. o. (“Fashion Service”) is a Polish owned enterprise incorporated in Poland in November 2007 in accordance with the Laws of Republic of Poland. Fashion Service was created by an in-kind contribution of assets of the manufacturing and wholesale segments of Men’s Fashion. It is owned Mr. Miroslaw Kranik, who owns 99% of the share capital, and Ewelina Ligocka-Kranik, who owns 1% of share capital. Fashion Service designs, manufactures and engages in wholesale sales of a broad range of men's collection suits, coats, trousers and shirts. It contracts for manufacture and wholesale sales a range of men’s ties and suit accessories. All activities of Fashion Service are principally conducted in Poland. The predecessor for Fashion Service was a manufacturing and wholesale segment of Men’s Fashion.

Basis for preparation

The combined financial statements of Sunset Suits S.A., Fashion Service Sp. z o. o. and Sunset Suits Men’s Fashion - Moda Męska (the “Group”) have been prepared by the Group in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The combined financial statements have been prepared for the purpose of presentation for the prospectus. They comprise the combined balance sheet, combined profit and loss account, combined statement of cash flows and combined statement of stockholders’ equity. The accounting policies have been consistently applied by the Group and are consistent with those used in the previous year. The combined financial statements have been prepared by aggregating the revenues and expenses of Sunset Suits S.A. for the twelve months ended December 31, 2006 and December 31, 2007, respectively, Sunset Suits Men’s Fashion – Moda Męska for the twelve months ended December 31, 2006 and December 31, 2007, respectively, and Fashion Service Sp. z o. o. for the twelve months ended December 31, 2007. The combined financial statements have been prepared by aggregating the assets and liabilities of the combined companies: Sunset Suits S.A. as at December 31, 2006 and as at December 31, 2007 and Fashion Service Sp. z o. o. as at December 31, 2006 and as at December 31, 2007.

Intercompany transactions and intercompany balances have been eliminated. All financial data in the combined financial statements is expressed in thousands of US dollars, unless otherwise noted.

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Notes to Combined Financial Statements

(All amounts in thousands except per share data)

The combined financial statements include the accounts of Sunset Suits S.A. and Fashion Service Sp. z o. o. (with the accounts of  their predecessor – Sunset Suits Men’s Fashion – Moda Męska for prior periods if appropriate). All significant intercompany balances and transactions have been eliminated.

The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Principles of combination

These combined financial statements include entities under common control of Mr. Miroslaw Kranik – Sunset Suits S.A., Fashion Service Sp. z o. o.  and Sunset Suits Men’s Fashion - Moda Męska. The provisions of FAS 141 do not apply to transfer of net assets or exchanges of shares between entities under common control. Therefore the net assets have been recognized at their carrying amounts in the transferring entity (Sunset Suits Men’s Fashion - Moda Męska) at the date of transfer. Since the transfer of net assets from Sunset Suits Men’s Fashion - Moda Męska to its successors – Sunset Suits S.A. and Fashion Service Sp. z o. o. resulted in a change of a reporting entity in practice the accounting method used for consolidation is similar to the pooling of interest method. Certain provisions of APB 16 relating to the pooling of interest method provide detailed guidance on consolidation. The recorded assets and liabilities of separate entities are combined in the financial statements. The combined financial statements report results of operations for the period in which the combination occurs as though the companies had been combined as of the beginning of the earliest period presented. The combined financial information as of the beginning of the earliest period presented is presented as though the assets and liabilities had been transferred at that date. The financial statements of the Group are therefore called combined financial statements.

The combined financial statements, prepared in accordance with generally accepted accounting principles in the United States of America, include the assets, liabilities, revenues, expenses and cash flows of Sunset Suits S.A., Fashion Service Sp. z o. o. and Sunset Suits Men’s Fashion - Moda Męska. This basis of accounting differs in certain material respects from that used for the preparation of the books and records of Sunset Suits S.A., Fashion Service Sp. z o. o. and Sunset Suits Men’s Fashion - Moda Męska, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with corporations and sole proprietorships established in Poland (“Polish GAAP”).  The accompanying combined financial statements reflect necessary adjustments not recorded in the books and records of Sunset Suits S.A. and Sunset Suits Men’s Fashion - Moda Męska to present them in conformity with US GAAP. All adjustments are applied retrospectively and financial statements of reporting entities have been restated. All significant intercompany accounts, transactions and cash flows are eliminated on combination.

The FASB has issued Interpretation No. 46 (FIN-46R) (Revised December 2003), Consolidation of Variable Interest Entities.  FIN-46R clarifies the application of Accounting Research Bulletin No. 51,  Consolidated Financial Statements,  to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. It separates entities into two groups: (1) those for which voting interests are used to determine consolidation and (2) those for which variable interests are used to determine consolidation (the subject of FIN-46R). FIN-46R clarifies how to identify a variable interest entity and how to determine when a business enterprise should include the assets, liabilities, noncontrolling interests and results of activities of a variable interest entity in its consolidated financial statements. The Group has determined that FIN-46R does not apply to the combined financial statements at December 31, 2007 and December 31, 2006.

2.

SUMMARY OF ACCOUNTING POLICIES

Cash and cash equivalents

Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts and time certificates of deposit with a maturity of three months or less when purchased.

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Notes to Combined Financial Statements

(All amounts in thousands except per share data)

Accounts Receivable

Accounts receivable are reported at amounts management expects to be collected, net of trade discounts and an allowance for estimated sales returns.

Outstanding account balances are reviewed individually for collectability.  Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  None of Sunset Suits S.A., Fashion Service Sp. z o. o. or Sunset Suits Men’s Fashion - Moda Męska has any off-balance-sheet credit exposure to its customers.

Allowances for doubtful accounts receivable balances are recorded when circumstances indicate that collection is doubtful for particular accounts receivable or as a general reserve for all accounts receivable. Management estimates such allowances based on historical evidence such as amounts that are subject to risk. Accounts receivable are written off if reasonable collection efforts are not successful.

Inventories and Cost of Sales

Inventories are valued at the lower of cost or market. The Group reduces the carrying cost of inventories for obsolete or slow moving items as necessary to properly reflect inventory value. The cost elements included in inventory consist of all direct costs of merchandise (net of purchase discounts and vendor allowances), allocated overhead (primarily design and indirect production costs), inbound freight and import fees.

Cost of sales includes the inventory cost elements listed above as well as warehouse outbound freight and internally transferred merchandise freight. The Group’s cost of sales may not be comparable to those of other entities, since some entities include all of the costs associated with their distribution functions in cost of sales while the Group includes these costs in selling, general and administrative expenses.

Long-Lived Assets

 Management reviews certain long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In that regard, management assesses the recoverability of such assets based upon estimated non-discounted cash flow forecasts. If an asset impairment is identified, the asset is written down to fair value based on discounted cash flow or other fair value measures. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

Property, Plant, Equipment and Depreciation and Amortization

Property, plant and equipment are recorded at cost. Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the assets. Leasehold improvements recorded at the inception of a lease are amortized using the straight-line method over the life of the lease or the useful life of the improvement, whichever is shorter; for improvements made during the lease term, the amortization period is the shorter of the useful life or the remaining lease term (including any renewal periods that are deemed to be reasonably assured). Property under capital leases is amortized over the lives of the respective leases or the estimated useful lives of the assets, whichever is shorter.

Operating Leases

Total rent payments under operating leases that include scheduled payment increases and rent holidays are amortized on a straight-line basis over the term of the lease. Rent expense on our buildings and retail stores is classified as an SG&A expense and, for certain stores, includes contingent rents that are based on a percentage of retail sales over stated levels. Landlord allowances are amortized by the straight-line method over the original term of the lease as a reduction of rent expense.

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Notes to Combined Financial Statements

(All amounts in thousands except per share data)

Other Intangibles

Other intangibles represents trademarks and know-how. Management annually tests other intangibles without determinable lives (primarily tradenames and trademarks) for impairment. Other intangibles with determinable lives, including license agreements, are amortized on a straight-line basis over the estimated useful lives of the assets.

Foreign Currency Translation

The combined financial statements of the Group are presented in United States Dollars (“US$”). Transactions in foreign currencies during the year are translated into US$ at the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into US$ at the exchange rates prevailing at that date. All transaction differences are recorded in the income statement.

The Group uses local currency, Polish zloty (“PLN”), as their functional currency. On consolidation, the financial statements of the Group is translated from PLN into US$ in accordance with SFAS No. 52, "Foreign Currency Translation". Accordingly, all assets and liabilities are translated at the exchange rates prevailing at the balance sheet dates and all income and expenditure items are translated at the average rates for each of the years. Gains and losses resulting from translation are accumulated in a separate component of stockholders' equity. The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the Polish National Bank, which are determined largely by supply and demand.

Translation of amounts from PLN into United States dollars (“US$”) has been made at the following exchange rates for the respective years:

December 31, 2007
Balance sheet	PLN 2.4350 to US$1.00
Statement of income and comprehensive income	PLN 2.7667 to US$1.00

December 31, 2006
Balance sheet	PLN 2.9105 to US$1.00
Statement of income and comprehensive income	PLN 3.1025 to US$1.00

Defined Benefit Plans

Sunset Suits S. A. and Fashion Service Sp. z o. o. contribute to a state pension scheme in respect of their Polish employees according to Polish law. Other than the above, neither Sunset Suits S.A. nor Fashion Service Sp. z o. o. provide any other post-retirement or post-employment benefits.

Treasury Stock

Treasury stock is recorded at net acquisition cost. Gains and losses on disposition are recorded as increases or decreases to additional paid-in capital with losses in excess of previously recorded gains charged directly to retained earnings.

Revenue Recognition

Wholesale sales are recognized either when products are shipped or, in certain situations, upon acceptance by the customer. Retail sales are recorded at the time of register receipt.

The Group recognizes revenue on product sales when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Net sales of products represent the invoiced value of goods, net of value added taxes (“VAT”), sales returns, trade discounts and allowances.  The Group  is subject to VAT which is levied on the majority of the products of the Group at the rate of 22% on the invoiced value of sales.  Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Group in addition to the invoiced value of purchases to the extent not refunded for export sales.  Provision for sales returns are recorded as a reduction of revenue in the same period that revenue is recognized.  The provision for sales returns, which is based on historical sales returns data, is the Group’s best estimate of the amounts of goods that will be returned from its customers.

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Notes to Combined Financial Statements

(All amounts in thousands except per share data)

Cost of goods sold

Cost of goods sold consists primarily of the costs of the raw materials, direct labor, depreciation of plant and machinery, and overhead associated with the manufacturing process of our products.

Shipping and handling cost

Shipping and handling costs related to delivery of finished goods are included in selling expenses.

Advertising Expense

We record national advertising campaign costs as an expense when the advertising takes place and we expense advertising production costs as incurred, net of reimbursements for cooperative advertising.

Income Taxes

The Group uses the asset and liability method of accounting for income taxes. Current tax assets and liabilities are recognized for the estimated corporate income taxes payable or refundable on the tax returns for the current year. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred income tax provisions are based on the changes to the respective assets and liabilities from period to period. Valuation allowances are recorded to reduce deferred tax assets when uncertainty regarding their realizability exists.

Earnings per Share

Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options and the conversion of any convertible bonds. The difference between reported basic and diluted weighted-average common shares results from the assumption that all dilutive stock options outstanding were exercised and all convertible bonds have been converted into common stock.

Use of estimates

The preparation of the Group’s combined financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to allowance for uncollectible accounts receivable, inventory obsolescence, depreciation, intangible asset valuations and useful lives, goodwill impairments, employee benefit plans, environmental accruals, warranty costs, taxes and contingencies. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

3.

RECENT CHANGES IN ACCOUNTING STANDARDS

FASB Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes” —an Interpretation of FASB Statement No. 109

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes” —an Interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Group recognizes in its consolidated financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for the Group on January 1, 2007, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings. The adoption of FIN 48 did not have a material impact on the Group’s combined financial statements or results of operations.

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Notes to Combined Financial Statements

(All amounts in thousands except per share data)

SFAS No. 157, “Fair Value Measurements”

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008 the FASB provided a one year deferral for the implementation of SFASD No. 157 for nonfinancial assets and liabilities recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The Group is currently evaluating the impact of adopting SFAS 157 on its combined financial statements.

SFAS No. 141, "Business Combinations”

In December 2007, the FASB issued SFAS 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R will significantly change the accounting for business combinations in a number of areas including the treatment of contingent consideration, contingencies, acquisition costs, in-process research and development and restructuring costs. In addition, under SFAS 141R, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination after the measurement period will impact income tax expense. SFAS 141R is required to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009.

SFAS No. 160, "Non Controlling Interest In Consolidated Financial Statements and an amendment of ARB No. 51 ”

In December 2007, the FASB issued SFAS 160, “Non Controlling Interest In Consolidated Financial Statements and an amendment of ARB No. 51”. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as non-controlling interests (NCI) and classified as a component of equity. This new consolidation method will significantly change the accounting for transactions with minority interest holders. SFAS 160 is effective for fiscal years beginning after December 15, 2008. As of December 31, 2007, we did not have any minority interest.

4.

ACCOUNTS RECEIVABLE

Accounts receivable by major categories are summarized as follows:

	December 31,	December 31,
	2007	2006
Trade receivables	$ 2 158	$ 11 314
Other receivables	383	1

	$ 2 541	$ 11 315

Concentrations in Accounts Receivable - At December 31, 2007 no customer accounted for more than 10% of the Group’s accounts receivable.

At December 31, 2006, one customer accounted for more than 10% of the Company’s accounts receivable, with a total amount of $ 5 504 thousand, representing 49% of total accounts receivable in the aggregate.

Accounts Receivable pledged to banks - At December 31, 2007 and December 31, 2006, all trade receivables amounting to $ 2,158 thousand and $ 11 314 thousand, respectively, were pledged to banks pursuant to loan agreements.

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Notes to Combined Financial Statements

(All amounts in thousands except per share data)

5.

INVENTORIES

Inventories are summarized as follows:

	December 31,	December 31,
	2007	2006
Finished goods	$ 583	$ 270
Work-in-process	169	200
Raw materials	1 075	1 551
Merchandise	3 319	3 054

	$ 5 146	$ 5 074

Inventories pledged to banks - At December 31, 2007 and at December 31, 2006, At December 31, 2007 and December 31, 2006, all inventories amounting to $ 5,146 thousand and $ 5 006 thousand, respectively, were pledged to banks pursuant to loan agreements.

6.

PROPERTY, PLANT AND EQUIPMENT

	December 31,	December 31,	Useful lives
	2007	2006	(years)
Land	$ 63	$ 53	N/a
Buildings	9 802	3 326	5 - 40
Leasehold improvements	4 375	747	5 - 20
Machinery and equipment	5 450	2 156	3 - 20
Vehicles	690	603	3 - 5
Furniture and fixtures	634	51	3 - 8
Construction in progress	955	489	-
Gross	21 970	7 425

Less: accumulated depreciation and amortization	8 856	5 521

Net	$ 13 114	$ 1 904

Included in the vehicles group of property, plant and equipment are capitalized leases amounting to $132 thousand and $165 thousand (net book value) for the years ended December 31, 2007 and December 31, 2006, respectively.

Depreciation and amortization expense relating to property, plant and equipment (including capitalized leases) was $477 thousand and $784 thousand for the years ended December 31, 2007 and December 31, 2006, respectively. At December 31, 2007 and December 31, 2006, we had no outstanding commitments relating to the construction or remodeling of retail store locations. At December 31, 2007, we had of approximately $420 thousand in outstanding commitments relating to the design and implementation of new computer software systems. During 2007 and 2006 we did not capitalize any interest as part of the cost of major capital projects.

Property Plant and Equipment pledged to banks - At December 31, 2007 and at December 31, 2006, all property plant and equipment amounting to $13,114 thousand and $ 1,904 thousand, respectively, were pledged to banks pursuant to loan agreements.

7.

OTHER INTANGIBLE ASSETS

Trademark is an indefinite intangible asset that represents the cost of the registered brand under the name “Sunset Suits Men’s Fashion”. The trademark has been registered since 1994. Existing technology is an indefinite intangible asset that represents the cost of the retail stores network, the Group’s internal systems and the Group’s know-how. The value of other intangible assets has been presented according to the value being the basis for contribution in kind of assets to Sunset Suits S.A and Fashion Service Sp. z o.o.

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Notes to Combined Financial Statements

(All amounts in thousands except per share data)

Accounting rules require that the Group test at least annually for possible goodwill impairment. Management also performs an annual impairment test for trademark. The Group performs tests for impairment in the fourth quarter of each year using a discounted cash flow analysis that requires that certain assumptions and estimates be made regarding industry economic factors and future profitability. As a result of the 2006 impairment analysis,  the Group did not determine any intangible assets impairment.  Accordingly, the Group did not record an impairment.

	December 31,			December 31,
	2007			2006
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Existing technology	$ 22 371	$ 0	$ 22 371	$ 0	$ 0	$ 0
Trademark	14 920	0	14 920	0	0	0
Other	0	0	0	162	162	0

	$ 37 291	$ 0	$ 37 291	$ 162	$ 162	$ 0

Amortization expense for intangible assets subject to amortization was $0 thousands and $21 thousands for the year ended December 31, 2007 and December 31, 2006, respectively. Amortization expense for intangible assets subject to amortization for each of the years in the five-year period ending December 31, 2012 is estimated to be nil.

Intangible assets pledged to banks - At December 31, 2007 the trademark value amounting to $14,920 thousand, was pledged to banks pursuant to loan agreements.

8.

ACCOUNTS PAYABLE

Accounts payable by major categories are summarized as follows:

	December 31,	December 31,
	2007	2006
Trade payables	$ 5 217	$ 7 147
Other payables	254	938

	$ 5 471	$ 8 084

Concentrations in Accounts Payables - At December 31, 2007, 3 customers accounted for more than 10% of the Company’s accounts receivable, with a total amount of $2,231, representing 41% of total accounts payables in the aggregate.

At December 31, 2006, 3 customers accounted for more than 10% of the Company’s accounts receivable, with a total amount of $2,353, representing 29% of total accounts payables in the aggregate.

Payables under capital leases amounted to $82 thousand and $144 thousand at December 31, 2007 and December 31, 2006, respectively.

At December 31, 2007 and December 31, 2006, other payables represents amounts due to National Fund of Remedy of Disabled Persons that is payable according to Polish law.

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Notes to Combined Financial Statements

(All amounts in thousands except per share data)

9.

INCOME AND OTHER TAX PAYABLES

Income and other tax payables consist of the following:

	December 31,	December 31,
	2007	2006
Corporate income tax payable	$ 639	$ 477
Personal income tax payable	32	1 674
Value added tax payable	5 299	0
Social Insurance tax payable	13 835	9 640

	$ 19 804	$ 11 790

Personal income tax in Poland is charged at 19%, 30% and 40% of the assessable personal income. Sole proprietorships are charged at 19% of Personal Income tax in Poland. Accordingly, Sunset Suits Men’s Fashion – Moda Męska is taxed at 19% on assessable personal income. For the combined financial statements of the Group, personal income tax payable can be regarded as a substitute to corporate income tax payable, however management of the Group decided to present it separately for information purposes. Employee part of health care and pension scheme tax in Poland is charged at approx. 19% on the employee salaries.

Overdue tax payable - At December 31, 2007 and at December 31, 2006, personal income tax payable amounting to $32 thousand and $1,674 thousand, respectively, was overdue. At December 31, 2007, value added tax payable amounting to $5,299 thousand was overdue. There is a signed settlement with the Polish Tax Office according to which overdue personal income tax payable and value added tax payable is due in the years 2008 – 2012.

At December 31, 2007 and at December 31, 2006, social insurance tax payable amounting to $13,835 thousand and $9,640 thousand, respectively, was overdue. There is a signed settlement with the Polish Social Insurance Office according to which overdue social insurance tax payable is due in the years 2008 – 2012.

10.

INCOME TAXES

Corporate  income tax in Poland is charged at 19% of the assessable profit. Members of the Group that are  incorporated in Poland are subject to Polish corporate income tax at the applicable tax rates on the taxable income as reported in their Polish statutory accounts in accordance with the relevant enterprises income tax laws applicable to foreign enterprises.

The Group uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes.

The following summarizes the (benefit) provision for income taxes and a summary of the significant components of the Group’s deferred tax assets and liabilities:

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Notes to Combined Financial Statements

(All amounts in thousands except per share data)

	December 31,	December 31,
Corporate Income Tax:	2007	2006
Current	($ 562)	$ 108
Deferred	7	21
	(555)	129

Deferred tax assets (liabilities):
Nondeductible accruals and allowances	$ 36	$ 73
Depreciation	(3)	(1)
Loss and credit carry forwards	0	8
Valuation allowances	80	16
Net deferred tax asset (liability)	113	96

Included in:
Current assets	$ 116	$ 97
Noncurrent liabilities	(3)	(1)
Net deferred tax asset (liability)	113	96

As of December 31, 2006, we had net operating loss carry-forwards of $112 thousands which expire through 2009. Management estimates that the Company will be able to fully use deferred tax asset in the foreseeable future; therefore, we established no valuation allowances at December 31, 2007 and December 31, 2006.

11.

FINANCIAL INSTRUMENTS

At December 31, 2007 and December 31, 2006, the fair values of cash and cash equivalents, receivables and accounts payable approximated carrying values due to the short-term nature of these instruments.

As a result of the Group’s credit facilities, the Group is exposed to changes in interest rates and foreign currency exchange rates which may adversely affect results of operations and financial condition. The Group does not use derivative financial instruments to minimize the risks and or costs associated with such risks.

The Group provides deposits to Landlords for rent facilities. These deposits are returned upon the end of lease period. The nominal value of the deposits amounted to $502 thousand and 1,998 thousand, respectively, for the years ended December 31, 2007 and December 31, 2006. The assets are recoverable in the period more than one year. The Group recorded discount of deposits amounting to $63 thousand and $35 thousand, respectively, for the years ended December 31, 2007 and December 31, 2006.

12.

CREDIT FACILITIES

At December 31, 2007 and at December 31, 2006 the Group had no credit facilities.

13.

LONG-TERM DEBT

Long-term debt consists of the following:

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Notes to Combined Financial Statements

(All amounts in thousands except per share data)

	December 31,	December 31,
	2007	2006
Secured Notes due 2013, net of unamortized discount, in USD (BGŻ) with interest at LIBOR+2.5% p.a.	$ 4 182	$ 3 913
Secured Notes due 2012, net of unamortized discount, in USD (BWE) with interest at LIBOR+2.6% p.a.	118	127
Secured Notes due 2012, net of unamortized discount, in USD (BWE) with interest at LIBOR+2.6% p.a.	483	514
Secured Notes due 2013, net of unamortized discount, in PLN (BGŻ) with interest at WIBOR+1.5% p.a.	1 160	942
Secured Notes due 2012, net of unamortized discount, in PLN (BWE) with interest at WIBOR+3.0% p.a.	1 572	1 447
Secured Notes due 2011, net of unamortized discount, in PLN (Bank Śląski) with interest at WIBOR+2.0% p.a.*	2 007	1 879
Secured Loan due 2007, net of unamortized discount (FGSP) with interest at 5.0% flat rate p.a.	0	18
Secured Loan due 2007, net of unamortized discount (private person) with interest at 5.0% flat rate p.a.	0	120
	9 522	8 960

Less: current portion	763	138

	8 759	8 822

Long-term debt maturities for each of the next five years are $965 thousand in 2008,  $1,236 thousand in 2009, $1,236 thousand in 2010, $1,236 thousand in 2011 and $429 thousand in 2012. All of our notes contain certain covenants, including, among others, restrictions on liens and additional secured debt, and pay interest semiannually. The weighted-average interest rate of our long-term debt was 7.34% and 7.11% at December 31, 2006 and December 31, 2006, respectively.

All loans are secured on the Company’s assets.

LIBOR is the basis for variable interest rate for credits denominated in USD defined as the London Inter Bank Offer Rate. WIBOR is the basis for variable interest rate for credits denominated in PLN defined as the Warsaw Inter Bank Offer Rate.

14.

EMPLOYEE BENEFITS

Sunset Suits S.A. and Fashion Service Sp. z o. o. both contribute to a pension scheme organized by the government in respect of their employees in Poland on a monthly basis and accrue for retirement benefits that equals one monthly salary payable at the retirement of each employee who is employed in at that date. Neither Sunset Suits S.A. nor Fashion Service Sp. z o. o. is required by law or entered into any other form of employee benefits plan.

15.

COMMITMENTS AND CONTINGENCIES

Contingent Liabilities

Members of the Group have been named as defendants in various actions and proceedings, including actions brought by certain employees whose employment has been terminated arising from the Group’s ordinary business activities. Although the amount of any liability that could arise with respect to these actions cannot be accurately predicted, in our opinion, any such liability will not have a material adverse effect on the Group’s financial position or results of operations.

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Notes to Combined Financial Statements

(All amounts in thousands except per share data)

Trouble Debt Restructuring

Members of the Group had defaulted payment of certain long term debts in the past. As the result of bank settlements, part of the interest was suspended. If the bank settlements are breached, the interests might be claimed by financial institutions. Total interest suspended amounted to $ 1,379 thousand at December 31, 2007.  Management is of the opinion that there is no risk of breaching the bank settlement agreements.

Operating Leases

In the normal course of business, the Group rents retail and factory outlet stores space under operating lease agreements. The operating lease agreements generally contain renewal options that may be exercised at the applicable Group member’s discretion after the completion of the base rental terms. Certain of the rental agreements provide for payment of occupancy costs. In addition, many of the rental agreements provide for payment by us of a percentage of outlet net sales or increases to the base rental rate upon the outlet turnover or at specified intervals, which usually occur on an annual basis. As of December 31, 2007 there were rent agreements ended for the period of 1 to 10 years with 3 months rent payment default rule. As of December 31, 2007, the Group was only obligated under operating lease agreements requiring minimum rentals being 3 months lease payment after default.

The Group recognizes lease expense on a straight-line basis over the life of the lease agreement. Contingent rent expense is recognized as it is incurred. Total rent expense in continuing operations from operating lease agreements was $5,914 thousand and $4,948 thousand for the year ended December 31, 2007 and year ended December 31, 2006, respectively.

16.

SHAREHOLDERS’ EQUITY

Common Stock

On 26 October 2006 Sunset Suits, S.A. issued 45 thousand shares of common stock for Mr. Bartosz Kranik through cash payment. On 3 February 2007 the Company common stock was increased through the In-Kind Contribution made by Mr. Mirosław Kranik by the issuance of 11,924 thousand shares of common stock.

The Board of Directors has authorized 12,024 thousands and 100 thousands of ordinary shares at aprox. $1.6 PAR value (PLN 5) at December 31, 2007 and December 31, 2006, respectively. 12,024 thousands shares and 45.0 thousands shares were issued at December 31, 2007 and December 31, 2006, respectively.

17.

OPERATING RISK

Interest rate risk

The interest rates and terms of repayment of bank and other borrowings are disclosed in Note 13. Other financial assets and liabilities do not have material interest rate risk.

Credit risk

The Group is exposed to credit risk from its cash in banks and fixed deposits and bills and accounts receivable. The credit risk on cash in banks and fixed deposits is limited because the counterparties are recognized financial institutions. Bills and accounts receivable are subjected to credit evaluations. An allowance has been made for estimated irrecoverable amounts which has been determined by reference to past default experience and the current economic environment.

Foreign currency risk

Most of the transactions of the Group were settled in Polish złoty. Part of long term debt is denominated in U.S. dollars, as stated in the note 13. In the opinion of management, the Group would not have significant foreign currency risk exposure.

Sunset Suits S.A.

Fashion Service Sp. z o. o.

Sunset Suits Men’s Fashion - Moda Męska

Notes to Combined Financial Statements

(All amounts in thousands except per share data)

18.

BUSINESS SEGMENT GEOGRAPHIC AREA INFORMATION

Business segment

Management identifies operating segments based on, among other things, differences in products sold and the way the Group’s management organizes the components of the Group’s business for purposes of allocating resources and assessing performance. The Group’s operations are comprised of two reportable segments: wholesale and retail. Segment revenues are generated from manufacturing and the sale of suits and accessories through wholesale channels and in the Group’s own retail locations. The wholesale segments include design, manufacture and wholesale operations with third party departments and other foreign stores. The retail segment includes operations by the Group’s stores.  The Group defines segment profit as operating income before net interest expense, goodwill impairment charges, equity in earnings of unconsolidated affiliates and income taxes. Summarized below are the Group’s revenues, income and total assets by reportable segments.

	Wholesale	Retail	Eliminations & other	Consolidated
For the year ended December 31, 2007:
Revenue	$ 10 117	$ 28 517	($ 5 487)	$ 33 147
Gross profit	4 552	13 104	(63)	17 592
Operating expense	4 469	9 857	0	14 327
Operating income (loss)	82	3 246	(63)	3 265

For the year ended December 31, 2006:
Revenue	8 334	18 273	(284)	26 323
Gross profit	3 253	6 823	(4)	10 073
Operating expense	3 344	7 058	0	10 402
Operating income (loss)	(91)	(234)	(4)	(329)

Geographical Information

The Group's sales by geographic destination are analyzed as follows:

	December 31,	December 31,
	2007	2006
Poland	$ 30 153	$ 23 898
Other	2 994	2 425

	$ 33 147	$ 26 323

19.

SUBSEQUENT EVENTS

In January 2008 there was a change in the legal structure of the Group. Sunset Suits S.A. took over the control of Fashion Service Sp. z o. o. Besides that there were no material subsequent events since the date the financial statements are prepared.

Poznań, 22 February 2008

5,128,217 Shares

SUNSET SUITS HOLDINGS, INC.

Common Stock

PROSPECTUS

July 3, 2008

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.  Indemnification of Directors and Officers

Our Bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties.  This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable.  In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted.  We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 25.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered.  All amounts, other than the SEC registration fee, are estimates.  We will pay all these expenses.

Amount to Be Paid
SEC Registration Fee	$628.80
Printing Fees and Expenses	$12,500*
Legal Fees and Expenses	$500,000*
Accounting Fees and Expenses	$143,000*
Blue Sky Fees and Expenses	$2,000*
Transfer Agent and Registrar Fees	$2,000*
Miscellaneous	$5,000*
Total	$665,128.80*

*Estimated amount

Item 26.  Recent Sales of Unregistered Securities

Since January 1, 2005, we have issued and sold the following unregistered securities:

On August 1, 2007, the United States Bankruptcy Court for the Northern District of Texas confirmed the Plan as presented by the SMS Companies, including the predecessor company of Sunset Suits Holdings, Inc. (formerly, SMSA III Acquisition Corp.), and their creditors.  HFG participated with the SMS Companies and their creditors in structuring the Plan.  As part of the Plan, HFG provided $115,000 to be used to pay professional fees associated with the Plan confirmation process.  HFG was granted an option to be repaid through the issuance of equity securities in 23 of the SMS Companies, including Senior Management Services of El Paso Sunset, Inc.  In June 2007, HFG exercised the option and, as provided in the Plan, 80% of our outstanding common stock, or 1,000,000 shares, was issued to HFG in satisfaction of HFG’s administrative claims.  The remaining 20% of our outstanding common stock, or 250,178 shares, was issued to 455 holders of unsecured debt.  The issuance of our shares to HFG and the unsecured debtors was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On May 21, 2008 we issued 6,121,250 shares of our common stock to stockholders of Sunset Suits.  The total consideration for the 6,121,250 shares of our common stock was 100,000 shares of Series A Privileged Shares of Sunset Suits and 11,924,000 shares of Series B Privileged Shares, which is all the issued and outstanding capital stock of Sunset Suits.  We did not receive any cash consideration in connection with the share exchange.  The number of our shares issued to the stockholders of Sunset Suits was determined based on an arms-length negotiation.  The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder, as well as on Regulation S promulgated under the Securities Act.

On May 21, 2008 we issued 5,128,217 shares of our common stock in a private placement with 71 accredited investors in which we raised $16 million in gross proceeds.  The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder, as well as on Regulation S promulgated under the Securities Act.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act.  These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment.  Management made the determination that the investors in instances where we relied on Regulation D are Accredited Investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth.  In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

In instances described above where we issued securities in reliance upon Regulation S, we relied upon Regulation S promulgated under the Securities Act.  The stockholders who received the securities in such instances made representations that (i) acknowledged that all offers and sales by such stockholder of the securities received by such stockholder shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or a transaction not subject to the registration requirements of, the Securities Act, (ii) the offer to purchase the securities was made to such stockholder outside of the United States, and such stockholder was, at the time of the representation and the offer, and will be, at the time of the sale, outside the United States, (iii) such stockholder had not engaged in or directed any unsolicited offers to purchase such securities in the United States, (iv) such stockholder was neither a U.S. Person nor a Distributor (as such terms are defined in Section 902(a) and 902(c), respectively, of Regulation S), (v) such stockholder purchased the securities for its own account and not for the account or benefit of any U.S. Person, (vi) such stockholder was the sole beneficial owner of the securities and had not pre-arranged any sale with a purchaser in the United States, and (vii) such stockholder was familiar with and understood the terms and conditions and requirements contained in Regulation S, specifically, that such stockholder understood that the statutory basis for the exemption claimed for the sale of the securities would not be present if the sale, although in technical compliance with Regulation S, was part of a plan or scheme to evade the registration provisions of the Securities Act.

Item 27. Exhibits.

Exhibit No.	Description
2.1	Share Exchange Agreement, dated May 8, 2008, among the Registrant, Sunset Suits S.A. and its shareholders.
3.1	Articles of Incorporation of the Registrant, as amended to date.
3.2	Amended and Restated Bylaws of the Registrant, adopted June 9, 2008.
4.1	Shareholder Rights Plan by the Registrant, dated June 9, 2008.
5	Opinion of Thelen Reid Brown Raysman & Steiner LLP as to the legality of the shares.
10.1	Form of Securities Purchase Agreement, dated May 21, 2008.
10.2	Make Good Escrow Agreement, dated May 21, 2008, by and among the Registrant, Mirosław Kranik, Wentworth Securities, Inc., Halter Financial Group, L.P. and Securities Transfer Corporation.
10.3	Form of Escrow Agreement, dated May 21, 2008.
10.4	Stock Purchase Agreement, dated as of May 21, 2008, among Mirosław Kranik, Ewelina Ligocka-Kranik and the Registrant.
10.5	Transfer Agreement, dated February 3, 2007, between Sunset Suits Men’s Fashion–Moda Męska and Sunset Suits S.A. (English Translation)
10.6	Assumption Agreement, dated February 8, 2007, between ING Bank Slaski S.A. and Sunset Suits S.A. (English Translation)
10.7	Assumption Agreement, dated May 15, 2007, between Bank Gospodarki Zywnosciowej S.A. and Sunset Suits S.A. (English Translation)
10.8

Preferential Investment Loan Agreement (Annex 2), dated January 31, 2006, between Sunset Suits Men’s Fashion–Moda Męska and Bank Wspolpracy Europejskiej (BWE), as amended and assumed by operation of law by Fashion Service Sp. z o.o. (English Translation)

10.9

Investment Loan Agreement (Annex 3), dated January 31, 2006, between Sunset Suits Men’s Fashion–Moda Męska and BWE, as amended and assumed by operation of law by Fashion Service Sp. z o.o. (English Translation)

10.10	Loan Agreement (Annex 3), dated January 31, 2006, between Men’s Fashion–Moda Męska and BWE, as amended and assumed by operation of law by Fashion Service Sp. z o.o. (English Translation)
10.11	Commercial Cooperation Agreement, dated November 15, 2006, between Sunset Suits S.A. and Sunset Suits Men’s Fashion–Moda Męska. (English Translation)
10.12	Agreement for Regular Business Cooperation, dated April 2, 2008, between Fashion Service Sp. z.o.o. and Sunset Suits S.A. (English Translation)
10.13	Cooperative Services Agreement, dated December 24, 2007, between Halter Financial Group, L.P. and Sunset Suits S.A.
10.14	Fist Amended Cooperative Services Agreement, dated January 24, 2008, between Halter Financial Group, L.P. and Sunset Suits S.A.
10.15	Lease Agreement, January 9, 2008, between Sunset Suits S.A. and Fashion Service Sp. z o.o. (English Translation)
10.16	Sublease Agreement, dated September 6, 2006, between Sunset Suits and Sunset Suits Men’s Fashion–Moda Męska. (English Translation)
14	Code of Ethics, adopted June 9, 2008.
21	Subsidiaries of the Registrant.
23.1	Consent of BDO Numerica S.A.
23.2	Consent of Thelen Reid Brown Raysman & Steiner LLP, included in Exhibit 5.
24	Power of Attorney (included on the signature page of this Registration Statement).

Item 28.  Undertakings

The undersigned registrant hereby undertakes to:

File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(a)

Include any prospectus required by Section 10(a)(3) of the Securities Act, and

(b)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(c)

Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Poznań, Poland, on the 3rd day of July, 2008.

SUNSET SUITS HOLDINGS, INC.
By:	/s/ Mirosław Kranik
Mirosław Kranik Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below constitutes and appoints Mirosław Kranik and Donald Chodak, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title
/s/ Mirosław Kranik Mirosław Kranik Date: July 3, 2008	Chief Executive Officer (Principal Executive Officer), President and Director

/s/ Bogdan Zegar Bogdan Zegar Date: July 3, 2008	Chief Financial Officer (Principal Financial Officer), Treasurer and Secretary

/s/ Donald Chodak Donald Chodak Date: July 3, 2008	Chairman of the Board of Directors

EXHIBIT INDEX

Exhibit No.	Description
2.1	Share Exchange Agreement, dated May 8, 2008, among the Registrant, Sunset Suits S.A. and its shareholders.
3.1	Articles of Incorporation of the Registrant, as amended to date.
3.2	Amended and Restated Bylaws of the Registrant, adopted June 9, 2008.
4.1	Shareholder Rights Plan by the Registrant, dated June 9, 2008.
5	Opinion of Thelen Reid Brown Raysman & Steiner LLP as to the legality of the shares.
10.1	Form of Securities Purchase Agreement, dated May 21, 2008.
10.2	Make Good Escrow Agreement, dated May 21, 2008, by and among the Registrant, Mirosław Kranik, Wentworth Securities, Inc., Halter Financial Group, L.P. and Securities Transfer Corporation.
10.3	Form of Escrow Agreement, dated May 21, 2008.
10.4	Stock Purchase Agreement, dated as of May 21, 2008, among Mirosław Kranik, Ewelina Ligocka-Kranik and the Registrant.
10.5	Transfer Agreement, dated February 3, 2007, between Sunset Suits Men’s Fashion–Moda Męska and Sunset Suits S.A. (English Translation)
10.6	Assumption Agreement, dated February 8, 2007, between ING Bank Slaski S.A. and Sunset Suits S.A. (English Translation)
10.7	Assumption Agreement, dated May 15, 2007, between Bank Gospodarki Zywnosciowej S.A. and Sunset Suits S.A. (English Translation)
10.8

Preferential Investment Loan Agreement (Annex 2), dated January 31, 2006, between Sunset Suits Men’s Fashion–Moda Męska and Bank Wspolpracy Europejskiej (BWE), as amended and assumed by operation of law by Fashion Service Sp. z o.o. (English Translation)

10.9

Investment Loan Agreement (Annex 3), dated January 31, 2006, between Sunset Suits Men’s Fashion–Moda Męska and BWE, as amended and assumed by operation of law by Fashion Service Sp. z o.o. (English Translation)

10.10	Loan Agreement (Annex 3), dated January 31, 2006, between Men’s Fashion–Moda Męska and BWE, as amended and assumed by operation of law by Fashion Service Sp. z o.o. (English Translation)
10.11	Commercial Cooperation Agreement, dated November 15, 2006, between Sunset Suits S.A. and Sunset Suits Men’s Fashion–Moda Męska. (English Translation)
10.12	Agreement for Regular Business Cooperation, dated April 2, 2008, between Fashion Service Sp. z.o.o. and Sunset Suits S.A. (English Translation)
10.13	Cooperative Services Agreement, dated December 24, 2007, between Halter Financial Group, L.P. and Sunset Suits S.A.
10.14	Fist Amended Cooperative Services Agreement, dated January 24, 2008, between Halter Financial Group, L.P. and Sunset Suits S.A.
10.15	Lease Agreement, January 9, 2008, between Sunset Suits S.A. and Fashion Service Sp. z o.o. (English Translation)
10.16	Sublease Agreement, dated September 6, 2006, between Sunset Suits and Sunset Suits Men’s Fashion–Moda Męska. (English Translation)
14	Code of Ethics, adopted June 9, 2008.
21	Subsidiaries of the Registrant.
23.1	Consent of BDO Numerica S.A.
23.2	Consent of Thelen Reid Brown Raysman & Steiner LLP, included in Exhibit 5.
24	Power of Attorney (included on the signature page of this Registration Statement).